As Filed with the Securities and Exchange Commission on November 12, 1996.
                                                  Registration No. 333-12373

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                  PRE-EFFECTIVE AMENDMENT NO. 3 TO FORM SB-2

                            Registration Statement
                                   Under the
                            Securities Act of 1933

                      Southern Community Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Small Business Issuer in Its Charter)


        Delaware                          6120                   63-1176408
--------------------------------------------------------------------------------
    (State or Other                 (Primary Standard         (I.R.S. Employer
Jurisdiction of Incorporation    Industrial Classification   Identification No.)
    or Organization)                   Code Number)


        325 Second Street, S.E., Cullman, Alabama 35055, (205) 734-4863
--------------------------------------------------------------------------------
         (Address and Telephone Number of Principal Executive Offices)


                325 Second Street, S.E., Cullman, Alabama 35055
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)


            Andrew C. Lynch, Esq., Bayh, Connaughton & Malone, P.C.
   1350 Eye Street, N.W., Suite 200, Washington, D.C. 20005, (202) 289-8660
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]_______________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================

 Title of Each                          Proposed      Proposed
   Class of               Dollar        Maximum        Maximum
  Securities              Amount        Offering      Aggregate       Amount of
     to be                to be          Price        Offering      Registration
  Registered            Registered      Per Unit        Price          Fee (1)
--------------------------------------------------------------------------------
Common Stock, $.01     1,137,350         $10.00      $11,373,500         ---
par value per share

================================================================================


(1) A filing fee of $3,920 has been paid with the original and amended registration statement.

The registrant hereby amends this registration statement on such date or dates as may be neccessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall therefter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                      SOUTHERN COMMUNITY BANCSHARES, INC.


                         (Proposed Holding Company for
             First Federal Savings and Loan Association of Cullman)
                                Cullman, Alabama

         Up to 989,000 Common Shares, $10.00 Purchase Price Per Share


       Southern Community Bancshares, Inc., a Delaware corporation (the "Holding Company"), is offering for sale up to 989,000 common shares, par value $0.01 (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by First Federal Savings and Loan Association of Cullman, a federal mutual savings and loan association located in Cullman, Alabama (the "Association"), upon the conversion of the Association from a federal mutual savings and loan association to a federal stock savings and loan association (the "Conversion"). The sale of the Common Shares is subject to the approval of the Association's Plan of Conversion, as amended (the "Plan"), which was adopted by the Association's Board of Directors on June 10, 1996, by the members of the Association at a Special Meeting to be held at ____ a.m., Central Time, on __________, 1996, at 325 2nd Street, S.E., Cullman, Alabama (the "Special Meeting").

       Based on an independent appraisal of the pro forma market value of the Association, as converted, as of October 18, 1996, the aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $7,310,000 to a maximum of $9,890,000 (the "Valuation Range"), resulting in a range of 731,000 to 989,000 Common Shares at $10.00 per share. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 1,137,350 Common Shares with an aggregate purchase price of $11,373,500. The actual number of Common Shares to be sold in connection with the Conversion may be adjusted based upon the final valuation of the Association, as converted, as determined by the independent appraiser upon the completion of this offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

       AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF SUCH RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

       THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC, OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

       THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

       FOR INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE CONVERSION INFORMATION CENTER AT THE OFFICES OF THE ASSOCIATION AT (205) 737-8916.

================================================================================
                                                   Estimated
                                                    Expenses
                                                and Underwriting  Estimated Net
                                Purchase Price   Commissions(1)    Proceeds(2)
--------------------------------------------------------------------------------
Per Share(3)...................   $10.00             $.61         $9.39
--------------------------------------------------------------------------------
Total Minimum..................   $7,310,000         $497,000     $6,813,000
--------------------------------------------------------------------------------
Total Mid-point................   $8,600,000         $521,000     $8,079,000
--------------------------------------------------------------------------------
Total Maximum..................   $9,890,000         $545,000     $9,345,000
--------------------------------------------------------------------------------
Total Maximum, as adjusted(4)..   $11,373,500        $572,000     $10,801,500
================================================================================

(1) Estimated costs to the Holding Company and the Association arising from the Conversion, include $120,504, $144,240, $167,976 and $195,272 in fees for marketing services and expense reimbursements (including legal fees) to be paid to Trident Securities, Inc. (the "Agent") in connection with the Offering (as defined below) if the minimum, midpoint, maximum and 15% above the maximum number of shares are sold, respectively . Such sales commissions may be deemed to be underwriting fees. See "THE CONVERSION - Plan of Distribution." Actual expenses may vary from the estimates. The Agent will solicit subscriptions for the Common Shares on a "best efforts" basis and have no obligation to purchase any of the Common Shares.

(2) Includes the net proceeds from purchases intended to be made by the Southern Community Bancshares, Inc. Employee Stock Ownership Plan (the "ESOP") with funds borrowed by the ESOP from the Holding Company. See "PRO FORMA DATA" and "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

(3) Based on the midpoint of the Valuation Range. At the minimum, maximum and 15% above the maximum of the Valuation Range, estimated fees and expenses per share would be $.68, $.55 and $.50, respectively, resulting in estimated net proceeds per share of $9.32, $9.45 and $9.50, respectively.

(4) Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be offered without the resolicitation of persons who subscribe for Common Shares in the Subscription Offering and the Community Offering (both of which are defined hereinafter). See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold."

                            TRIDENT SECURITIES, INC.

                The date of this Prospectus is __________, 1996.

       In accordance with the Plan, nontransferable subscription rights to purchase Common Shares at a price of $10.00 per share are being offered in a subscription offering (the "Subscription Offering"), subject to the purchase rights and priorities established by the Plan, to (a) eligible depositors of the Association as of March 31, 1995, (b) the ESOP, (c) eligible depositors of the Association as of September 30, 1996, and (d) members of the Association eligible to vote at the Special Meeting. All subscription rights to purchase Common Shares in the Subscription Offering are nontransferable and will expire at 12:00 noon, Central Time, on __________, 1996, unless extended (the "Subscription Expiration Date"). See "THE CONVERSION - Subscription
Offering."

       A community offering (the "Community Offering"), if one is held, is expected to begin immediately after the Subscription Expiration Date, but may begin at any time during the Subscription Offering. In the Community Offering, if any, Common Shares will be offered to the general public with a preference being given to natural persons residing in Cullman County, Alabama (the "Community Offering"). See "THE CONVERSION - Community Offering." The Board of Directors of the Holding Company may terminate the Community Offering, if any, at any time and in no event will the Community Offering extend beyond ___________, 1996, unless further extended with the consent of the OTS. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Plan of Distribution."

       The Association has engaged the Agent to act as selling agent and to consult with and advise the Holding Company and the Association with respect to the Subscription and Community Offering. Selected dealers may be utilized to assist in selling stock in the Community Offering in a Syndicated Community Offering. The Agent has agreed to use its best efforts to assist the Holding Company and the Association with the sale of Common Shares in the Subscription Offering and the Community Offering, if any (including any Syndicated Community Offering). Neither the Agent nor any other broker-dealer is obligated to purchase Common Shares in the Subscription and Community Offering.

       The Plan and the Board of Directors have established certain limitations in respect of the minimum and the maximum number of Common Shares which may be subscribed for or ordered by each purchaser in the Subscription Offering and the Community Offering (when referred to together, the "Offering"). With the exception of the ESOP, which is expected to purchase 8% of the Common Shares sold in the Conversion, no person may purchase shares with an aggregate purchase price of more than $150,000 (or 15,000 shares at $10.00 per share) in the Subscription Offering or in the Community Offering. No person or entity, together with Associates (as such term is defined below in "THE CONVERSION -- Limitations on Purchases of Common Shares") of, or persons acting in concert with, such person or entity, may purchase shares with an aggregate purchase price of more than $300,000 (or 30,000 shares at $10.00 per share). The purchase limitations may be increased or decreased in the discretion of the Boards of Directors of the Holding Company and the Association, subject to certain conditions. Each person subscribing for Common Shares in the Subscription or Community Offering must subscribe for at least 25 shares. See "THE CONVERSION - Limitations on Purchases of Common Shares."

       Common Shares may be subscribed for or ordered in the Subscription Offering by returning the accompanying order form and certification form (the "Order Form"), along with full payment of the purchase price per share for all Common Shares for which a subscription is made or an order is submitted, so that it is received by the Association no later than the Subscription Expiration Date (12:00 noon, Central Time, ___________, 1996). Common Shares may be ordered in the Community Offering, if one is held, by returning the Order Form, along with full payment of the purchase price per share for all Common Shares for which an order is submitted, so that it is received by the Association prior to the expiration of the Community Offering, which shall be not later than 12:00 noon, Central Time, ___________, 1996. See "THE CONVERSION - Procedure for Purchasing Shares in Subscription and Community Offerings." Payment may be made in cash, if delivered in person, or by check or money order and will be held at the Association in a segregated account insured by the FDIC up to the applicable limits and earning interest at the Association's then current passbook savings account rate from the date of receipt until the completion of the Conversion. Payment may also be made by authorized withdrawal from an existing deposit account at the Association, the amount of which will continue to earn interest until completion of the Conversion at the rate normally in effect from time to time for such accounts. See "THE CONVERSION - Procedure for Purchasing Shares in Subscription and Community Offerings."

       An executed Order Form, once received by the Holding Company, may not be modified, amended or rescinded without the consent of the Holding Company, unless the Community Offering, if any, is not completed within 45 days after the Subscription Expiration Date.

       THE CONVERSION OF THE ASSOCIATION FROM A FEDERAL MUTUAL SAVINGS AND LOAN ASSOCIATION TO A FEDERAL STOCK SAVINGS AND LOAN ASSOCIATION IS CONTINGENT UPON THE APPROVAL OF THE PLAN AND CERTAIN OTHER FACTORS. SEE "THE CONVERSION."

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN


                                CULLMAN, ALABAMA





                                     [MAP]

                              PROSPECTUS SUMMARY

       The following information is not complete and is qualified in its entirety by the detailed information and the financial statements and accompanying notes appearing elsewhere in this Prospectus.

Southern Community Bancshares, Inc.

       The Holding Company is a Delaware corporation recently organized at the direction of the Association for the purpose of purchasing all of the capital stock of the Association to be issued in connection with the Conversion. The Holding Company has not engaged in business operations to date, other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will consist of the capital stock of the Association and the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion. See "USE OF PROCEEDS." The office of the Holding Company is located at 325 2nd Street, S.E., Cullman, Alabama and its telephone number is (205) 734-4863.

First Federal Savings and Loan Association of Cullman

       The Association is a mutual savings and loan association which was organized in 1905. As a federal savings and loan association, the Association is subject to supervision and regulation by the OTS. The Association is a member of the Federal Home Loan Bank (the "FHLB") of Atlanta, and the deposit accounts of the Association are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION." The Association conducts business from its offices in Cullman County, Alabama and its executive office is located at 325 2nd Street, S.E., Cullman, Alabama.

       The primary business of the Association is the origination of loans secured by first mortgages on one- to four-family residential real estate located in Cullman County, Alabama, the Association's primary market area. The Association also originates loans secured by multifamily real estate (over four units) and nonresidential real estate in its market area. In addition to real estate lending, the Association originates commercial loans and secured and unsecured consumer loans. See "THE BUSINESS OF THE ASSOCIATION - Lending Activities." The Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. See "THE BUSINESS OF THE ASSOCIATION - Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC. See "THE BUSINESS OF THE ASSOCIATION - Deposits and Borrowings."

The Conversion and the Offerings

       The Plan provides for the Conversion of the Association from a federal mutual savings and loan association to a federal stock savings and loan association. For a discussion of the reasons for the Conversion, see "THE CONVERSION --Reasons for the Conversion." The OTS has approved the Plan, subject to the approval of the Plan by the Association's voting members at the Special Meeting, and to certain other conditions.

       Pursuant to the Plan, subscription rights to purchase Common Shares at a price of $10.00 per share are being offered to (a) account holders as of March 31, 1995 with aggregate deposits at the close of business on such date of at least $50 ("Eligible Account Holders"), (b) the ESOP, (c) account holders as of September 30, 1996 with aggregate deposits at the close of business on such date of at least $50 ("Supplemental Eligible Account Holders"), and (d) members of the Association eligible to vote at the Special Meeting ("Other Members"). See "THE CONVERSION - Subscription Offering." Subscription rights received in any of the foregoing categories will be subordinate to the subscription rights received by those in a prior category, with the exception that Common Shares sold in excess of the maximum of the Valuation Range may first be sold to the ESOP.

       After satisfaction of all subscriptions received in the Subscription Offering and subject to the availability of shares, Common Shares may be offered in the Community Offering (including any Syndicated Community Offering). Preference in the Community Offering is being given to natural persons living in Cullman County, Alabama. The Boards of Directors of the Holding Company and the Association have the right to reject, in whole or in part, any order for Common Shares submitted in the Community Offering. See "THE CONVERSION - Community Offering."

       The Subscription Offering will terminate at, and subscription rights will expire if not exercised by, the Subscription Expiration Date (12:00 noon, Central Time, on __________, 1996). The Community Offering, if any, may terminate at any time but not later than 12:00 noon, Central Time, on __________, 1996. If necessary, the Community Offering may be extended by the Holding Company and the Association to __________, 1996. Any extension of the Community Offering beyond __________, 1996, would require the consent of the OTS, and persons who have subscribed for or ordered Common Shares in the Offering would be given notice that they have the right to affirm, increase, decrease or rescind their subscriptions or orders for Common Shares. Persons who do not affirmatively elect to continue their subscriptions or orders or who elect to rescind their subscriptions or orders during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions or orders will have the appropriate portion of their funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

       Upon the completion of the Conversion, funds transferred from accounts held at the Association and used to purchase Common Shares will no longer be insured by the FDIC or any other government agency. The Common Shares being offered hereby are not savings accounts or savings deposits and are not insured by the FDIC or any other government agency.

Restrictions of Transfer of Subscription Rights

       OTS regulations prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that his or her purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares. See "THE CONVERSION - Subscription Offering."

Purchase Limitations

       The Plan limits the number of Common Shares which may be purchased. No person may purchase shares with an aggregate purchase price of more than $150,000 (or 15,000 shares at $10.00 per share) in the Subscription Offering or in the Community Offering. No person, together with his or her Associates and other persons acting in concert with him or her, may purchase Common Shares with an aggregate purchase price of more than $300,000 (or 30,000 shares at $10.00 per share). Such limitation does not apply to the ESOP, which intends to purchase up to 8% of the Common Shares sold in the Offering. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

       Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Board of Directors. See "THE CONVERSION - Limitations on Purchases of Common Shares" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION." The sale of Common Shares pursuant to subscriptions or orders received in the Offering will be subject to the approval of the Plan by the voting members of the Association at the Special Meeting, to the sale of the requisite number of Common Shares and to certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

Benefits of the Conversion to Officers and Directors

       Employee Stock Ownership Plan. In connection with the Conversion, the Holding Company has established the ESOP, which intends to use a loan from the Holding Company to purchase 8% of Common Shares issued in the Conversion. The ESOP intends to repay the loan with discretionary contributions made by the Association or the Holding Company to the ESOP. As the loan is repaid, the Common Shares held by the ESOP will be allocated to the accounts of employees of the Association and the Holding Company, including executive officers. See "PRO FORMA DATA" for a discussion of the impact of the ESOP on pro forma earnings per share. All full-time employees of the Holding Company and the Association who meet certain age and years of service criteria will be eligible to participate in the ESOP. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

       Stock Option Plan. The Holding Company intends to establish the Southern Community Bancshares, Inc. Stock Option and Incentive Plan and Trust (the "Stock Option Plan") after the completion of the Conversion. The Board of Directors of the Holding Company anticipates that a number of shares equal to 10% of the Common Shares sold in the Offering will be acquired by the Stock Option Plan from authorized but unissued common shares or open market purchases and thereafter awarded to directors, officers and employees under the Stock Option Plan. Under OTS regulations, no stock options may be awarded during the first year after the completion of the Conversion, unless the Stock Option Plan is approved by the shareholders of the Holding Company at the first meeting of shareholders following the completion of the Conversion, held not sooner than six months after the completion of the Conversion. If the Stock Option Plan is approved by the Holding Company's shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to options awarded under the Stock Option Plan to directors who are not full-time employees of the

Holding Company may not exceed 5% per person and 30% in the aggregate of the available awards, (ii) the number of shares which may be subject to options awarded under the Stock Option Plan to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the shares which may be subject to options awarded under the Stock Option Plan,
(iii) stock options must be awarded with an exercise price at least equal to the fair market value of common shares of the Holding Company at the time of the grant, and (iv) stock options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date the Stock Option Plan is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant. No decision has been made as to anticipated awards to individuals under the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan."

       Management Recognition Plan. The Association intends to establish the First Federal Savings and Loan Association of Cullman Management Recognition Plan and Trust (the "MRP") after the completion of the Conversion. The Board of Directors of the Association anticipates that a number of shares equal to 4% of the Common Shares will be purchased by, or issued to, the MRP. Shares held in the MRP will be available for awards to directors, officers and employees of the Association. Under OTS regulations, no award of MRP shares may be made during the first year after the completion of the Conversion, until after the approval of the MRP by the shareholders of the Holding Company at the first meeting of shareholders following the completion of the Conversion, held not sooner than six months after the completion of the Conversion. If the MRP is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, MRP awards will be made in accordance with OTS regulations. Such regulations provide that (i) no individual may receive more than 25% of the shares awarded pursuant to the MRP,
(ii) directors who are not employees of the Holding Company or the Association may not receive more than 5% of such shares individually or 30% in the aggregate, and (iii) shares awarded pursuant to the MRP will vest at the rate of one-fifth per year commencing on the date which is one year from the date of grant of the award, subject to acceleration of vesting only in the event of the death or disability of a participant. No decision has been made as to anticipated awards to individuals under the MRP. See "MANAGEMENT - Stock Benefit Plans -- Management Recognition Plan."

Participation of the Agent in the Offering

       The Agent will assist in soliciting subscriptions in the Subscription Offering and Community Offering, if any. Selected dealers may be utilized to assist in selling stock in the Community Offering in a Syndicated Community Offering. Such solicitations will be made on a "best efforts" basis and the Agent is not obligated to purchase any of the Common Shares. See "THE CONVERSION - Plan of Distribution."

Pricing of the Common Shares

          OTS regulations require the aggregate purchase price of the Common Shares to be issued in the Conversion to be consistent with an independent appraisal of the estimated pro forma market value of the Common Shares following the Conversion. Ferguson & Co., LLP ("Ferguson & Co."), has prepared an independent valuation of the estimated pro forma market value of the Association as converted. Ferguson & Co.'s valuation of the estimated pro forma market value of the Association, as converted, is $8,600,000 as of October 18, 1996 (the "Pro Forma Value"). Based on the Pro Forma Value of the Association, the Valuation Range established in accordance with the Plan is $7,310,000 to $9,890,000. The appraisal of the pro forma market value of the Association, as converted, does not represent Ferguson & Co.'s opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

       In the event that Ferguson & Co. determines at the close of the Offering that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless equal to or greater than $7,310,000 or equal to or less than $11,373,500 (15% above the maximum of the Valuation Range), the Holding Company will make an appropriate adjustment by raising or lowering the total number of Common Shares to be sold in the Conversion consistent with the final valuation. The total number of Common Shares to be sold in the Conversion will be determined in the discretion of the Board of Directors consistent with the final valuation. If, due to changing market conditions, the final valuation is less than $7,310,000 or more than $11,373,500 persons who subscribe to or order Common Shares will be given notice of such final valuation and the right to affirm increase, decrease or rescind their subscriptions or orders. Any person who does not affirmatively elect to continue his subscription or order or elects to rescind his subscription or order before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription or order will have the appropriate portion of such person's funds promptly refunded with interest.

       Ferguson & Co. was selected by the Board of Directors because Ferguson & Co. has extensive experience in the valuation of thrift institutions,
particularly in the mutual-to-stock conversion context.   The Association and
Ferguson & Co. have no relationship which would affect Ferguson & Co.'s independence. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

Use of Proceeds

       The Holding Company will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $4.0 million at the mid-point of the Valuation Range. Such proceeds will be used by the Holding Company to lend funds to the ESOP and for general corporate purposes, which may include payment of dividends, purchases of Common Shares and acquisitions of other financial institutions. The Holding Company presently has no plans to use the proceeds for any of such purposes, except the loan to the ESOP. The remainder of the net proceeds received from the sale of the Common Shares, approximately $4.0 million at the mid-point of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Association to the Holding Company as a result of the Conversion. Such investment will increase the regulatory capital of the Association and will permit the Association to expand its lending and investment activities and to enhance customer services. The Association anticipates that the net proceeds will initially be invested in United States Government and agency securities and mortgage-backed securities. See "USE OF PROCEEDS."

Market for Common Shares

       There is presently no market for the Common Shares. The Holding Company is uncertain whether it will have 300 stockholders after the Offerings which is the minimum number of shareholders required to be eligible for listing on the Nasdaq Small-Cap Market ("Nasdaq"). If the Holding Company does have 300 or more shareholders, it will use its best efforts to obtain a Nasdaq listing. If the Holding Company does not qualify for Nasdaq, the Holding Company will request that the Agent undertake to match offers to buy and offers to sell for the Common Shares and the Agent intends to list the Common Shares through the National Daily Quotation Service "pink sheets" published by the National Quotation Bureau, Inc. In view of the probable number of purchasers of the Common Shares, however, the development of an active or liquid market for the Common Shares after the completion of the Conversion is unlikely. See "RISK FACTORS - Absence of Market for Common Shares" and "MARKET FOR COMMON SHARES."

Dividend Policy

       Following the Conversion, the Board of Directors of the Holding Company currently intends to declare cash dividends on the Common Shares at an initial annual rate of 3.0% of the $10.00 per share purchase price of the Common Shares ($0.30 per share). However, the declaration and payment of dividends will be subject to the discretion of the Board of Directors of the Holding Company and to the earnings and financial condition of the Holding Company. Further, at the discretion of the Board of Directors of the Holding Company and based on the earnings and financial condition of the Holding Company, the Holding Company may, from time to time, declare a non-recurring special dividend. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital and financial condition of the Holding Company and the general economy do not support the declaration and payment of dividends by the Holding Company, dividends may not be paid on the Common Shares. Other than earnings on the investment of the proceeds retained by the Holding Company and interest earned on the loan to the ESOP, the only source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Association on the common shares of the Association held by the Holding Company. The declaration and payment of dividends by the Association to the Holding Company will be subject to the discretion of the Board of Directors of the Association, to the earnings and financial condition of the Association, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Association will not be permitted to pay a cash dividend on its capital stock if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the liquidation account or the applicable regulatory capital requirement prescribed by the OTS. Accordingly, no assurance can be given that dividends will be paid or, if paid, will be continued. See "DIVIDEND POLICY" and "REGULATION."

Investment Risks

       An investment in the Common Shares involves certain risks. Special attention should be given to the matters discussed under "RISK FACTORS -Interest Rate Risk; - Below Industry Average Return on Equity After Conversion; - Recapitalization of SAIF and Related Legislative Activity; - Possible Dilutive Effect of Stock Option Plan and MRP on Net Income and Shareholders' Equity; - Absence of Market for Common Shares; - Certain Anti-Takeover Provisions; - Competition; - Possible Tax Liability Related to Subscription Rights; - Discretion of Management as to Use of Proceeds; and - Risk of Delayed Offering."

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

       The following table sets forth certain information concerning the financial condition, earnings and other data regarding the Association at the dates and for the periods indicated. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein. The information at June 30, 1996 and 1995 and for the nine months then ended is derived from unaudited data but, in the opinion of management of the Association, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the results of operations for the full year.

                                                             At June 30,                At September 30,
                                                          -----------------  --------------------------------------
Selected financial condition and other data:                    1996                1995                1994
                                                          -----------------  ------------------  ------------------

                                                                             (Dollars in thousands)
Total amount of:
 Assets                                                      $64,381             $62,026             $63,528
 Cash and interest-bearing time deposits in other
  financial institutions                                       4,838               6,108               2,984
 Investment securities(1)                                      9,399              10,802              13,181
 Mortgage-backed securities(2)                                 8,963               5,452               5,676
 Loans receivable-net                                         39,869              38,570              39,954
 Deposits                                                     58,278              56,008              58,228
 Equity                                                        5,853               5,606               4,995
Number of full-service offices                                     1                   1                   1
Number of limited-service offices                                  2                   2                   3

-----------------------

(1) At June 30, 1996 and September 30, 1995, investment securities included $4,147 and $2,610 of investment securities available-for-sale, respectively, which are carried at their fair value.

(2) At June 30, 1996 and September 30, 1995, mortgage-backed securities included $6,213 and $2,243 of mortgage-backed securities available-for-sale, respectively, which are carried at their fair value.

                                               Nine Months Ended
                                                   June 30,               Year Ended September 30,
                                       ------------------------------  ------------------------------
Summary of earnings:                        1996            1995            1995            1994
                                       --------------  --------------  --------------  --------------

                                                             (Dollars in thousands)

Interest income                            $3,466          $3,245          $4,399          $3,987
Interest expense                            1,936           1,669           2,300           1,983
                                       --------------  --------------  --------------  --------------
Net interest income                         1,530           1,576           2,099           2,004
Provision for loan losses                      --              --              --              35
                                       --------------  --------------  --------------  --------------
Net interest income after
 provision for loan losses                  1,530           1,576           2,099           1,969
Noninterest income                            183             219             329              17
Noninterest expense                         1,070           1,125           1,496           1,610
                                       --------------  --------------  --------------  --------------
Income before income taxes                    643             670             932             376
Income tax expense                            223             208             310              98
                                       --------------  --------------  --------------  --------------
Net income                                   $419            $462            $622            $279
                                       ==============  ==============  ==============  ==============


                                                                  Nine Months Ended
                                                                       June 30,                Year Ended September 30,
                                                            ------------------------------  ------------------------------
Selected financial ratios                                        1996            1995            1995            1994
                                                            --------------  --------------  --------------  --------------
Performance ratios:
 Return on average assets(1)                                      .88%            .98%            .99%            .44%
 Return on average equity(2)                                     9.65           11.88           11.75            5.80
 Interest rate spread(3)                                         2.93            3.18            3.20            3.10
 Net interest margin(4)                                          3.30            3.44            3.45            3.26
 Ratio of non-interest expenses to average assets(5)             2.25            2.38            2.38            2.52
Average equity to average assets                                 9.14            8.24            8.41            7.54
Average interest-earning assets to average
 interest-bearing liabilities                                  108.94          107.00          106.86          105.21

Assets quality ratios:
 Nonperforming assets to total assets(6)                          .35             .63             .34             .51
 Nonperforming loans to total loans(6)                            .49             .29             .34             .09
 Allowance for loan losses to total loans                        1.54            1.64            1.62            1.58
 Allowance for loan losses to non-performing
  loans(6)                                                     313.85          558.77          302.91        1,755.56

(1) Annualized net income divided by average total assets. Average total assets is based on the month-end carrying value of the assets.

(2) Annualized net income divided by average total equity. Average equity is based on the month-end total equity balance including the unrealized loss on securities available-for-sale.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(4) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(5)  Annualized non-interest expense divided by total average assets.

(6) Non-performing loans consist of non-accrual loans and accruing loans 90 days or more delinquent and non-performing assets consist of non-performing loans and real estate owned.

                              RECENT DEVELOPMENTS

Selected Consolidated Financial Information and Other Data

       The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. The information at September 30 and June 30, 1996, and for the three months ended September 30, 1996 and 1995, and for the twelve months ended September 30, 1996 is derived from unaudited financial data but, in the opinion of the management of the Association, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations at those dates and for those periods. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of the results of operations for the full year. For additional information, see the consolidated financial statements and related notes appearing elsewhere herein.


                                                              At               At               At
Selected financial condition and other data:             September 30,      June 30,       September 30,
                                                      -----------------  --------------  -----------------
                                                             1996             1996              1995
                                                      -----------------  --------------  -----------------
                                                          (Unaudited)      (Unaudited)
                                                          -----------      -----------

                                                                       (Dollars in thousands)
                                                                       ----------------------

Total amount of:
    Assets                                                  $63,413          $64,381           $62,026
    Cash and interest-bearing time deposits in other
       financial institutions                                 3,868            4,838             6,108
    Investment securities(1)                                  9,930            9,399            10,802
    Mortgage-backed securities(2)                             8,450            8,963             5,452
    Loans receivable, net                                    39,601           39,869            38,570
    Deposits                                                 57,138           58,278            56,008
    Equity                                                    5,688            5,853             5,606


(1) At September 30 and June 30, 1996 and September 30, 1995, investment securities included $5,656, $4,147, and $2,610 of investment securities available for sale, respectively, which are carried at their fair value.


(2) At September 30 and June 30, 1996 and September 30, 1995, mortgage-backed securities included $5,876, $6,213, and $2,243 of mortgage-backed securities available for sale, respectively, which are carried at their fair value.


                                                     Three Months Ended       Twelve Months Ended
                                                       September 30,             September 30,
Summary of earnings:                              -------------------------  -----------------------
                                                      1996         1995          1996          1995
                                                  ------------  -----------  ------------  -----------
                                                   (Unaudited)                (Unaudited)
                                                   -----------                -----------

                                                                  (Dollars in  thousands)
                                                                  -----------------------

Interest income                                      $1,092       $1,155        $4,558        $4,399
Interest expense                                        637          632         2,473         2,300
                                                  ------------  -----------  ------------  -----------
Net interest income                                     455          523         1,985         2,099
Provision for loan losses                               200            0           200             0
                                                  ------------  -----------  ------------  -----------
Net interest income after provision for loan
   losses                                               255          523         1,785         2,099
Noninterest income, net                                  70          109           253           329
Noninterest expense, net                                629          371         1,699         1,496
                                                  ------------  -----------  ------------  -----------
Income (loss) before provision for income
   taxes                                               (304)         261           339           932
Income tax expense (benefit)                           (106)         102           118           310
                                                  ------------  -----------  ------------  -----------
Net income (loss)                                   $  (198)      $  159        $  221        $  622
                                                  ============  ===========  ============  ===========


                                                                      At or for the              At or for the
                                                                   Three Months Ended         Twelve Months Ended
Selected financial ratios:                                             September 30,             September 30,
                                                                ------------------------  --------------------------
                                                                   1996         1995          1996          1995
                                                                -----------  -----------  ------------  ------------
                                                                (Unaudited)                (Unaudited)
                                                                -----------                -----------
Performance ratios:
   Return on average assets(1)                                    (1.36)%        1.01%         0.32%         0.99%
   Return on average equity(2)                                   (15.02)        11.40          3.53         11.75
   Interest rate spread(3)                                         2.88          3.22          2.90          3.19
   Net interest margin(4)                                          3.01          3.49          3.24          3.45
   Ratio of noninterest expenses to average assets(5)              3.97          2.37          2.68          2.38
Average equity to average assets                                   9.08          8.90          9.07          8.41
Average interest-earning assets to average
 interest-bearing liabilities                                     106.52       106.44        106.88        106.86

Assets quality ratios:
   Nonperforming assets to total assets(6)                           .24          .34           .24           .34
   Nonperforming loans to total loans(6)                             .38          .53           .38           .53
   Allowance for loan losses to total loans                         2.03         1.62          2.03          1.62
   Allowance for loan losses to nonperforming loans(6)            229.80       302.91        229.80        302.91


(1) Annualized net income divided by average total assets. Average total assets is based on the month-end carrying value of the assets.

(2) Annualized net income divided by average total equity. Average equity is based on the month-end total equity balance including the unrealized loss on securities available-for-sale.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(4) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(5)    Annualized noninterest expense divided by total average assets.

(6) Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more delinquent and nonperforming assets consist of nonperforming loans and real estate owned.

Regulatory Capital Compliance

       At September 30, 1996, the Association exceeded all minimum regulatory capital requirements. The table below presents certain information relating to the Association's retained earnings and regulatory capital at that date. For additional information, see "Historical and Pro Forma Regulatory Capital Compliance" and "Regulation--Regulation of the Association--Regulatory Capital Requirements."


                                                                    Percent of
                                                       Amount       Assets (1)
                                                    ------------  --------------

                                                        (Dollars in thousands)
                                                        ----------------------

       Total equity                                    $5,688         8.97 %
                                                    ------------  --------------

       Tangible capital                                $5,875         9.26 %
       Tangible capital requirement                       951         1.50
                                                    ------------  --------------
       Excess                                          $4,924         7.76 %
                                                    ============  ==============

       Core capital                                    $5,875         9.26 %
       Core capital requirement                         1,902         3.00
                                                    ------------  --------------
       Excess                                          $3,973         6.26 %
                                                    ============  ==============

       Risk-based capital                              $6,296        18.72 %
       Risk-based capital requirement                   2,690         8.00
                                                    ------------  --------------
       Excess                                       $   3,606        10.72 %
                                                    ============  ==============


       (1) Based on total assets for purpose of total equity, adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purpose of the risk-based capital requirement.



Management's Discussion and Analysis of Recent Developments

Comparison of Financial Condition at September 30 and June 30, 1996

       Total assets decreased $1.0 million or 2% from $64.4 million at June 30, 1996 to $63.4 million at September 30, 1996. The decrease in total assets was primarily attributable to a decrease in cash and interest-bearing time deposits in other financial institutions as a result of a $1.2 million decrease in deposits which is representative of local market conditions.

Comparison of Results of Operations for the Three Months Ended September 30, 1996 and 1995

The Association reported a net loss for the three months ended September 30, 1996 of $198,000 and net income of $159,000 for the three months ended September 30, 1995. The $357,000 decrease between periods was primarily due to the Association providing a $200,000 provision for loan losses during the three months ended September 30, 1996 as compared to no provision for loan losses taken in the corresponding prior year period and the $370,000 SAIF assessment recognized on September 30, 1996.

Net Interest Income. Net interest income decreased $68,000 for the three months ended September 30, 1996 as compared to the same period for 1995. The Association's decrease resulted from an interest rate spread decline of .3% for the three months ended September 30, 1996 due to increased rates paid on deposits to meet local competitive pressures.

Provision for Loan Losses. As discussed earlier, the Association provided $200,000 to the allowance for loan losses during the three months ended September 30, 1996. The provision was due primarily to the deterioration of a commercial loan. The allowance for loan losses provided coverage of 531% of nonperforming loans at September 30, 1996 as compared to 314% at June 30, 1996 and 303% at September 30, 1995. The provision to the allowance for loan losses taken during 1996 was primarily due to the deterioration of a single commercial loan. Provision was made for the outstanding balance of the loan.

Noninterest Income. Noninterest income decreased $39,000 from $109,000 for the three months ended September 30, 1995 to $70,000 for the three months ended September 30, 1996.

Noninterest Expense. Noninterest expense increased $258,000, or 70%, from $371,000 for the three months ended September 30, 1995 to $629,000 for the three months ended September 30, 1996. The increase was primarily due to the one-time $370,000 SAIF special assessment. See "REGULATION - Federal Deposit Insurance Corporation -- Assessments."

Provision for Income Taxes. The Association's effective income tax rate was 35% for the three months ended September 30, 1996 as compared to 39% for the three months ended September 30, 1995.

Comparison of Results of Operations for the Years Ended September 30, 1996 and 1995

The Association reported net income for the years ended September 30, 1996 and 1995 of $221,000 and $622,000, respectively. The $401,000 decrease was attributable to the $370,000 SAIF assessment and $200,000 provision for loan losses.

Net Interest Income. Net interest showed a slight decrease of $114,000 from $2.1 million to $2.0 million for the years ended September 30, 1996 and 1995, respectively, due primarily to higher market rates paid for deposits.

Provision for Loan Losses. As discussed above, the Association provided $200,000 to the allowance for loan losses during the last quarter of 1996 as compared to no provision taken during 1995.

Noninterest Income. Noninterest income for 1996 declined $76,000 from the $329,000 level for 1995. The decrease in noninterest income was due to a $74,000 gain on sale of premises and equipment recognized in 1995 as a result of the sale of the East branch building. The East branch was closed in December 1994.

Noninterest Expense. Noninterest expense amounts for 1996 and 1995 were $1.7 million and $1.5 million, respectively. The $200,000 increase in noninterest expense was primarily due to the one-time $370,000 SAIF special assessment which was partially offset by a reduction in professional fees.

Provision for Income Taxes. The Association's effective income tax rate was 35% for 1996 and 33% for 1995.

Liquidity and Capital Resources

The Association continues to maintain a high level of liquid assets in order to meet its funding requirements. At September 30, 1996, the Association had approximately $3.9 million in cash on hand and interest-bearing deposits in other banks which represented 6% of total assets. Additionally, the Association had designated $11.5 million in investment and mortgage-backed securities available for sale. At September 30, 1996 and 1995, the Association was in excess of the minimum OTS liquidity requirements.

At September 30, 1996, the Association had $5.7 million of total equity or approximately 9.0% of total assets. The Association continues to exceed all minimum regulatory capital requirements at September 30, 1996. Tangible capital and core capital were $5.9 million, which represented approximately 9.3% of adjusted total assets and risk-based capital was $6.3 million which represented 18.7% of total risk-weighted assets at September 30, 1996. Such amounts exceeded the minimum required ratios of 1.5%, 3.0%, and 8.0%, respectively, by approximately 7.8%, 6.3%, and 10.7%, respectively. At September 30, 1996, the Association continued to meet the definition of a "well-capitalized" institution, the highest of the five categories under the FDICIA prompt corrective action capital standards.

                                  RISK FACTORS

       Investment in the Common Shares involves certain risks. Before investing, prospective purchasers should carefully consider the following matters.

Interest Rate Risk

       The Association's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans, interest-bearing deposits in other financial institutions and investment and mortgage-backed securities, and interest expense on deposits and borrowings. Like most thrift institutions, the Association's interest income and interest expense change as interest rates fluctuate and assets and liabilities reprice. Interest rates fluctuate and assets and liabilities reprice because of a variety of factors, including general economic conditions, the policies of various regulatory authorities and other factors beyond the Association's control. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset/Liability Management" and "THE BUSINESS OF THE ASSOCIATION - Lending Activities; and - Deposits and Borrowings."

       When interest rates are rising, the interest income earned on assets may not increase as rapidly as the interest expense paid on the Association's liabilities. As a result, the earnings of the Association may be adversely affected when the cost of the Association's liabilities increases more rapidly than the income earned on the Association's assets. The degree to which such earnings will be adversely affected depends upon the rapidity and extent of the increase in interest rates. In addition, rising interest rates may negatively affect the Association's earnings due to diminished loan demand and the increased risk of delinquencies due to increased payment amounts as adjustable-rate loans reprice in a rising interest rate environment.

Below Industry Average Return on Equity After Conversion

       Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Holding Company's post-Conversion return on equity will initially be below the average return on equity for publicly traded thrift institutions and their holding companies. See "SELECTED FINANCIAL INFORMATION AND OTHER DATA" for information regarding the Association's historical return on equity and "CAPITALIZATION" for a discussion of the Holding Company's estimated pro forma consolidated capitalization as a result of the Conversion. In addition, the expenses associated with the ESOP and the MRP (see "PRO FORMA DATA"), along with other post-Conversion expenses, are expected to contribute initially to reduced earnings levels. The Association intends to deploy the net proceeds of the Offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity comparable to the average for publicly traded thrift institutions and their holding companies. This goal will likely take a number of years to achieve, and no assurances can be given that this goal can be attained. Consequently, investors should not expect a return on equity which will meet or exceed the average return on equity for publicly traded thrift institutions for the foreseeable future.

Recapitalization of SAIF and Related Legislative Activity

       The deposits of the Association are currently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers the deposits of state and national banks and certain state savings banks, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved the required reserve rate, and, as discussed below, during the past year the FDIC reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium paid by savings institutions.

       On November 4, 1995, the FDIC approved a final rule regarding deposit insurance premiums. That reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996.

       Banking legislation was enacted September 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The FDIC Board of Directors met October 8,1996 and approved a rule that, except for the possible impact of certain exemptions for de novo and "weak" institutions, established the special assessment necessary to recapitalize the SAIF at 65.7 basis points of SAIF assessable deposits held by affected institutions as of March 31, 1995. The legislation provides that all SAIF member institutions shall pay a special one-time assessment to recapitalize the SAIF, which in the aggregate is sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. It is anticipated that after recapitalization of the SAIF, premiums paid by SAIF-insured institutions will be reduced to match those currently being assessed by BIF-insured commercial banks. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

       Based upon its level of SAIF deposits as of March 31, 1995, the Association will pay a special assessment of approximately $370,000, or $237,000 net of related tax benefits. Accordingly, an accrual for that amount was provided in the quarter ended September 30, 1996.

Possible Dilutive Effect of Stock Option Plan and MRP on Net Income and Shareholders' Equity

       Following the completion of the Conversion, the Holding Company intends to adopt the Stock Option Plan and the MRP. Under the MRP, directors, officers and employees of the Association could be awarded an aggregate amount of common shares equal to 4% of the shares sold in the Offering. Under the Stock Option Plan, directors, officers and employees of the Association may be granted options to purchase common shares of the Holding Company. The aggregate amount of common shares as to which such options might be granted may equal 10% of the Common Shares at exercise prices equal to the market price of the Holding Company common shares on the date of grant. The Holding Company intends to submit the Stock Option Plan and the MRP to the Holding Company's shareholders for their approval at the first annual meeting or a special meeting of shareholders following the completion of the Conversion. Such meeting will not be held sooner than six months after the completion of the Conversion.

       The shares issued to participants under the MRP could be newly issued shares or, subject to regulatory restrictions, shares purchased in the open market. In the event the shares issued under the MRP consist of newly issued common shares, the voting power and economic interests of then existing

Holding Company shareholders would be diluted. Shares issued upon the exercise of options granted under the Stock Option Plan are anticipated to be issued from the Holding Company's authorized but unissued shares (such shares could, however, be from shares purchased in the open market) and will also dilute the voting power and may dilute the economic interests of then existing Holding Company shareholders, depending on the book value per share and fair market value per share of the common shares on the date of option exercise. See "PRO FORMA DATA" and "MANAGEMENT - Stock Benefit Plans."

Absence of Market for Common Shares

       There is presently no market for the Common Shares. The Holding Company is uncertain whether it will have 300 stockholders after the Offerings which is the minimum number of shareholders required to be eligible for listing on the Nasdaq. If the Holding Company does have 300 or more shareholders, it will use its best efforts to obtain a Nasdaq listing. If the Holding Company does not qualify for Nasdaq, the Holding Company will request that the Agent undertake to match offers to buy and offers to sell for the Common Shares and the Agent intends to list the Common Shares through the National Daily Quotation Service "pink sheets" published by the National Quotation Bureau, Inc. A public trading market for the stock of any issuer, including the Holding Company, depends upon the presence of both willing buyers and sellers at any given time, over which neither the Holding Company nor any market maker has any control. In view of the probable number of purchasers of the Common Shares in this Offering, however, the development of an active or liquid market for the Common Shares after the completion of the Conversion is unlikely. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

       The aggregate offering price for the Common Shares is based upon an independent appraisal of the Association. The appraisal is not a recommendation as to the advisability of purchasing the Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

Certain Anti-Takeover Provisions

       Provisions of Governing Instruments and Governing Law. The Certificate of Incorporation and Bylaws of the Holding Company contain certain provisions that could deter or prohibit non-negotiated changes in the control of the Holding Company and the Association. Such provisions include a restriction on the acquisition, directly or indirectly, of more than 10% of the outstanding shares of the Holding Company by any person or any persons acting in concert during the five-year period following the effective date of the Conversion without prior approval of the Board of Directors, the ability to issue additional common shares and a super majority voting requirement for certain transactions. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION."

       The Certificate of Incorporation provides that for five years after the effective date of the Conversion, no person or persons acting in concert, except the ESOP, may acquire, directly or indirectly, the beneficial ownership of more than 10% of any class of outstanding equity securities of the Holding Company. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of the Holding Company. The ability of management or any other person to solicit revocable proxies from shareholders and vote on behalf of such shareholders will not be restricted by such 10% limit.

       The Certificate of Incorporation also provides that if the Board of Directors recommends that shareholders approve certain matters, including mergers, acquisitions of a majority of the shares of the

Holding Company or the transfer of substantially all of the assets of the Holding Company, the affirmative vote of the holders of only a majority of the voting shares of the Holding Company is required to approve such matter. If, however, the Board of Directors recommends against the approval of any such matter, the affirmative vote of the holders of at least 80% of the voting shares of the Holding Company is required to approve such matters. The existence of such 80% provision in the Certificate of Incorporation may have the effect of precluding a corporate transaction which certain shareholders may deem to be in their best interests.

       The various provisions of the Certificate of Incorporation, may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. The Boards of Directors of the Holding Company and the Association believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirers to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or deprive shareholders of the opportunity to sell their shares for premium prices.

       Regulations of the OTS also restrict the ability of any person, or persons acting in concert, to acquire the beneficial ownership of more than 10% of any class of voting equity security of the Association or the Holding Company without the prior written approval of or lack of objection by the OTS. Such restrictions could restrict the use of revocable proxies. Federal and Delaware law also restrict the acquisition of control of the Holding Company and the Association. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION."

       Voting Control of Officers and Directors. Officers and directors of the Holding Company and their Associates are expected to purchase approximately 34% of the Common Shares sold in the Offering. In addition, the ESOP intends to purchase approximately 8% of the shares sold in the Offering. The ESOP trustee will vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and will vote unallocated shares in the same proportion with the vote of participants with respect to allocated shares. Following approval of the MRP and the Stock Option Plan by the shareholders of the Holding Company at the first annual meeting or a special meeting of the shareholders, which will not be held sooner than six months following the completion of the Conversion, the MRP is expected to acquire Common Shares in the open market or acquire authorized but unissued common shares from the Holding Company in an amount equal to up to 4% of the Common Shares sold in the Offering and the Stock Option Plan is expected to acquire authorized but unissued common shares from the Holding Company or acquire Common Shares in the open market in an amount equal to up to 10% of the Common Shares sold in the Offering. The MRP and the Stock Option Plan trustees, who are expected to be directors of the Association, will vote shares awarded but not distributed under the MRP and the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan; -- Stock Option Plan; and -- Management Recognition Plan."

       As a result of the proposed purchases of Common Shares by directors and officers of the Holding Company and the Association and their Associates and as a result of purchases under the ESOP, the MRP and the Stock Option Plan, directors and executive officers of the Holding Company and the Association could acquire the power to vote approximately 55% of total outstanding shares (including shares owned by the ESOP, the MRP and the Stock Option Plan). Such voting control would constitute a majority for purposes of any shareholder vote and could render it difficult or impossible to approve a stockholder proposal opposed by the Board of Directors of the Holding Company and management.

Competition

       The Association experiences significant competition in its local market area in originating loans and attracting deposits. The most direct competition comes from commercial banks, thrift institutions and mortgage banking companies. Commercial banks and thrift institutions are in an industry which has experienced increasing consolidation. In the event of a downturn in the economy or increased competitive pressures resulting from industry consolidation, the Association may experience reduced demand for mortgage loans and may have difficulty attracting deposits. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as the Association, to compete effectively with large national and regional banking institutions.

Market Area

       The Association's primary market for lending and deposit activity is Cullman County, Alabama. Cullman County's economy is principally agricultural, light industry, and manufacturing. Since the primary market of the Association is a single county, Cullman County, the Association will be heavily dependent on the economy and real estate market in Cullman County. See "THE BUSINESS OF THE ASSOCIATION."

Possible Tax Liability Related to Subscription Rights

       As part of the Conversion, subscription rights have been granted to
(i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. The Association has received an opinion from Ferguson & Co. to the effect that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any value because they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Common Shares at a price equal to their estimated fair market value, the same price as the purchase price paid for Common Shares by the general public in the Community Offering.

       Notwithstanding the opinion from Ferguson & Co., if the subscription rights are subsequently found to have a fair market value, income may be recognized by the recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Association may be taxed on the distribution of such subscription rights. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

Discretion of Management as to Use of Proceeds

       Management of the Holding Company and the Association will have substantial discretion, subject to applicable regulations, regarding the use of proceeds of the Offering. See "USE OF PROCEEDS."

Risk of Delayed Offering

       The Holding Company and the Association expect to complete the Conversion by ________, 1996. It is possible, however, that adverse market, economic or other factors could delay the completion of the Conversion. If the Community Offering, if any, is extended beyond ________, 1996, each subscriber will be given a notice of such delay and the right to affirm, increase, decrease or rescind his subscription. In such event, any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. If the Community Offering, if any, is extended, the cost of the Conversion could increase and the valuation of the Association could change.


                      SOUTHERN COMMUNITY BANCSHARES, INC.

       The Holding Company is a Delaware corporation recently organized at the direction of the Association for the purpose of acquiring all of the capital stock of the Association to be issued in connection with the Conversion. The Holding Company has not engaged in business operations to date, other than business related to the Conversion. The office of the Holding Company is located at 325 2nd Street, S.E., Cullman, Alabama and its telephone number is
(205) 734-4863.

       The Holding Company will have no material assets or liabilities prior to the consummation of the Conversion. Upon the consummation of the Conversion, the only material asset of the Holding Company will be the capital stock of the Association and that portion of the net proceeds of the Conversion that the Holding Company retains. See "USE OF PROCEEDS," for information as to how the Holding Company plans to invest the net proceeds retained from the Conversion. Following the Conversion, the Holding Company will be engaged in the business of managing its investments and directing, planning and coordinating the business activities of the Association. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans or agreements to do so.

       The Holding Company's application to become a savings and loan holding company under the Home Owners' Loan Act ("HOLA") will have been approved by the OTS prior to the Conversion. Upon completion of the Conversion, the Holding Company will be subject to regulation by OTS. See "REGULATION - Office of Thrift Supervision -- Holding Company Regulation."


                         FIRST FEDERAL SAVINGS AND LOAN
                             ASSOCIATION OF CULLMAN

       The Association is a mutual savings and loan association which was organized in 1905. As a federal savings and loan association, the Association is subject to supervision and regulation by the OTS. The Association is a member of the FHLB of Atlanta, and the deposit accounts of the Association are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION." The Association conducts business from its offices in Cullman County, Alabama and its executive office is located at 325 2nd Street, S.E., Cullman, Alabama.

       The primary business of the Association is the origination of loans secured by first mortgages on one- to four-family residential real estate located in Cullman County, Alabama, the Association's primary market area. The Association also originates loans secured by multifamily real estate (over four units) and nonresidential real estate in its market area. In addition to real estate lending, the

Association originates commercial loans and secured and unsecured consumer loans. See "THE BUSINESS OF THE ASSOCIATION - Lending Activities." The Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. See "THE BUSINESS OF THE ASSOCIATION - Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans. See "THE BUSINESS OF THE ASSOCIATION - Deposits and Borrowings."


                                USE OF PROCEEDS

       The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Valuation Range:

                                  Minimum       Mid-point         Maximum    Maximum, as adjusted
                                  -------       ---------         -------    --------------------

Gross proceeds                 $7,310,000      $8,600,000      $9,890,000        $11,373,500

Less estimated expenses           497,000         521,000         545,000            572,000
                             ------------    ------------    ------------    --------------------

Total net proceeds             $6,813,000      $8,079,000      $9,345,000        $10,801,500
                             ============    ============    ============    ====================

       The net proceeds may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION -Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Estimated expenses include fixed expenses of approximately $417,000 and estimated sales commissions payable to the Agent. Sales commissions have been computed on the basis of the following assumptions: (i) approximately 34% of the Common Shares sold in the Offering at the Mid-point of the Valuation Range will be purchased by directors, officers, and employees of the Association and their Associates; and (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP. Actual expenses may be more or less than estimated. See "THE CONVERSION - Plan of Distribution."

       The Holding Company will retain 50% of the net proceeds from the sale of the Common Shares, approximately $4.0 million at the mid-point of the Valuation Range. Such proceeds will be used by the Holding Company to lend up to $688,000, at the mid-point of the Valuation Range, to the ESOP to acquire Common Shares in the Offering and for general corporate purposes, which may include payment of dividends, purchases of common shares and acquisitions of other financial institutions. The Holding Company presently has no specific plans to use the proceeds for any such purposes, except for the loan to the ESOP. The Holding Company's loan to the ESOP shall be for a term of ten years and shall bear interest at the prime rate. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan" and "THE CONVERSION - Restrictions on Repurchase of Common Shares."

       The remainder of the net proceeds received from the sale of the Common Shares, approximately $4.0 million at the mid-point of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Association to the Holding Company as a result of the Conversion. Such investment will increase the regulatory capital of the Association and will permit the Association to expand its lending and investment activities and to enhance customer services. A portion of the net proceeds in the amount of $344,000 are intended to be used to purchase common shares for awards pursuant to the MRP. For liquidity purposes, the remainder of the funds will be invested initially in U.S. Treasury and government agency securities with maturities of three years or less and short-term interest-bearing deposits. Eventually, such funds will be used to originate mortgage loans and possibly nonmortgage loans in the Association's market area.



                            MARKET FOR COMMON SHARES

       There is presently no market for the Common Shares. The Holding Company is uncertain whether it will have 300 stockholders after the Offerings which is the minimum number of shareholders required to be eligible for listing on the Nasdaq. If the Holding Company does have 300 or more shareholders, it will use its best efforts to obtain a Nasdaq listing. If the Holding Company does not qualify for Nasdaq, the Holding Company will request that the Agent undertake to match offers to buy and offers to sell for the Common Shares and the Agent intends to list the Common Shares through the National Daily Quotation Service "pink sheets" published by the National Quotation Bureau, Inc. A public trading market for the stock of any issuer, including the Holding Company, depends upon the presence of both willing buyers and sellers at any given time, over which neither the Holding Company nor any market maker has any control. In view of the probable number of purchasers of the Common Shares, however, the development of an active or liquid market for the Common Shares after the completion of the Conversion is unlikely. See "RISK FACTORS - Absence of Market for the Common Shares."

       The appraisal of the pro forma market value of the Association, as converted, does not represent Ferguson & Co.'s opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion.


                                DIVIDEND POLICY

       Following the Conversion, the Board of Directors of the Holding Company currently intends to declare cash dividends on the Common Shares at an initial annual rate of 3.0% of the $10.00 per share purchase price of the Common Shares ($0.30 per share). However, the declaration and payment of dividends will be subject to the discretion of the Board of Directors of the Holding Company and to the earnings and financial condition of the Holding Company. Further, at the discretion of the Board of Directors of the Holding Company and based on the earnings and financial condition of the Holding Company, the Holding Company may, from time to time, declare a non-recurring special dividend. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital and financial condition of the Holding Company and the general economy do not support the declaration and payment of dividends by the Holding Company, dividends may not be paid on the Common Shares. Accordingly, no assurance can be given that dividends will be paid or, if paid, will be continued.

       Other than earnings on the investment of the proceeds retained by the Holding Company and interest earned on the loan to the ESOP, the only source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Association on the common shares of the Association held by the Holding Company. The declaration and payment of dividends by the Association to the Holding Company will be subject to the discretion of the Board of Directors of the Association, to the earnings and financial condition of the Association, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions.
Under regulations of the OTS applicable to converted associations, the Association will not be permitted to pay a cash dividend on its capital stock if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the liquidation account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION -Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -Capital Resources; and - Liquidity." The Association may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings and loan associations generally. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See
"REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

                         REGULATORY CAPITAL COMPLIANCE

          The following table sets forth the historical and pro forma regulatory capital of the Association at June 30, 1996, based on the receipt of 50% of the net proceeds for the number of Common Shares indicated. Estimated expenses used in determining the net proceeds are $497,000, $521,000, $545,000 and $572,000 at the minimum, mid-point, maximum and maximum, as adjusted, respectively, of the Valuation Range:



                                                               Pro forma capital at June 30, 1996, assuming the sale of:
                                                    -------------------------------------------------------------------------------
                                                          731,000             860,000             989,000            1,137,350
                                   Historical at       Common Shares       Common Shares       Common Shares       Common Shares
                                   June 30, 1996    (At $10 per share)  (At $10 per share)  (At $10 per share)  (At $10 per share)
                                 -----------------  ------------------  ------------------  ------------------  -------------------
                                                                      (Dollars in thousands)

                                  Amount   Percent   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
                                 -------- --------  --------  --------  --------  --------- --------  --------- --------  ---------
Capital under generally accepted
 accounting principles, before
 adjustments(1)                    $5,853     9.09%   $8,383    12.42%    $8,861    13.02%    $9,339    13.60%    $9,889     14.26%
                                  =======    =====   =======    =====     ======    =====     ======    =====    =======    ======

Tangible capital:
 Capital level                     $6,070     9.40%   $8,600    12.70%    $9,078    13.29%    $9,556    13.87%   $10,106     14.53%
 Requirement(2)                       969     1.50     1,016     1.50      1,024     1.50      1,033     1.50      1,043      1.50
                                  -------    -----   -------    -----     ------    -----     ------    -----    -------    ------
 Excess                            $5,101     7.90%   $7,584    11.20%    $8,054    11.79%    $8,523    12.37%    $9,063     13.03%
                                  =======    =====   =======    =====     ======    =====     ======    =====    =======    ======
Core capital:
 Capital level                     $6,070     9.40%   $8,600    12.70%    $9,078    13.29%    $9,556    13.87%   $10,106     14.53%
 Requirement(2)                     1,938     3.00     2,031     3.00      2,049     3.00      2,066     3.00      2,086      3.00
                                  -------    -----   -------    -----     ------    -----     ------    -----    -------    ------
 Excess                            $4,132     6.40%   $6,569     9.70%    $7,029    10.29%    $7,490    10.87%    $8,020     11.53%
                                  =======    =====   =======    =====     ======    =====     ======    =====    =======    ======
Risk-based capital:(3)
 Capital level(4)                  $6,480    19.30%   $9,020    26.37%    $9,498    27.68%    $9,976    28.97%   $10,526     30.45%
Requirement(2)                      2,686     8.00     2,736     8.00      2,745     8.00      2,755     8.00      2,765      8.00
                                  -------    -----   -------    -----     ------    -----     ------    -----    -------    ------
Excess                             $3,794    11.30%   $6,284    18.37%    $6,753    19.68%    $7,221    20.97%    $7,761     22.45%
                                  =======    =====   =======    =====     ======    =====     ======    =====    =======    ======

--------------------

 (1) Pro forma amounts reflect a reduction for unearned ESOP and MRP shares equal to 8% and 4%, respectively, of the Offering.

 (2) Tangible and core capital are shown as a percent of adjusted total assets and risk-based capital levels are shown as a percent of risk-weighted assets in accordance with OTS regulations. The calculations in the table above do not take into account the interest rate risk component added by the OTS to its risk-based capital requirements. See "REGULATION - Office of Thrift Supervision --Regulatory Capital Requirements."

 (3) Assumes that the net proceeds received by the Association will be invested in assets having a risk-weighting of 20%.

 (4) Risk-weighted capital includes $410,000 of qualifying general loan loss allowances.

                                 CAPITALIZATION

          Set forth below is the historical capitalization of the Association at June 30, 1996, and the pro forma consolidated capitalization of the Holding Company as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."


                                                 Pro forma capitalization of the Holding Company at June 30, 1996, assuming the sale of
                                                 -----------------------------------------------------------------------------------
                                Historical            731,000              860,000               989,000             1,137,350
                             Capitalization at    Common Shares (At    Common Shares (At    Common Shares (At      Common Shares
                               June 30, 1996       $10 per share)        $10 per share)       $10 per share)     (At $10 per share)
                            -------------------  -------------------  -------------------  -------------------  --------------------
                                                                    (Dollars in thousands)

Deposits(1)                       $58,278             $58,278               $58,278              $58,278               $58,278
Borrowings                             --                  --                    --                   --                    --
                            -------------------  -------------------  -------------------  -------------------  --------------------
Total deposits and
  borrowings                       58,278              58,278                58,278               58,278                58,278
                            ===================  ===================  ===================  ===================  ====================
Equity:
Preferred Shares, $0.01
 par value per share;
 authorized - 100,000
 shares; none issued or                --                  --                    --                   --                    --
 outstanding
Common Shares, $0.01 par
 value per share;
 authorized - 3,000,000
 shares; assumed
 outstanding - as shown(2)             --                   4                     4                    5                     6
Paid-in capital                        --               6,809                 8,075                9,340                10,796
Less Common Shares acquired
 by the ESOP(3)                        --                (585)                 (688)                (791)                 (910)
Less Common Shares acquired
 by the MRP(4)                         --                (292)                 (344)                (396)                 (455)
Retained earnings,
 substantially restricted(5)        6,070               6,070                 6,070                6,070                 6,070
Unrealized losses on
 available-for-sale
 securities, net                     (217)               (217)                 (217)                (217)                 (217)
                            -------------------  -------------------  -------------------  -------------------  --------------------
Total equity                      $ 5,853             $11,789               $12,900              $14,011               $15,290
                            ===================  ===================  ===================  ===================  ====================

--------------------------

(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Shares in the Conversion. Any such withdrawals will reduce pro forma deposits by the amounts of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of the Association. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any common shares which may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT - Stock Benefit
    Plans -- Stock Option Plan." Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses. Estimated expenses include fixed expenses of approximately $417,000 and estimated sales commissions payable to the Agent. Such sales commission have been computed based on the following assumptions: (i) approximately 34% of the Common Shares sold in the Offering at the Mid-point of the Valuation Range will be purchased by directors, officers and employees of the Association and their Associates; and (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP.

(3) Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from the Holding Company for a term of ten years at the prime rate of interest. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. The Association has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which funding will reduce the Association's total capital and retained earnings, as reflected in the table. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect of approximately 7.4% on the ownership interests of the Holding Company's shareholders. See "MANAGEMENT - Stock Benefit Plan -- Employee Stock Ownership Plan."

(4) Assumes that 4% of the Common Shares will be acquired in the open market by the MRP after the Conversion at a price of $10 per share. There can be no assurance that the MRP will be implemented, that a sufficient number of shares will be available for purchase by the MRP, that shares could be purchased at a price of $10 per share or that the shareholders will approve the MRP if it is implemented during the first year after the Conversion. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. The MRP may purchase shares in the open market or may purchase authorized but unissued shares from the Holding Company. If authorized but unissued shares are purchased, the ownership interests of existing shareholders would be diluted approximately 3.85%. See "MANAGEMENT - Stock Benefit Plans -- Management Recognition Plan."

(5) See Note 10 of the Notes to Financial Statements for information regarding restrictions on retained earnings. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the Liquidation Account to be established in connection with the Conversion and "TAXATION - Federal Taxation," for information concerning restricted retained earnings for federal tax purpose.

                                 PRO FORMA DATA

       Set forth below are the pro forma consolidated net income of the Holding Company for the periods indicated, and the pro forma consolidated shareholders' equity as of dates indicated, along with the related pro forma earnings per share amounts, giving effect to the sale of the Common Shares. The computations are based on the assumed issuance of 731,000 Common Shares (minimum of the Valuation Range), 860,000 Common Shares (mid-point of the Valuation Range), 989,000 Common Shares (maximum of the Valuation Range) and 1,137,350 Common Shares (15% above the maximum of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the period and yielded the net proceeds indicated; (ii) such net proceeds were invested at the beginning of the period to yield annualized after-tax net returns of 3.65% for the periods indicated; and (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares. The assumed returns are based on the one-year U.S. Treasury bill yield of 5.80% in effect as of the dates indicated, reduced by combined federal and state income tax estimated at 37%. This rate was used as an alternative to the arithmetic average of the Association's interest-earning assets and interest-bearing deposits. Management believes that because the proceeds of the offering will initially be invested and will only over time be utilized to increase the deposit base of the Association, the U.S. Treasury bill yield is indicative of the rate of return that can be achieved on the investment of the Conversion proceeds. Actual yields may differ, however, from the assumed returns. The pro forma consolidated net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period.

       As the table demonstrates, pro forma consolidated earnings per share and pro forma consolidated shareholders' equity per share decrease as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range. Conversely, the offering price as a multiple of pro forma earnings per share and as a percent of pro forma shareholders' equity per share increases as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range.

       THE PRO FORMA DATA AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. THE PRO FORMA DATA IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO REPRESENT WHAT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE AFOREMENTIONED TRANSACTIONS BEEN COMPLETED AS OF THE DATE OR AT THE BEGINNING OF THE PERIODS INDICATED, OR TO PROJECT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD. THE STOCKHOLDERS' EQUITY IS NOT INTENDED TO REPRESENT, THE FAIR MARKET VALUE OF THE COMMON SHARES NOR DOES IT REPRESENT AMOUNTS THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS IN THE EVENT OF LIQUIDATION.

                                                                                                                     1,137,350
                                        731,000                   860,000                   989,000                Common Shares
                                     Common Shares             Common Shares             Common Shares           At $10 per share
                                   At $10 per share          At $10 per share          At $10 per share            (Maximum, as
                                       (Minimum)                (Midpoint)                 (Maximum)               adjusted)(7)
                                ----------------------    ----------------------    ----------------------    ----------------------

                                  Nine                      Nine                      Nine                      Nine
                                 Months        Year        Months        Year        Months        Year        Months        Year
                                  Ended        Ended        Ended        Ended        Ended        Ended        Ended        Ended
                                 6/30/96      9/30/95      6/30/96      9/30/95      6/30/96      9/30/95      6/30/96      9/30/95
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

                                                  (Dollars in thousands, except per share amounts)
Gross proceeds                  $  7,310        7,310     $  8,600        8,600     $ 9,890      $ 9,890      $11,374      $11,374
Less offering expenses
and  Commissions                    (497)        (497)        (521)        (521)       (545)        (545)        (572)        (572)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

  Estimated net conversion
   proceeds                        6,813        6,813        8,079        8,079        9,345        9,345       10,802       10,802

  Less common stock acquired
   by the ESOP(1)                   (585)        (585)        (688)        (688)        (791)        (791)        (910)        (910)

  Less common stock acquired
   by the MRP(2)                    (292)        (292)        (344)        (344)        (396)        (396)        (455)        (455)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Estimated proceeds
   available for investment     $  5,936     $  5,936     $  7,047     $  7,047     $  8,158      $ 8,158      $ 9,437      $ 9,437
                                =========    =========    =========    =========    =========    =========    =========    =========


Net income:
   Historical(3)                $    419     $    622     $    419     $   622     $    419      $   622      $    419     $   622
   Pro forma adjustments:
    Net income from proceeds         163          217          193          257         224          298          259          345
    ESOP                             (28)         (37)         (33)         (43)        (37)         (50)         (43)         (57)
    MRP                              (28)         (37)         (33)         (43)        (37)         (50)         (43)         (57)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Pro forma net income       $    526     $    765     $    547     $    793     $    568     $    820     $    592     $    852
                                =========    =========    =========    =========    =========    =========    =========    =========


Per share(4)(8):
  Historical(3)(6)                 $0.62        $0.92        $0.53        $0.78        $0.46        $0.68        $0.40        $0.59
   Pro forma adjustments:
    Net income from proceeds        0.24         0.92         0.24         0.32         0.24         0.32         0.25         0.33
    ESOP                           (0.04)       (0.05)       (0.04)       (0.05)       (0.04)       (0.05)       (0.04)       (0.05)
    MRP                            (0.04)       (0.05)       (0.04)       (0.05)       (0.04)       (0.05)       (0.04)       (0.05)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Pro forma                     $0.78        $1.13        $0.69        $0.99        $0.62        $0.89        $0.56        $0.81
                                =========    =========    =========    =========    =========    =========    =========    =========

Stockholders' equity (book
value)(5):
  Historical                    $  5,853     $  5,606     $  5,853     $  5,606     $  5,853     $  5,606     $  5,853     $  5,606
  Estimated net
   conversion proceeds             6,813        6,813        8,079        8,079        9,345        9,345       10,802       10,802
  Less common stock
  acquired by:
   ESOP                             (585)        (585)        (688)        (688)        (791)        (791)        (910)        (910)
   MRP                              (292)        (292)        (344)        (344)        (396)        (396)        (455)        (455)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Pro forma                   $ 11,789     $ 11,542     $ 12,900     $ 12,653     $ 14,011     $ 13,764     $ 15,290     $ 15,043
                                =========    =========    =========    =========    =========    =========    =========    =========


Per share:
  Historical(6)(8)                 $8.01        $7.67        $6.81        $6.52        $5.92        $5.67        $5.15        $4.93
  Estimated net
   conversion proceeds              9.32         9.32         9.39         9.39         9.45         9.45         9.50         9.50

  Less common stock
  acquired by:
   ESOP                            (0.80)       (0.80)       (0.80)       (0.80)       (0.80)       (0.80)       (0.80)       (0.80)
   MRP                             (0.40)       (0.40)       (0.40)       (0.40)       (0.40)       (0.40)       (0.40)       (0.40)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

           Pro forma              $16.13       $15.79       $15.00       $14.71       $14.17       $13.92       $13.44       $13.23
                                =========    =========    =========    =========    =========    =========    =========    =========
Pro forma price to book value      62.01%       63.34%       66.67%       67.97%       70.59%       71.85%       74.39%       75.61%
                                =========    =========    =========    =========    =========    =========    =========    =========
Pro forma price to
 earnings (annualized)              9.67x        8.87x       10.94x       10.07x       12.12x       11.19x       13.38x       12.39x
                                =========    =========    =========    =========    =========    =========    =========    =========


NOTE:  Totals may not add due to rounding.

(1) Assumes that 8.0% of the Common Shares sold in connection with the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed by the Association from the Holding Company with repayment thereof secured solely by the Common Shares purchased by the ESOP. The Association has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which will reduce the income on the equity raised in connection with the Conversion, as reflected in the table. Assumes level amortization of the ESOP loan over a ten-year period with interest at the prime rate and assumed tax benefits of 37%. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect of 7.4% on the ownership interests of the Holding Company's shareholders. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

(2) Assuming the receipt of shareholder approval at the Holding Company's first meeting of shareholders, the Association intends to implement the MRP. Assuming such implementation, the MRP will eventually purchase an amount of shares equal to 4% of the Common Shares sold in the conversion for issuance to directors, officers, and employees of the Holding Company and the Association. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the MRP will purchase the shares on the open market, and the estimated net conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Shares under the MRP are assumed to vest at the rate of 20% per year. The Common Shares to be purchased by the MRP represent unearned compensation and are shown as a reduction to pro forma shareholders' equity. As Common Shares granted pursuant to the MRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted by approximately 3.85%. Assuming that 860,000 Common Shares are issued in the Conversion and that all awards under the MRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Shares would be diluted by $.19 per share, or 1.27%, at June 30, 1996, and $.18 per share, or 1.22%, at September 30, 1995. The Holding Company estimates that, at the midpoint, earnings per share would be diluted by $.02 per share, or 2.90%, for the nine months ended June 30, 1996, and by $.02 per share, or 2.02% for the year ended September 30, 1995. See "MANAGEMENT - Stock Benefit Plans -- Management Recognition Plan."

(3) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the Conversion.

(4) Assuming the receipt of shareholder approval at the Holding Company's first meeting of shareholders, the Holding Company intends to implement the Stock Option Plan. Assuming such implementation, common shares in an aggregate amount equal to 10% of the shares issued in the Conversion will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. No effect has been given to the common shares reserved for issuance under the Stock Option Plan. Upon the exercise of stock options granted under the Stock Option Plan, the interests of existing shareholders will be diluted. Assuming the issuance of 860,000 shares in the conversion and the exercise of 86,000 options at an exercise price of $10.00 per share, the Holding Company estimates that the per share book value for the Common Shares would be diluted by $.45 per share, or 3.00%, at June 30, 1996, and $.43 per share, or 2.92%, at September 30, 1995. The Holding Company estimates that earnings per share would be diluted by $.04 per share, or 5.80%, for the nine months ended June 30, 1996, and by $.06 per share, or 6.06%, for the year ended September 30, 1995. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan."

(5) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation and is required under recent amendments to the Code. See "TAXATION - Federal Taxation" and "REGULATION."

(6) Historical per share amounts have been computed as if the Common Shares expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustment of historical net income or historical net equity to reflect the investment of the estimated net proceeds of the sale of Common Shares in the Conversion, the additional ESOP expense, or the proposed MRP expense as described above.

(7) As adjusted to give effect to an increase in the number of Common Shares occurring due to an increase in the Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offering.

(8) Uncommitted ESOP shares are not considered shares outstanding for earnings per share calculations, in accordance with accounting standards set forth in Statement of Position 93-6. Uncommitted ESOP shares are considered shares outstanding for purposes of calculating equity per share. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Impact of New Accounting Standards -- Accounting for ESOP."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The principal business of the Association consists of accepting deposits from the general public and investing those funds in loans secured by one- to four-family residential properties located in the Association's primary market area. The Association's securities portfolio consists primarily of U.S. Treasury notes and government agency securities and mutual funds backed by mortgage-backed securities. See "THE BUSINESS OF THE ASSOCIATION -- Investment Activities" for a description of these investments.

     The Association's earnings are primarily dependent upon its net interest income, the difference between interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits outstanding during the same period and interest rates paid on such deposits. The Association's earnings are also affected by provisions for loan losses, service charges and other non-interest income, operating expenses and income taxes.

     The Association is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. See "REGULATION." Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings within the Association's market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities of the Association include deposits and income provided from operations.

Asset/Liability Management

     Net interest income, the primary component of the Association's net income, is determined by the difference or "spread" between the yield earned on the Association's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on an institution's net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

     In recent years, the Association has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination of one- to four-family adjustable rate and balloon mortgage loans; (ii) limiting the terms of certain fixed rate loan originations to 15 years and selling certain longer term fixed rate one- to four-family residential loans in the secondary market at origination; (iii) diversifying into other types of lending consisting primarily of short-term consumer loans (such as indirect auto lending and home equity lending); (iv) maintaining its investments in short-term (five years or less) or adjustable rate instruments and limiting the portfolios of certain fixed rate loans to the amount of the Association's equity and transactions accounts to achieve non-interest sensitive funding; (v) holding its investments as available-for sale; (vi) reducing the interest rate sensitivity of its liabilities by offering attractive rates on longer term certificates of deposit and implementing programs to attract low cost demand deposits; and (vii) maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities.

     The Association's interest rate sensitivity is monitored by management, through the use of a model produced by the OTS, on a quarterly basis based upon data submitted on the Association's quarterly Thrift Financial Reports. The model generates estimates of the change in net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. These computations estimate the effect on the Association's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The table below presents, as of June 30, 1996, an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The first column of the table consists of hypothetical incremental changes in such interest rates. The second column contains the policy limits set by the Board of Directors of the Association as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and the Association's strong capital position. The remaining columns set forth the effect that a particular change in market interest rates would have on the Association's NPV.

                                                  At June 30, 1996
                                        ----------------------------------------
 Change in interest       Board limit       $ change            % change
 rate (basis points)        % change         in NPV              in NPV
---------------------   --------------- ----------------   ---------------------
                            (Dollars in thousands)

        +400                  -50%          $(1,801)               (24)%
        +300                  -40            (1,255)               (16)
        +200                  -20              (744)               (10)
        +100                  -10              (305)                (4)
          0                    0
        -100                   10               144                  2
        -200                   20               157                  2
        -300                   40               286                  4
        -400                   50               601                  8

     These calculations indicate that the Association would not be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements. See "REGULATION -- Office of Thrift Supervision -- Regulatory Capital Requirements." Changes in interest rates also may affect the Association's net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as the Association's interest-bearing liabilities would be expected to mature or reprice more quickly than the Association's interest-earning assets. "REGULATION -- Office of Thrift Supervison - Regulatory Capital Requirements."

     While management cannot predict future interest rates or their effects on the Association's NPV or net interest income, management does not expect current interest rates to have a material adverse effect on the Association's NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Finally, virtually all of the adjustable rate loans in the Association's portfolio contain conditions which restrict the periodic change in interest rate.

     The Association's Board of Directors is responsible for reviewing the Association's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Association's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Association's asset and liability goals and strategies. Management expects that the Association's asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Average Balances, Interest and Average Yields and Rates

     The following tables set forth certain information relating to the Association's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods and at the dates indicated. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. Securities include the aggregate of securities available for sale, held to maturity and trading, as applicable. The average balance and average yield on securities is based on the amortized cost of the securities. The average balance of loans includes delinquent loans, which are not considered significant.

     The tables also present information for the periods indicated and at the dates indicated, with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest- earning assets and interest-bearing liabilities. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                                                         At June 30,
                                                                                                -------------------------------
                                                                                                            1996
                                                                                                -------------------------------
                                                                                                     (Dollars in thousands)

                                                                                                  Balance          Yield/rate
Interest-earning assets:
 Interest-bearing deposits in other financial institutions                                        $ 4,464               5.20%
 Investment Securities and FHLB stock                                                               9,399               5.65
 Mortgage-backed securities                                                                         8,963               6.10
 Loans receivable                                                                                  39,869               8.60
                                                                                                ------------       ------------

    Total interest-earning assets                                                                  62,695               7.56

Non-interest-earning assets                                                                         1,686
                                                                                                ------------       ------------
    Total assets                                                                                  $64,381
                                                                                                ============
Interest-bearing liabilities:
   NOW accounts                                                                                    11,670               2.40
   Money market accounts                                                                            1,300               3.15
   Passbook savings accounts                                                                        8,374               2.84
   Certificates of deposit                                                                         36,934               5.60
                                                                                                ------------       ------------
    Total deposits                                                                                 58,278               4.51
   FHLB advances                                                                                       --                 --
                                                                                                ------------       ------------
    Total interest-bearing liabilities                                                             58,278               4.51

Non-interest-bearing liabilities                                                                      250                 --
                                                                                                ------------       ------------

    Total liabilities                                                                              58,528

Equity                                                                                              5,853
                                                                                                ------------

    Total liabilities and retained earnings                                                       $64,381
                                                                                                ============

Net interest income

Interest rate spread                                                                                                    3.05%
                                                                                                                   ============
Net interest margin (net interest income as a
 percentage of average interest-earning assets)

Average interest-earning assets to average interest-bearing liabilities

                                                                                            Nine Months Ended June 30,
                                                                                  ----------------------------------------------
                                                                                                       1996
                                                                                  ----------------------------------------------
                                                                                     Average
                                                                                   outstanding       Interest        Average
                                                                                     balance       earned/paid      yield/rate

                                                                                              (Dollars in thousands)
Interest-earning assets:
 Interest-bearing deposits in other financial institutions                             $ 4,879        $  174           4.76%
 Investment Securities and FHLB stock                                                   10,446           440           5.62
 Mortgage-backed securities                                                              7,528           342           6.06
 Loans receivable                                                                       38,946         2,510           8.59
                                                                                  -------------    ----------       ---------

    Total interest-earning assets                                                       61,799         3,466           7.48
                                                                                  -------------    ----------       ---------

Non-interest-earning assets                                                              1,547
                                                                                  -------------
    Total assets                                                                       $63,346
                                                                                  =============

Interest-bearing liabilities:
   NOW accounts                                                                         11,107           200           2.40
   Money market accounts                                                                 1,411            22           2.08
   Passbook savings accounts                                                             6,840           143           2.79
   Certificates of deposit                                                              37,372         1,571           5.60
                                                                                  -------------    ----------       ---------
    Total deposits                                                                      56,730         1,936           4.55
   FHLB advances                                                                            --            --             --
                                                                                  -------------    ----------       ---------
    Total interest-bearing liabilities                                                  56,730         1,936           4.55

Non-interest-bearing liabilities                                                           828            --             --
                                                                                  -------------

    Total liabilities                                                                   57,558

Equity                                                                                   5,788
                                                                                  -------------

    Total liabilities and retained earnings                                            $63,346
                                                                                  =============
Net interest income                                                                                   $1,530
                                                                                                   ==========
Interest rate spread                                                                                                   2.93%
                                                                                                                    =========
Net interest margin (net interest income as a
 percentage of average interest-earning assets)                                                                        3.30%
                                                                                                                    =========

Average interest-earning assets to average
 interest-bearing liabilities                                                                                        108.94%
                                                                                                                    =========

                                                                                            Nine Months Ended June 30,
                                                                                  ----------------------------------------------
                                                                                                       1995
                                                                                  ----------------------------------------------
                                                                                     Average
                                                                                   outstanding       Interest        Average
                                                                                     balance       earned/paid      yield/rate

                                                                                              (Dollars in thousands)
Interest-earning assets:
 Interest-bearing deposits in other financial institutions                            $ 2,335         $   63           3.60%
 Investment Securities and FHLB stock                                                  13,578            571           5.61
 Mortgage-backed securities                                                             5,394            234           5.78
 Loans receivable                                                                      39,760          2,376           7.97
                                                                                  -------------    ----------       ---------

    Total interest-earning assets                                                      61,067          3,244           7.08
                                                                                  -------------    ----------       ---------

Non-interest-earning assets                                                             1,979
                                                                                  -------------
    Total assets                                                                      $63,046
                                                                                  =============

Interest-bearing liabilities:
   NOW accounts                                                                        12,331            208           2.25
   Money market accounts                                                                1,267             28           2.95
   Passbook savings accounts                                                            7,637            166           2.90
   Certificates of deposit                                                             35,836          1,267           4.71
                                                                                  -------------    ----------       ---------
    Total deposits                                                                     57,071          1,669           3.90
   FHLB advances                                                                           --             --             --
                                                                                  -------------    ----------       ---------
    Total interest-bearing liabilities                                                 57,071          1,669           3.90

Non-interest-bearing liabilities                                                          779
                                                                                  -------------    ----------       ---------

    Total liabilities                                                                  57,850

Equity                                                                                  5,196
                                                                                  -------------

    Total liabilities and retained earnings                                           $63,046
                                                                                  =============

Net interest income                                                                                  $ 1,575
                                                                                                   ==========
Interest rate spread                                                                                                   3.18%
                                                                                                                    =========
Net interest margin (net interest income as a
 percentage of average interest-earning assets)                                                                        3.44%
                                                                                                                    =========
Average interest-earning assets to average
 interest-bearing liabilities                                                                                        107.00%
                                                                                                                    =========



                                                                    Year ended September 30,
                               -----------------------------------------------------------------------------------------------------
                                                    1995                                                1994
                               -----------------------------------------------   ---------------------------------------------------
                                    Average                                              Average
                                  outstanding         Interest          Average        outstanding       Interest          Average
                                    balance         earned/paid       yield/rate         balance        earned/paid      yield/rate
                                  -----------       -----------       ----------       -----------      -----------      ----------

                                                                     (Dollars in thousands)

Interest-earning assets:
  Interest-bearing deposits in
     other financial institutions     $ 3,140            $  131            4.17%          $ 3,646           $   99            2.72%
  Investment securities and FHLB
      stock                            12,994               740            5.69            11,245              533            4.74
  Mortgage-backed securities            5,329               305            5.72             5,612              311            5.54
  Loans receivable                     39,318             3,223            8.20            40,876            3,044            7.45
                                  -----------       -----------       ---------        ----------       ----------       ---------
    Total interest-earning assets      60,781             4,399            7.24            61,379            3,987            6.50
                                  -----------       -----------       ---------        ----------       ----------       ---------
Non-interest-earning assets             2,175                                               2,409
                                  -----------                                          ----------
       Total assets                   $62,956                                             $63,788
                                  ===========                                          ==========
Interest-bearing
 liabilities:
  NOW accounts                         12,872               287            2.23            13,400              316            2.36
  Money market accounts                 1,324                38            2.87             1,535               37            2.41
  Passbook savings accounts             7,979               229            2.87             8,413              229            2.72
  Certificates of deposit              34,703             1,746            5.03            34,992            1,401            4.00
                                 ------------       -----------       ---------       -----------       ----------      ----------
     Total deposits                    56,878             2,300            4.04            58,340            1,983            3.40
  FHLB advances                            --                --              --                --               --              --
                                 ------------       -----------       ---------       -----------       ----------      ----------
     Total interest-bearing
       liabilities                     56,878             2,300            4.04            58,340            1,983            3.40
Non-interest-bearing
 liabilities                              786                                                 641
                                 ------------                                          ----------
     Total liabilities                 57,664                                              58,981

 Equity                                 5,292                                               4,807
                                 -------------                                         -----------
     Total liabilities and retained
       earnings                       $62,956                                             $63,788
                                --------------                                         -----------
Net interest income                                     $2,099                                             $2,004
                                                    -----------                                        -----------
Interest rate spread                                                       3.20%                                              3.10%
                                                                      ---------                                         ----------
Net interest margin (net interest                                          3.45%                                              3.26%
    income as a percentage of                                         ---------                                         ----------
    average interest-earning
     assets)
 Average interest-earning
    assets to average                                                    106.86%                                            105.21%
    interest-bearing liabilities                                      ---------                                         ----------

Rate/Volume-Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate) and (ii) changes in rates (change in rate multiplied by prior period volume). Changes in rate-volume (changes in rate multiplied by changes in volume) are allocated proportionately between changes in volume and changes in rates.


                                            Nine Months Ended June 30,         Year Ended September 30,
                                                   1996 v. 1995                     1995 v. 1994
                                            Increase (Decrease) due to        Increase (Decrease) due to
                                        ---------------------------------  ---------------------------------

                                                                 Total                              Total
                                                                Increase                           Increase
                                          Volume      Rate     (Decrease)   Volume        Rate    (Decrease)
                                        ---------   ---------   ---------  ---------   ---------   ---------

                                                               (Dollars in thousands)
Interest income attributable to:
  Interest-bearing deposits in other      $  77       $  34        $ 111     $ (11)       $  43       $  32
  financial institutions
  Investment securities                    (112)        (19)        (131)       90          117         207
  Mortgage-backed securities                 96          12          108       (18)          12          (6)
  Loans receivable                          (47)        181          134      (106)         285         179
                                        ---------   ---------   ---------  ---------   ---------   ---------
     Total interest income                   14         208          222       (45)         457         412
                                        ---------   ---------   ---------  ---------   ---------   ---------

Interest expense attributable to:
  NOW accounts                              (24)         16           (8)      (12)         (17)        (29)
  Money market accounts                       3          (9)          (6)       (3)           4           1
  Passbook savings accounts                 (17)         (6)         (23)        0            0           0
  Certificates of deposit                    58         247          304       (12)         357         345
                                        ---------   ---------   ---------  ---------   ---------   ---------
     Total deposits                          20         248          267       (27)         344         317
                                        ---------   ---------   ---------  ---------   ---------   ---------

FHLB advances                                --          --           --        --           --          --
                                        ---------   ---------   ---------  ---------   ---------   ---------
     Total interest expense               $  19       $ 248        $ 267     $ (27)       $ 344       $ 317
                                        ---------   ---------   ---------  ---------   ---------   ---------

Increase (decrease) in net interest
  income                                                           $ (45)                             $  95
                                                                =========                          =========

Comparison of Financial Condition at June 30, 1996 and September 30, 1995

     Total assets remained relatively stable from September 30, 1995 to June 30, 1996, increasing only $2.4 million, or 3.8%, from $62.0 million at September 30, 1995 to $64.4 million at June 30, 1996. This increase was funded primarily by deposits which increased $2.3 million, or 4.1%, from $56.0 million at September 30, 1995 to $58.3 million at June 30, 1996. Small increases or decreases in deposits are not unusual and are expected in the ordinary course of business.

     Loans receivable increased $1.3 million, or 3.4%, from $38.6 million at September 30, 1995 to $39.9 million June 30, 1996. Such growth occurred primarily in the Association's one to four family residential portfolio, which increased $575,000 in response to moderating interest rates.

     The remaining balance sheet growth for the nine month period ended June 30, 1996 occurred in the mortgage-backed securities portfolio of the Association which increased $3.5 million, or 64.4%, over that period. This growth was, in part, reflective of the reinvestment of $3.9 million in proceeds from maturing investment securities during the period.

Comparison of Financial Condition at September 30, 1995 and September 30, 1994

     Total assets decreased approximately $1.5 million, or 2.4%, from $63.5 million at September 30, 1994 to $62.0 million at September 30, 1995. The balance sheet contraction was primarily due to reduction of deposit levels in response to lower loan demand which resulted from higher market interest rates. This was reflected in decreased deposits of $2.2 million, or 3.8%, from $58.2 million at September 30, 1994 to $56 million at September 30, 1995. Small increases or decreases in deposits are not unusual and are expected in the ordinary course of business.

     The balance of loans receivable fell $1.4 million, or 3.5%, from $40 million at September 30, 1994 to $38.6 million September 30, 1995. The largest decline was in the one to four family residential loan portfolio which decreased $900,000 during fiscal year 1995.

     During fiscal year 1995, the Association elected to remain liquid in response to the changed rate environment by raising its interest bearing deposits in banks from the $2.3 million level at September 30, 1994 to $5.6 million at September 30, 1995.

     Also during fiscal year 1995, $6.5 million in maturities of investment securities reduced the Association's portfolio holdings, offset by $3.5 million in reinvestments, to $10.8 million. Also during the year the Association segmented this portfolio in connection with the adoption of SFAS No. 115, designating $2.6 million of this portfolio as available-for-sale. Likewise, $2.2 million of the Association's mortgage-backed security portfolio was designated as available-for-sale. However, the Association's total mortgage-backed holdings remained relatively stable at September 30, 1995 at $5.4 million, down only 3.9% from the September 30, 1994 level.

     Accrued interest payable on deposits increased $65,000 from September 30, 1994 to September 30, 1995 due to an increase in certificates of deposit of $1.1 million, and the weighted average rate on those certificates of deposits increased from 4.24% at September 30, 1994 to 5.62% at September 30, 1995. The increase in rates was in response to competitors raising rates on certificates of deposit.

Comparison of Results of Operation for the Nine Months Ended June 30, 1996 and June 30, 1995

     The Association reported net income for the nine months ended June 30, 1996 and 1995 of $419,000 and $463,000, respectively. The decline of $44,000 during such nine month periods was due primarily to a $46,000 decrease in net interest income.

     Interest Income. Total interest income increased $222,000 from $3,244,000 for the nine months ended June 30, 1995 to $3,466,000 for the nine months ended June 30, 1996. This increase was almost totally in response to higher portfolio yields provided by the Association's loans receivable portfolio, resulting from new loan originations at higher rates. Higher volumes of mortgage-backed securities and interest-bearing deposits in other financial institutions also contributed to the increase of total interest income.

     Interest Expense. Interest expense of the Association consisted totally of interest paid on customers' deposits, as the Association had no borrowed funds during the nine months ended June 30, 1996 and 1995 respectively. Interest expense increased $267,000 from $1,669,000 for the nine months ended June 30, 1995 to $1,936,000 for the nine months ended June 31, 1996. This was due primarily to higher market interest rates paid on the Association's time deposits in response to competition.

     Net Interest Income. Net interest income was $1,530,000 and $1,575,000 for the nine months ended June 30, 1996 and 1995, respectively. The $45,000 decline resulted from deposit funding costs increasing in excess of the Association's portfolio yields.

     Provision for Loan Losses. Provisions for loan losses are based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance for loan losses at a level considered adequate to provide for losses. Management determined that no provisions were necessary for the nine months ended June 30, 1996 and 1995 due to the Association having experienced a low level of charge-offs during the periods, the loan portfolio consisting substantially of one-to-four family residential mortgages and loans secured by other real estate retaining the same risk characteristics and remaining fairly stable in dollar amount and the prevailing economic conditions in the Association's market area generally. At June 30, 1996 the allowance for loan losses provided coverage of 314% of non-accrual loans and accruing loans 90 days past due. The Association maintains its allowance for loan losses based on management's quarterly review and classification of the loan portfolio and analyses of borrower's ability to pay, historical charge-off experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions, status of non-performing loans and regulatory reviews. In establishing the allowance for loan losses, management recognizes that a substantial portion of the Association's loans, including non-accrual loans and accruing loans 90 days past due, are secured by mortgages on residential real estate and loans secured by other real estate.

     The Association has been able to maintain high quality asset performance because of its conservative underwriting standards. Non-performing assets as a percentage of total assets was .35% at June 30, 1996. See "THE BUSINESS OF THE ASSOCIATION -- Allowance for Loan Losses" for additional information regarding the Association's allowance for loan losses and nonperforming assets. Ultimate losses may vary from management's estimates; however, estimates are reviewed periodically and, as adjustments become necessary, losses are reported in earnings in the periods in which they become known. In addition, various regulatory agencies periodically review the Association's allowance for loan losses and may require the Association to recognize additions to the allowance based on judgments about information available to them at the time of their review.

     Non-interest Income. Non-interest income for the nine months ended June 30, 1996 and 1995 was $183,000 and $220,000, respectively. The $37,000 decline in the overall level of non-interest income was due primarily to an $84,000 decline in net income from real estate operations from the $85,000 level experienced through the nine months ended June 30, 1995. The 1995 interim results were due to the gain on sale of foreclosed real estate which had a $215,000 valuation allowance. This decline was offset, however, by a $48,000 improvement in service charges on deposit accounts. This increase was a result of the Association's increasing the pricing of its deposit products subsequent to an analysis by the Association of local market conditions.

     Non-interest Expense. Non-interest expense for the nine months ended June 30, 1996 and 1995 totaled $1,070,000 and $1,125,000, respectively. The $55,000 reduction in non-interest expense
was primarily representative of salary and other operating cost savings which resulted from the closure of the Association's East branch in December, 1994. The East branch was closed because the branch was not needed and not cost-effective due to its geographic proximity to the Association's other offices.

     The Association's operating efficiency ratio (non-interest expense divided by the total of net interest income and non-interest income) for the nine months ended June 30, 1996 and 1995 was 62.5% and 62.6%.

     Income Taxes. The Association's effective tax rates for the nine months ended June 30, 1996 and 1995 were 34.8% and 31.0%, respectively. See Note 9 to the Association's Financial Statements for further analysis of income tax levels.

Comparison of Results of Operation for the Fiscal Years Ended September 30, 1995 and September 30, 1994

     The Association reported net income of $622,000 for the year ended September 30, 1995 compared to net income of $279,000 for the year ended September 30, 1994. This $343,000 improvement was primarily attributable to significantly increased levels of non-interest income, including a reduction in the level of loss from real estate operations, as well as reduced non-interest expense.

     Interest Income. Interest income totaled $4,399,000 and $3,987,000 for the years ended September 30, 1995 and 1994, respectively. The $412,000, or 10.3%, increase in interest income was due largely to the impact of increased market rates which raised portfolio yields on loans and investment securities. The increase in loan rates offset a volume decline as the average balance of loans fell from $40.9 million to $39.3 million.

     Interest Expense. For the two-year period ended September 30, 1995, the Association's interest-bearing liabilities consisted totally of customers' deposits, as the Association had no borrowed funds during that period. Interest expense increased $317,000, or 16%, from $1,983,000 for the year ended September 30, 1994 to $2,300,000 for the year ended September 30, 1995. The increase was due almost entirely to higher interest rates paid on the Association's certificates of deposits in response to competition, which dramatically offset a slight decrease in volume. Interest rates paid were increased in response to market conditions and rate increases by the Association's competitors in its local market area, which factors generally determine the rates paid by the Association on customers' deposits.

     Net Interest Income. Net interest income was $2,099,000 and $2,004,000 for the years ended September 30, 1995 and 1994. The $95,000 improvement in 1995 was representative of the Association's favorable loan portfolio yields which exceeded higher costs of certificates of deposits.

     Provision for Loan Losses. The Association's provision for loan losses was zero in 1995 and $35,000 in 1994. The Association's provisions have been minimal due to the Association's low level of charge-offs and high asset quality for each of the two years. See "THE BUSINESS OF THE ASSOCIATION -- Allowance for Loan Losses," for additional information regarding the Association's allowance for loan losses and non-performing assets.

     Non-interest Income. Non-interest income for the years ended September 30, 1995 and 1994 was $329,000 and $17,000, respectively. Non-interest income consists primarily of customer service fees related to customers' deposit accounts and loan accounts, income or loss from real estate operations and gains on the sale of premises and equipment. The $312,000 increase in non-interest income was in large part due to income from real estate operations for 1995 of $51,000, from the gain on sale of foreclosed real estate, as compared to 1994's loss from real estate operations of $122,000, primarily from the write-down of foreclosed real estate . The Association recognized a $74,000 gain on sale of premises and equipment for the year ended September 30, 1995 related to the closure of the Association's East branch and subsequent sale of the building. Also contributing to the increase in non-interest income was a $60,000, or 43.5%, improvement in service charge income from deposit accounts. This resulted from a repricing of the Association's deposits consistent with rates in the Association's market area, and increased collection of service charges.

     Non-interest expense. Non-interest expense for the years ended September 30, 1995 and 1994 was $1,496,000 and $1,610,000, respectively. Compensation and benefits expense represents the largest component of the Association's non-interest expense. The $114,000, or 7.1%, reduction in non-interest expense was primarily representative of salary and other operating cost savings which resulted from the closure of the Association's East Branch in December, 1994.

     The Association's operating efficiency improved with a ratio (non-interest expense divided by the total of net interest income and non-interest income) of 61.6% and 79.7% for the years ended September 30, 1995 and 1994, respectively. The ratio of non-interest expense to average total assets ratio was 2.38% and 2.56% for the years ended September 30, 1995 and 1994.

     Income Taxes. The Association's effective tax rate remained relatively stable for each of the two years ended September 30, 1995. A reconciliation of the difference between provision for income taxes calculated by applying the 34% statutory federal tax rate is provided in Note 9 of the Consolidated Financial Statements presented elsewhere herein.

Capital Resources

     The Association has historically maintained substantial levels of capital. The assessment of capital adequacy is dependent on several factors including asset quality, earnings trends, liquidity, and economic conditions. Maintenance of adequate capital levels is integral to provide stability to the Association. The Association seeks to maintain high levels of regulatory capital to give it maximum flexibility in the changing regulatory environment and to respond to changes in the market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of non-interest expense and have been maintained at those high levels as a result of its policy of moderate growth generally confined to its market area. Average equity to average total assets at June 30, 1996 and September 30, 1995 and 1994 was 9.14%, 8.41% and 7.54%, respectively. At June 30, 1996 and September 30, 1995, the Association exceeded all current regulatory capital requirements and met the definition of a "well-capitalized" institution, the highest of five regulatory categories. For additional information on the Association's compliance with its regulatory capital requirements and a reconciliation between the Association's capital under generally accepted accounting principles and regulatory capital, see "REGULATORY CAPITAL COMPLIANCE."

     The following table summarizes the Association's regulatory capital and actual capital at September 30, 1995:


                                                                                      Excess of actual
                                                                                      capital over current    Applicable
                                   Actual capital          Current requirement            requirement         asset total
                                ----------------------  -----------------------   --------------------------  ------------
                                 Amount        Percent    Amount       Percent       Amount        Percent
                                -------     ----------  --------     ----------     --------      ---------
                                                               (Dollars in thousands)

Tangible capital                  $5,651       9.11%      $  931         1.50%       $4,720         7.61%      $62,026
Core capital                       5,651       9.11        1,861         3.00         3,790         6.11        62,026
Risked-based capital               6,061      18.53        2,616         8.00         3,444        10.53        32,706


     The Association will, as a result of the Conversion, have substantially increased capital. Although it is expected that the Association could therefore pay substantial dividends permitted by the OTS regulations, there can be no assurance the Holding Company's resources of funds will be sufficient to satisfy the liquidity needs of the Holding Company in the future. See "SELECTED FINANCIAL INFORMATION AND OTHER DATA," "CAPITALIZATION," "PRO FORMA DATA," "REGULATORY CAPITAL COMPLIANCE" and "REGULATION -- Office of Thrift Supervision--Regulatory Capital Requirements."

Liquidity

     Following completion of the Conversion, the Holding Company initially will have no business other than that of the Association. Management expects that the net proceeds of the Conversion to be retained by the Holding Company, together with dividends that may be paid from the Association to the Holding Company following the Conversion, will provide sufficient funds for its initial operations. The Holding Company's primary sources of liquidity in the future will be dividends paid by the Association and repayment of the ESOP loan. The Association will be subject to certain regulatory limitations with respect to the payment of dividends to the Holding Company. See "DIVIDENDS" and "REGULATION --Office of Thrift Supervision -- Limitations on Capital Distributions."

     The Association is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and short-term borrowings. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At June 30, 1996, the Association's liquidity, as measured for regulatory purposes, was 33.3% or $16 million in excess of the minimum OTS liquidity requirement of 5% and 17.2% or $4 million in excess of the OTS short term liquidity requirement of 1%. Management of the Association seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Association has been able to meet its liquidity demands through internal sources of funding.

     The Association's most liquid assets are cash and cash equivalents, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash, and interest-bearing deposits in other banks. The levels of these assets are dependent on the Association's operating, financing and investing activities during any given period.

At June 30, 1996 and September 30, 1995 and 1994, cash and cash equivalents totaled $4.8 million, $6.1 million and $3.0 million, respectively.

     The Association's primary source of funds is deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, interest payments and maturities of investment securities, and earnings. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Association does not solicit deposits outside of its market area through brokers or other financial institutions.

     The Association has also designated certain securities as available for sale in order to meet liquidity demands. At June 30, 1996, the Association had designated securities with a fair value of $10,361,000 as available for sale. In addition to internal sources of funding, the Association as a member of the FHLB has substantial borrowing authority with the FHLB. The Association's use of a particular source of funds is based on need, comparative total costs and availability.

     Another source of liquidity is the anticipated net proceeds of the Conversion. Following the completion of the Conversion, the Association will receive at least half of the net proceeds of the Conversion. These funds are expected to be used by the Association for its business activities, including investment in interest-earning assets. See "USE OF PROCEEDS."

     For additional information about cash flows from the Association's operating, investing and financing activities see the consolidated financial statements presented elsewhere herein.

     At June 30, 1996, the Association had no outstanding commitments to originate loans. At the same date, the total amount of certificates of deposits which are scheduled to mature in one year or less was $26.1 million. Management anticipates that the Association will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Association has been able to retain a significant amount of its deposits as they mature.

     Management is not aware of any current recommendations by its regulatory authorities, legislation, competition, trends in interest rate sensitivity, new accounting guidance or other material events and uncertainties that would have a material effect on the Association's ability to meet its liquidity demands.

Impact of Inflation and Changing Prices

     The consolidated financial statements and accompanying notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.

     Virtually all of the Association's assets and liabilities are monetary in nature. As a result, changes in interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. For additional information, see "RISK FACTORS -- Interest Rate Risk."

Impact of New Accounting Standards

     The following are recently issued accounting standards which the Association has yet to adopt. For a discussion of recent accounting standards which the Association has adopted, see the notes to the consolidated financial statements, presented elsewhere herein, for the impact of the adoption on the Association's financial position and results of operations.

     Disclosures of Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the statements of financial condition) for which it is practicable to estimate the fair value, except those financial instruments specifically excluded by this statement. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall include the methods and assumptions used to estimate the fair value of a financial instrument or a class of financial instruments as well as why it is not practicable to estimate the fair value. SFAS No. 107 is effective for entities with assets of less than $150 million for fiscal years ending after December 15, 1995.

     In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires expanded disclosures regarding derivative financial instruments and is effective for financial statements issued for fiscal years ending after December 15, 1995 for entities with less than $150 million in total assets.

     The Association currently intends to adopt the disclosure requirements of SFAS No. 107 and 119 for the fiscal year ending September 30, 1996, which would result in the disclosure of the fair value of financial instruments in a footnote.

     Accounting for Impairment of Long-Lived Assets. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the review for recoverability, based on undiscounted expected future cash flows, indicates that impairment exists, the loss should be measured based on the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provided that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. This statement requires additional disclosure in the footnotes regarding assets to be disposed of.

     The Association will adopt the provisions of the standard on October 1, 1996. Management does not believe that the adoption of SFAS No. 121 will have a significant impact on the Association's financial position or on the results of its operations as long-lived assets are not significant, and management has no plans to dispose of any long-lived assets.

     Accounting for Mortgage Service Rights. In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," an amendment to SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Prior to the issuance of SFAS No. 122, SFAS No. 65 required separate capitalization of the cost of rights to service mortgage loans for others when those rights were acquired through a purchase transaction but prohibited separate capitalization when those rights were acquired through loan origination activities. As a result, mortgage banking enterprises often reported losses on the sale of mortgage loans with servicing rights retained that were acquired through loan origination activities. However, if the same mortgage loan had been acquired in a purchase transaction, the cost of the mortgage servicing rights would have been capitalized separately as an asset and would not have been deducted from the sales price of the mortgage loans.

     This statement amends certain provisions of SFAS No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan-origination activities and those acquired through purchase transactions. When a mortgage banking enterprise purchases or originates mortgage loans, the cost of acquiring those loans includes the cost of the related mortgage servicing rights. If the mortgage banking enterprise sells or securitizes the loans and retains the mortgage service rights, the enterprise should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans without the mortgage servicing rights based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans without the mortgage servicing right, the entire cost of acquiring the loans should be allocated to the mortgage loans without the mortgage servicing rights and no cost should be allocated to the mortgage servicing rights. Any cost allocated to mortgage servicing rights should be recognized as a separate asset. Mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights capitalized should be assessed for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum.

     This statement applies prospectively in fiscal years beginning after December 15, 1995, to transactions in which mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before adoption of this statement.

     The Association will adopt the provisions of the Standard on October 1, 1996. Based on the Association's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Association's financial condition or results of operations. However, with the Conversion the Association may increase its mortgage banking activities, and the statement may have more of an impact on the Association's financial condition or results of operations.

     Accounting for ESOPs. The Accounting Standards Division of the American Institute of Certified Public Accountants ("AICPA") approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993, and which applies to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992, that have not been committed to be released as of the beginning of the year in which the ESOP is adopted. This statement will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares.

     In connection with the Conversion, the Association has adopted an ESOP. Since the fair value of the shares following the Offering cannot be reasonably predicted, the Association cannot reasonably estimate the impact of SOP 93-6 on its consolidated financial statements.

     Disclosure of Certain Risks. In December 1994, the Accounting Standards Division of the AICPA approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires disclosures in the financial statements beyond those now being required or generally made in the financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas: nature of operations, use of estimates in the preparation of financial statements, certain significant estimates, current vulnerability due to certain concentrations. This statement is effective for financial statements issued for fiscal years ending after December 15, 1995.

     Accounting for Stock Based Compensation. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this Statement had been adopted. The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

     This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.

     The Association will adopt the provisions of the Standard on January 1, 1997. Based on the Association's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Association's financial condition or results of operations.

                      THE BUSINESS OF THE HOLDING COMPANY

General

      The Holding Company was organized at the direction of the Board of Directors of the Association for the purpose of becoming a holding company to own all of the outstanding capital stock of the Association. Upon consummation of the Conversion, the Association will become a wholly-owned subsidiary of the Holding Company.

Business

      The Holding Company currently is not an operating company. Following the Conversion, the Holding Company will be primarily engaged in the business of managing its investments and directing, planning and coordinating the business activities of the Association. In the future, the Holding Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Presently, there are no agreements or understandings for an expansion of the Holding Company's operations.

      Initially, the Holding Company will not maintain offices separate from those of the Association or employ any persons other than its officers who will not be separately compensated for such service.


                        THE BUSINESS OF THE ASSOCIATION

General

      The Association is a mutual savings and loan association which was organized in 1905. Subject to supervision and regulation by the OTS and the FDIC, the Association is a member of the FHLB of Atlanta and the deposits of the Association are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

      The Association is principally engaged in the business of originating mortgage loans secured by first mortgages on one- to four-family residential real estate located in Cullman County, Alabama, the Association's primary market area. The Association also originates loans for the construction of residential real estate and construction and permanent mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area. In addition to real estate lending, the Association originates a limited number of commercial loans and secured and unsecured consumer loans. See "Lending Activities." For liquidity and interest rate risk management purposes, the Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. See "Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and loan principal repayments. See "Deposits and Borrowings."

      Historically, the Association has operated as a traditional savings and loan association, emphasizing the origination of loans secured by single-family residences. The Association has recently focused on increasing consumer and commercial lending and has added a loan officer experienced in the commercial lending area. The Association has also taken steps to increase its non-interest income by repricing certain of its deposit products and service charges. See "MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

          Interest on loans and investments is the Association's primary source of income. The Association's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of the Association, which is the difference between interest income earned on loans, mortgage-backed securities and other investments and interest paid on deposits and borrowings. Like most thrift institutions, the Association's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Market Area

          The Association conducts business from its office in Cullman, Alabama. The Association's primary market area for lending and deposit activity is Cullman County, Alabama.

          Cullman County's economy is principally agricultural, light industry, and manufacturing. Cullman County is among the largest poultry producing counties in the United States. For the period 1994 to 1999, the population of Cullman County is projected to grow by 5.20% and the City of Cullman's population is projected to grow by 7.73%. The projected population growth of 5.20% for the County is projected to be above that of Alabama at 3.47% and level with the United States at 5.28%. The projected population growth for the City at 7.73% exceeds the projections for the United States, Alabama, and Cullman County.

          Income levels in Cullman County are below averages for the State of Alabama and the United States according to demographic statistics. For 1994, average per capita income for Cullman County was 12% below and 30% below, respectively, average per capita income for Alabama and the United States, respectively. For 1999, average per capita income for Cullman County is projected to be 12% below and 31% below, respectively, average per capita income for Alabama and the United States, respectively.

          Cullman County has no single, dominant employer. The largest employer in the county is the Wal-Mart Distribution Center with approximately 1,500 employees.

          The Association is one of two thrift institutions based in Cullman County and had a 46% share of the County's thrift deposits and a 8.2% share of all deposits in the County, as of June 30, 1995.

Lending Activities

          General. The Association's principal lending activity is the origination of conventional real estate loans, including construction loans, secured by one- to four-family homes located in the Association's primary market area. Loans secured by multifamily properties containing five units or more and by nonresidential real estate and loans for the construction of residences and other properties are also offered by the Association. In addition to real estate lending, the Association originates commercial loans and consumer loans, including loans secured by deposit accounts, automobile loans and a limited number of other secured and unsecured loans.

        Loan Portfolio Composition. The following table presents certain information in respect of the composition of the Association's loan portfolio at the dates indicated:


                                        At June 30,                                        At September 30,
                             --------------------------------    -------------------------------------------------------------------
                                           1996                               1995                                1994
                             --------------------------------    --------------------------------   --------------------------------
                                                  Percent of                          Percent of                         Percent of
                                 Amount          total loans        Amount           total loans       Amount           total loans
                             -------------      -------------    -------------      -------------   -------------      -------------
                                                                      (Dollars in thousands)
Real estate loans:
  One-to four family            $23,804             59.71%          $23,230             60.23%         $24,124             60.37%
  Multifamily                     4,105             10.30             4,188             10.86            3,540              8.86
  Nonresidential                  8,671             21.75             8,180             21.21            9,464             23.69
  Construction                      755              1.89               624              1.62              400              1.00
                             -------------      -------------    -------------      -------------   -------------      -------------

    Total real estate            37,335             93.64            36,222             93.91           37,528             93.92
    loans                    -------------      -------------    -------------      -------------   -------------      -------------


Commercial loans                  1,157              2.90               378               .98               71              .18

Consumer loans:
  Automobile loans                1,230              3.09             1,051              2.72            1,252             3.13
  Loans on deposits                 596              1.49               534              1.38              347              .87
  Other consumer loans              565              1.42             1,396              3.62            1,580             3.95
                             -------------      -------------    -------------      -------------   -------------      -------------

    Total consumer                2,391              6.00             2,981              7.73            3,179             7.96
    loans                    -------------      -------------    -------------      -------------   -------------      -------------

Total loans:                     40,883            102.54            39,581            102.62           40,778           102.06
                             -------------      -------------    -------------      -------------   -------------      -------------
  Less:
    Undisbursed
    portion of loans                247               .62               266               .69               91             .23
    in progress
    Unearned and
    deferred income                 155               .39               121               .31              101             .25
    Allowances for loan
    losses                          612              1.54               624              1.62              632            1.58
                             -------------      -------------    -------------      -------------   -------------      -------------

      Net loans                 $39,869            100.00%          $38,570            100.00%         $39,954          100.00%
                             =============      =============    =============      =============   =============      =============

        Loan Maturity. The following table sets forth certain information as of September 30, 1995, regarding the dollar amount of loans maturing in the Association's portfolio based on their contractual terms to maturity. Demand loans, home equity loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less.


                            Due during the year ending                                                       Due more
                                   September 30,                  Due 4-5        Due 6-10     Due 11-15      than 15
                         ----------------------------------      years after    years after   years after   years after
                            1996         1997       1998           9/30/95        9/30/95       9/30/95       9/30/95       Total
                         ----------  ----------  ----------      -----------    -----------   -----------   -----------   ---------
                                                               (Dollars in thousands)
Real estate loans:
  One- to four-           $  369         $126        $449          $  966           $6,561       $ 9,751        $5,008      $23,230
  family
  Multifamily                561          370          13             154            2,876         6,525         1,869       12,368
  and
  non-residential
  Construction               624           --          --              --               --            --            --          624
Commercial loans               0          378          --              --               --            --            --          378
Consumer loans             1,184          424         531             665              177            --            --        2,981
                         ----------  ----------  ----------      -----------    -----------   -----------   -----------   ---------
    Total                 $2,738       $1,298        $993          $1,785           $9,614       $16,276        $6,877      $39,581
                         ==========  ==========  ==========      ===========    ===========   ===========   ===========   =========

     The table below sets forth the dollar amount of all loans due after one year from September 30, 1995, which have predetermined interest rates and have floating or adjustable interest rates:

                                Due more than one year
                                        after
                                  September 30, 1995
                              --------------------------

                                (Dollars in thousands)

Fixed rates of interest                 $15,769
Adjustable rates of interest             21,074

          Loans Secured by One- to Four-Family Residences. The principal lending activity of the Association is the origination of conventional loans secured by first mortgages on one- to four-family residences, primarily single-family residences located within the Association's primary market area. At June 30, 1996, the Association's one- to four-family residential loans totaled approximately $23.8 million, or 59.7% of total loans. Of the total of one- to four-family residential loans, approximately $22.4 million were secured by first mortgages and approximately $1.4 were secured by second mortgages.

          OTS regulations limit the amount which the Association may lend in relationship to the appraised value at the time of loan origination of the real estate and improvements which will secure the loan (the "LTV"). In accordance with such regulations and laws, and as a matter of policy established by the Board of Directors of the Association, the Association makes loans secured by one- to four-family residences for not more than a 85% LTV.

          ARMs are currently offered by the Association for terms of up to 20 years. On ARMs currently offered by the Association, the interest rate adjustment periods are one year and rates are adjusted in accordance with the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year. The new interest rate at each change date is determined by adding a margin of 2.75% to the prevailing index. On ARMs currently offered by the Association, the maximum allowable adjustment at each adjustment date is 2.0% and the maximum allowable adjustment over the term of the loan is 6.0%.

          Although ARMs decrease the Association's interest rate risk, such loans involve other risks. As interest rates rise, for example, the payment by the borrower increases to the extent permitted by the terms of the loan. Such increase in the payment may increase the potential for default. Moreover, the marketability of the underlying property may be adversely affected by a general increase in interest rates. The Association believes that such risks have not had a material adverse effect on the Association to date.

          The Association currently offers fixed rate loans for terms of 15, 20 and 30 years. The fixed-rate loans are competitively priced based on market conditions and the Association's cost of funds.

          Loans Secured by Multifamily Residences. In addition to loans on one- to four-family properties, the Association originates loans secured by multifamily properties which contain more than four units. At June 30, 1996, loans secured by multifamily residences totaled approximately $4.1 million, or 10.3% of total loans. At June 30, 1996, the largest single loan secured by a multifamily residence was $1,447,518 and was performing in accordance with its terms. Multifamily loans are offered with adjustable or fixed rates for terms of up to 20 years and have LTVs up to 80%.

          Multifamily lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. The Association attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships.

          Loans Secured by Nonresidential Real Estate. The Association also originates loans for the purchase of nonresidential real estate. At June 30, 1996, approximately $8.7 million, or 21.8%, of the Association's total loans were secured by mortgages on nonresidential real estate. At such date, the largest single loan secured by nonresidential real estate was $1,615,000 and was performing in accordance with its terms. The Association's nonresidential real estate loans have adjustable rates or fixed rates, terms of up to 30 years and LTVs of up to 80%. The Association also makes loans for the construction of nonresidential real estate. See "- Construction Loans."

          Although loans secured by nonresidential real estate have higher interest rates than one- to four-family residential real estate loans, nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. The Association has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the financial condition of the borrower, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation.

          Construction Loans. The Association makes loans for the construction of single-family houses, multifamily properties and nonresidential real estate projects. Of the loans made by the Association for construction of single-family residences, all are made to owner-occupants or to professional builders.

          Construction loans are offered with adjustable or fixed rates for terms of up to one year. At June 30, 1996, the Association's loan portfolio included $750,000 million in construction loans, or 1.9% of total loans. The majority of construction loans were for construction of residential properties.

          Construction loans, particularly loans involving nonresidential real estate, generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTV and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, the Association would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project.

              All of the Association's construction loans are secured by property in the Association's primary market area.

          Commercial Loans. The Association makes commercial loans to businesses in its primary market area. Such loans are typically secured by a security interest in equipment, nonresidential real estate or other assets of the borrower. At June 30, 1996, the Association's commercial loan portfolio totaled $1.2 million, or 2.9% of total loans.

          Consumer Loans. The Association makes various types of consumer loans, including loans made to depositors on the security of their deposit accounts, automobile loans, home improvement loans and other secured loans and unsecured personal loans. Consumer loans are made at variable or fixed rates of interest and for varying terms based on the type of loan. At June 30, 1996, the Association had approximately $2.4 million, or 6.0% of total loans, invested in consumer loans.

          Consumer loans, particularly consumer loans which are unsecured or are secured by depreciating assets such as automobiles, may entail greater risk than residential real estate loans. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions.

          Loan Solicitation and Processing. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by the Association's lending staff and walk-in customers.

          Loan applications for permanent real estate loans are taken by loan personnel at the Association's office. The Association typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate which will be given as security for the loan is prepared by an appraiser approved by the Board of Directors. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the application for a loan is submitted for review in accordance with the Association's underwriting guidelines. All real estate loans are approved by the Loan Committee of the Association (which Loan Committee is comprised of two members, Mr. Eston Jones and Mr. Daniel Keel). Loans not secured by real estate may be approved by the President or the Vice President-Lending of the Association for amounts less than $20,000. Loans not secured by real estate in amounts in excess of $20,000 require approval of the Loan Committee. Any loan in an amount in excess of $250,000 requires the approval of the full Board of Directors of the Association.

          If a mortgage loan application is approved, the Association typically obtains an attorney's opinion of title. The Association obtains title insurance on only approximately 5% of its loans secured by real estate. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name the Association as an insured mortgagee.

          The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. The Association also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Once approved, the construction loan is disbursed in portions based upon periodic inspections of construction progress.

          Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

          Loan Originations. The Association currently originates a variety of mortgage loans, including adjustable and fixed rate loans. The Association is an approved seller/servicer for the Federal Home Loan Mortgage Corporation and as such, originates loans for the various programs of

FHLMC. Further, the Association originates certain first and second mortgage loans secured by single family dwellings which are non-conforming.

        The following table presents the Association's loan origination activity for the periods indicated:

                                                Nine Months ended
                                                     June 30,         Year ended September 30,
                                             -----------------------  ------------------------
                                                 1996       1995         1995          1994
                                             ----------- -----------  -----------  -----------

                                                         (Dollars in thousands)
Loans originated:
   One- to four-family residential             $  5,699     $4,304       $ 6,127       $ 6,986
   Multifamily residential                           --        693           693           115
   Nonresidential                                   533        180           458           381
   Construction                                   2,083        740         1,036         1,199
   Commercial                                       575        577           823           245
   Consumer                                       1,799      1,407         1,957         2,949
                                               --------    -------      --------      --------
     Total loans originated                      10,689      7,901        11,094        11,875
                                               --------    -------      --------      --------

Principal repayments                            (10,138)    (8,967)      (12,665)      (13,889)
                                               --------    -------      --------      --------

Increase (decrease) in other items, net(1)          748        (43)          187          (180)
                                               --------    -------      --------      --------
Net increase (decrease)                        $  1,299    $(1,109)      $(1,384)      $(2,194)
                                               ========    =======      ========      ========

(1) Other items consist of deferred loan fees, allowance for loan losses and the undisbursed portion of construction loans.

     At June 30, 1996, the Association owns loan participation interests in eleven loans with an aggregate outstanding balance of approximately $5.3 million. These loans consist of both adjustable and fixed rate loans. The Association is the lead lender on one loan of the eleven, which loan has an outstanding balance of $306,376 at June 30, 1996. The remaining ten loans are serviced by other lending institutions. All participation loans are performing and secured by first mortgages. The participation loans are secured by various types of properties, including multifamily residences, shopping centers, office buildings and a country club, some of which are outside of the Association's primary market area. The Association does not currently intend to originate or purchase additional loan participations.

     OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the association's total capital for risk-based purposes plus any loan reserves not already included in total capital (collectively, "Unimpaired Capital"). A savings association may lend to one borrower an additional amount not to exceed 10% of the association's Unimpaired Capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In addition, the regulations require that loans to certain related or affiliated borrowers be aggregated for purposes of such limits. The aggregate amount which the Association could lend to one borrower as of June 30, 1996 was $972,000.

     The largest amount the Association had outstanding to one borrower and related persons or entities at June 30, 1996, was $1,615,000, consisting of one loan. Such loan is secured by real estate and was performing in accordance with its terms on June 30, 1996. Such loan was originated prior to the effective date of current OTS regulations regarding loans to one borrower and therefore does not violate such regulations.

     Loan Origination and Other Fees. The Association realizes loan origination fees and other fee income from its lending activities and also realizes income from late payment charges, application fees and fees for other miscellaneous services.

     Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91 as an adjustment to yield over the life of the related loan.

     Delinquent Loans, Nonperforming Assets and Classified Assets. Payments on loans made by the Association are due on the first day of the month. When a loan payment has not been received by the sixteenth of the month, a late notice is sent. If payment is not received by the thirtieth day, a second notice is sent. Telephone calls are made to the borrower in connection with both the 15- and 30-day notices. Each of the loans bears a late payment penalty which is assessed as soon as such loan is more than 15 days delinquent. The late penalty is 5% of the payment due.

     When a loan secured by real estate becomes more than 90 days delinquent, a letter is sent to the borrower by the Association to inform the borrower that foreclosure proceedings will begin if the loan is not brought current within 30 days. If the loan has not been brought current within such 30-day period, the Board of Directors normally refers the loan to an attorney to commence foreclosure proceedings.

     The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                        At June 30,                                      At September 30,
                             -----------------------------      -------------------------------------------------------------
                                           1996                           1995                              1994
                             -----------------------------      -------------------------------------------------------------
                                                  Percent                            Percent                          Percent
                                                  of total                           of total                        of total
                             Number  Amount        loans        Number  Amount        loans        Number  Amount     loans
                             ------  ------       --------      ------  ------       --------      ------  ------    --------

                                                                     (Dollars in thousands)
Loans delinquent for:

30-59 days                       31    $581           1.46%      20     $403           1.04%           25    $547        1.37%
60-89 days                        5      66            .17       15      143            .37             9     231         .58
90 days and over                  8     195            .49       21      206            .53             4      36         .09
                             -------- ------       --------    ------   -----         ------         ------  ------     -------
Total                            44    $842           2.11%      56     $752           1.95%           38    $814        2.04%

      Nonperforming assets include nonaccruing loans, real estate acquired by foreclosure or by deed-in-lieu thereof, in-substance foreclosures and repossessed assets. The Association ceases to accrue interest on real estate loans if the collateral value is not adequate, in the opinion of management, to cover the outstanding principal and interest. The Association reviews loans which are 90 days or more delinquent and makes a determination, based upon its estimation of collectibility, whether to continue to accrue, or to cease accruing, interest on such loan. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

      The following table sets forth information with respect to the accrual and nonaccrual status of the Association's loans and other nonperforming assets at the dates indicated:

                                          At June 30,     At September 30,
                                        --------------  --------------------
                                              1996        1995       1994
                                        --------------  --------- ----------

                                                (Dollars in thousands)

Accruing loans delinquent 90+ days           $   161   $   157     $   14
Loans accounted for on a nonaccrual basis:   --------- --------   --------
  Real estate
    One-to four-family                            34        49         22
    Multifamily                                   --        --         --
    Nonresidential                                --        --         --
    Consumer                                      --        --         --
                                             --------- --------   --------
  Total nonaccrual loans                          34        49         22

  Total nonperforming loans                      195       206         36
                                             --------- --------   --------
Real estate owned                                 28         5        286
                                             --------- --------   --------
  Total nonperforming assets                 $   223   $   211     $  322
                                             ========= ========   ========
  Allowance for loan losses                  $   612   $   624     $  632
                                             ========= ========   ========
  Nonperforming assets as a percent of            .56%      .55%       .81%
     total loans                             ========= ========   ========
  Nonperforming loans as a percent of            .49       .53         .09
     total loans                             ========= ========   ========
  Allowance for loan losses as a percent of
    nonperforming loans                       313.85%   302.91%   1,755.56%
                                             ========= ========   ========


     Real estate acquired by the Association as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, such property is recorded by the Association at the fair value of the real estate, less estimated selling expenses, at the date of acquisition and any write-down resulting therefrom is charged to the allowance for loan losses. All costs incurred in maintaining REO property are expenses from the date the property is acquired. Costs relating to the development and improvement of the property are capitalized to the extent of fair value. At June 30, 1996, the Association had two REO properties with an aggregate book value of $27,601.

     The Association classifies its own assets on a quarterly basis in accordance with federal regulations and Association policy. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the Association is not warranted.

     The aggregate amounts of the Association's classified loans at the dates indicated were as follows:

                                          At June 30,     At September 30,
                                        -------------    -------------------
                                             1996          1995     1994
                                        -------------    -------------------
                                             (Dollars in thousands)

Classified loans:
               Substandard                  $ 472         $ 771    $ 583
               Doubtful                        --            --       --
               Loss                            98           105      235
                                        --------------   --------  --------
                 Total classified loans     $ 570         $ 876    $ 818
                                        ==============   ========  ========

      The Association establishes general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the Association establishes specific allowances for losses in the amount of 100% of the portion of the asset classified loss. See "Allowance for Loan Losses." Generally, the Association charges off the portion of any real estate loan deemed to be uncollectible.

      The Association analyzes each classified asset on a quarterly basis to determine whether changes in the classifications are appropriate under the circumstances. Such analysis focuses on a variety of factors, including the amount of any delinquency and the reasons for the delinquency, if any, the use of the real estate securing the loan, the status of the borrower and the appraised value of the real estate. As such factors change, the classification of the asset will change accordingly.

      Allowance for Loan Losses. Senior management, with oversight by the Board of Directors, reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of delinquent and nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments and net income could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. The amounts in the provisions for loan losses shown in the table below for 1994 through 1996 were determined based upon past loan experience, a review of individual specific problem loans, if any, the estimated value of the underlying collateral and the prevailing economic conditions.

        The following table sets forth an analysis of the Association's allowance for loan losses for the periods indicated:

                                  Nine Months ended
                                       June 30          Year ended September 30,
                                ---------------------  -------------------------
                                  1996         1995      1995             1994
                                --------      -------  --------         --------

                                            (Dollars in thousands)

Balance at beginning of period    $624         $632       $632            $756

Charge-offs                        (20)          (4)       (17)           (175)
Recoveries                           8            8          9              16
                                --------      -------  --------         --------
Net (charge-offs) recoveries       (12)           4         (8)           (159)

Provision for loan losses           --           --         --              35
                                --------      -------  --------         --------
Balance at end of year            $612         $636       $624            $632
                                ========      =======  ========         ========
Ratio of net (charge-offs)
  recoveries to average loans
  outstanding during the period   (.03)%        .01%      (.02)%          (.38)%
                                ========      =======  ========         ========

Ratio of allowance for loan
  losses to total loans           1.54         1.64       1.62            1.58
                                ========      =======  ========         ========

        The following table sets forth the allocation of the Association's allowance for loan losses by type of loan at the dates indicated:

                                      At June 30,                                At  September 30,
                                ------------------------    --------------------------------------------------------------
                                         1996                          1995                           1994
                                ------------------------    ---------------------------       ----------------------------

                                            Percent of                     Percent of                       Percent of
                                           loans in each                  loans in each                    loans in each
                                            category of                    category of                      category of
                                 Amount     total loans        Amount      total loans        Amount        total loans
                                --------  ---------------     --------   ---------------     --------    -----------------

                                                                    (Dollars in Thousands)
Balance at year end
 applicable to:
 Real estate loans                $495        95.80%            $502           93.91%           $511            93.92%
 Commercial loans                   54         2.62               54             .98              55              .18
 Consumer loans                     63         6.00               68            7.73              66             7.96
 Unallocated                        --           --               --              --              --               --
                                ----------  ----------       ----------      ----------      ---------       -------------
   Total                          $612       104.42%            $624           102.62%          $632           102.06%
                                ==========  ==========       ==========      ==========      =========       =============

        The allowance for loan losses is based on estimates and is, therefore, monitored quarterly and adjusted as necessary to provide an adequate allowance.

Investment Activities

        Federal regulations permit the Association to invest in various types of investments, including interest-bearing deposits in other financial institutions, U.S. Treasury and agency obligations, mortgage-backed securities and certain other specified investments. The Board of Directors of the Association has adopted an investment policy which authorizes management to make investments in U.S. Government and agency securities, deposits in the FHLB, certificates of deposit in federally-insured financial institutions, mortgage-backed securities and mutual funds backed by mortgage-backed securities. William R. Faulk, the Association's President, and Beth B. Knight, its Vice President-Finance and Chief Financial Officer, have primary responsibility for implementation of the investment policy. The Association's investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk and to maximize return without sacrificing liquidity and safety.

     The following table sets forth the composition of the Association's interest bearing deposits, investment securities and mortgage-backed securities at the dates indicated:

                                                  At June 30,                            At September 30,
                                           ------------------------  -----------------------------------------------------
                                                     1996                         1995                      1994
                                           ------------------------  ----------------------------  -----------------------
                                             Carrying                    Carrying                   Carrying
                                              Value       Fair Value      Value       Fair Value     Value      Fair Value
                                           ------------  ------------  ------------  ------------  ----------  -----------

                                                                   (Dollars in thousands)
Interest-bearing deposits:
   Total interest-bearing deposits           $ 4,464       $ 4,464       $ 5,637       $ 5,637       $ 2,279      $ 2,279

Investment securities:
  U.S. Treasury securities
   and obligations of state and
   political subdivisions (1)                  7,219         7,175         8,696         8,644        11,194       11,004

  Mortgage-backed securities (2)               8,963         8,963         5,452         5,422         5,676        5,401

Other Investments                              2,179         2,179         2,106         2,106         1,987        1,987
                                           ------------  ------------  ------------  ------------  ----------  -----------
Total                                        $22,825       $22,781       $21,891       $21,809       $21,136      $20,671
                                           ============  ============  ============  ============  ==========  ===========

 (1) At June 30, 1996 and September 30, 1995, U.S. Treasury securities and obligations of state and political subdivisions included $1,968 and $503 of securities available-for -sale, respectively, which are carried at their fair value .

 (2) At June 30, 1996 and September 30, 1995, mortgage-backed securities included $6,213 and $2,243 of mortgage-backed securities available-for - sale, respectively, which are carried at their fair value.

           The maturities of the Association's interest-bearing deposits and investment securities at September 30, 1995, are indicated in the following table:

                                                                At September 30, 1995
                    ----------------------------------------------------------------------------------------------------------------
                                         After one through   After five through         After ten
                     One year or less        five years          ten years                years                   Total
                    -----------------   ------------------   ------------------    ------------------   ----------------------------
                                                                                                                           Weighted
                    Carrying  Average   Carrying   Average   Carrying   Average    Carrying   Average   Carrying   Fair     Average
                      Value    Yield      Value     Yield      Value     Yield       Value     Yield      Value    Value     Yield
                    --------  -------   --------   -------   --------   -------    --------   -------   -------   -------   -------
                                                                  (Dollars in thousands)
Interest-bearing
 deposits in
 other financial
 institutions        $5,637    5.65%     $  --       --%     $  --         --%      $  --        --%    $ 5,637   $ 5,637    5.65%
U.S. Treasury
 securities and
 obligations of
 U.S. Govt
 agencies             2,748    6.10      5,948     5.71         --         --          --        --       8,696     8,644    5.83
Mortgage-backed
 securities             118    7.30      4,199     5.92        941       5.51         194      8.00       5,452     5,422    5.95
Other
 Investments             --      --         --       --         --         --       2,106      6.37       2,106     2,106    6.37
                     ------    ----    -------     ----       ----       ----      ------      ----     -------   -------    ----

Total                $8,503    5.81%   $10,147    5 .80%      $941       5.51%     $2,300      6.51%    $21,891   $21,809    5.87%
                     ======    ====    =======    =====       ====       =====     ======      =====    =======   =======    ==== =

Deposits and Borrowings

        General. Deposits have traditionally been the primary source of the Association's funds for use in lending and other investment activities. In addition to deposits, the Association derives funds from interest payments and principal repayments on loans and income on earning assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. The Association has the ability to use FHLB advances as an alternative source of funds but has not utilized such source in the recent past.

        Deposits. Deposits are attracted principally from within the Association's market area through the offering of a broad selection of deposit instruments, including NOW accounts, demand deposit accounts, money market accounts, regular passbook savings accounts, term certificate accounts and Individual Retirement Accounts ("IRAs"). Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of the Association based on the Association's liquidity requirements, growth goals and interest rates paid by competitors. The Association does not use brokers to attract deposits. The amount of deposits from outside the Association's market area is not significant.

        At June 30, 1996, the Association's transactions accounts (NOW accounts, passbook savings accounts and money market accounts) totaled approximately $21.3 million, or 36.6%, of total deposits. At June 30, 1996, the Association's certificates of deposit totaled approximately $36.9 million, or 63.4% of total deposits. Of such amount, approximately $28.0 million in certificates of deposit mature within one year. Based on past experience and the Association's prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with the Association at maturity. If there is a significant deviation from historical experience, the Association can utilize borrowings from the FHLB of Atlanta as an alternative source of funds.

  The following table sets forth the dollar amount of deposits in the various types of accounts offered by the Association at the dates indicated:

                                                At June 30,                                       At September 30,
                            ------------------------------------------------------------------------------------------------------
                                     1996                       1995                       1995                     1995
                            -----------------------   ------------------------   ------------------------  -----------------------
                                          Percent                    Percent                    Percent                  Percent
                                          of total                   of total                   of total                 of total
                             Amount       deposits     Amount        deposits      Amount       deposits      Amount     deposits
                            -------       --------     ------        ---------    -------       --------   ---------    ----------

                                                                     (Dollars in thousands)
Transaction accounts:
 NOW  accounts (1)          $11,670          20.0%     $11,953          21.2%      $11,722         20.9%     $13,849         23.8%
 Passbook savings
   accounts (2)               8,374          14.4        7,675          13.6         7,471         13.3        8,627         14.8
 Money market accounts (3)    1,300           2.2        1,325           2.3         1,340          2.5        1,366          2.3
                           --------       -------      -------       -------      --------      -------     --------      --------
    Total transaction
      accounts               21,344          36.6       20,953          37.1        20,533         36.7       23,842         40.9
                           --------       -------      -------       -------      --------      -------     --------      --------
Certificates of deposit:
 4.00% or less                    9            --        2,758           4.9           522           .9       18,950         32.6
 4.01 - 6.00%                32,498          55.8       25,566          45.4        27,507         49.1       13,742         23.6
 6.01 - 8.00%                 4,277           7.3        6,530          11.6         7,030         12.6        1,051          1.8
 8.01 - 10.00%                  150            .3          588           1.0           416           .7          643          1.1
                           --------       -------      -------       -------      --------      -------     --------      --------
 Total certificates of
   deposit (4)               36,934          63.4       35,442          62.9        35,475         63.3       34,386         59.1
                           --------       -------      -------       -------      --------      -------     --------      --------
 Total deposits             $58,278         100.0%     $56,395         100.0%      $56,008        100.0%     $58,228        100.0%
                           ========       =======      =======       =======      ========      =======     ========      ========

 (1) The weighted average rate on NOW accounts at June 30, 1996 was 2.40%.

 (2) The weighted average rate on passbook savings accounts at June 30, 1996 was 2.84%.

 (3) The weighted average rate on money market accounts at June 30, 1996 was 2.84%.

 (4) The weighted average rate on all certificates of deposit, including IRA accounts, at June 30, 1996 was 5.6%.


   The following table shows rate and maturity information for the Association's certificates of deposit at June 30, 1996:

                                                                             Amount Due
                                         ----------------------------------------------------------------------------------
                                                              Over 1 year     Over 2 years
Rate                                      Up to one year      to 2 years       to 3 years      Over 3 years       Total
----                                     ---------------     -------------   ---------------  --------------   ------------

                                                                          (Dollars in thousands)

4.00% or less                                $     9             $   --           $   --           $   --        $     9
4.01% to 6.00%                                25,614              4,521            1,644              719         32,498
6.01% to 8.00%                                 2,390                974               71              842          4,277
8.01% to 10.00%                                   --                 --              150               --            150
                                         ---------------     -------------   ---------------  --------------   ------------
  Total certificates of deposit              $28,013             $5,495           $1,865           $1,561        $36,934
                                         ===============     =============   ===============  ==============   ============

      The following table presents the amount of the Association's certificates of deposit of $100,000 or more by the time remaining until maturity at June 30, 1996:

                  Maturity                           Amount
          -----------------------------  --------------------------------
                                              (Dollars in thousands)

          Three months or less                       $1,178
          Over 3 months to 6 months                     681
          Over 6 months to 12 months                  3,064
          Over 12 months                                893
                                         --------------------------------

          Total                                      $5,816
                                         ================================

      The following table sets forth the Association's deposit account balance activity for the periods indicated:

                                        Nine months ended June 30,      Year ended September 30,
                                      ------------------------------  ----------------------------
                                           1996            1995           1995           1994
                                      --------------  --------------  -------------  -------------

                                                         (Dollars in thousands)

Beginning balance                       $56,008        $58,228         $58,228        $58,087
Net increase (decrease) in deposits
  before interest credited                1,424         (2,518)         (3,173)          (615)
Interest credited                           846            685             953            756
Ending balance                           58,278         56,395          56,008         58,228
                                      --------------  --------------  -------------  -------------

Net increase (decrease)                 $ 2,270        $(1,833)        $(2,200)       $   141
                                      ==============  ==============  =============  =============

     Borrowings. The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Atlanta, the Association is authorized to apply for advances from the FHLB of Atlanta, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION - Office of Thrift Supervision -- Qualified Thrift Lender Test." If an association meets the QTL Test, the Association will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, the Association will be eligible for such advances only to the extent it holds specified QTL Test assets. At June 30, 1996, the Association was in compliance with the QTL Test and had no advances from the FHLB.

 Competition

     The Association competes for deposits with other savings and loan associations, savings banks, commercial banks and credit unions and with issuers of commercial paper and other securities, including shares in money market mutual funds. The primary factors in competition for deposits are customer service and convenience of office location. In making loans, the Association competes with other savings banks, savings and loan associations, commercial banks, mortgage brokers, consumer finance companies, credit unions, leasing companies and other lenders. The Association competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is intense and is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The Association does not offer all of the products and services offered by some of its competitors, particularly commercial banks. The Association monitors the product offerings of its competitors and adds new products when it can do so competitively and cost effectively.

 Properties

     The following table sets forth certain information at June 30, 1996, regarding the office facilities of the Association:

                                Owned or          Date         Net book
Location                         Leased         acquired        value
----------------------     -----------------  ------------- ------------

325 Second Street SE             Owned            1968         $202,000
Cullman, AL
(Main Office)

1414 Second Ave., NW             Owned            1988         $222,000
Cullman, AL
(Branch)

1602 Second Ave., SW             Leased (2)       1979         $ 13,000
Cullman, AL
(Branch)

(1)  Cost less accumulated depreciation and amortization at June 30, 1996.
(2)  Lease expires March 31, 2000.

 Employees

     As of June 30, 1996, the Association had 20 full-time employees. The Association believes that relations with its employees are excellent. The Association offers health and disability benefits and a defined contribution profit sharing plan. None of the employees of the Association are represented by a collective bargaining unit.

 Legal Proceedings

     The Association is not presently involved in any material legal proceedings. From time to time, the Association is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Association.

                                   MANAGEMENT

 Directors and Executive Officers

           The Holding Company. The Board of Directors of the Holding Company currently consists of nine directors, each of whom is also a director of the Association. The directors of the Holding Company are divided into three classes. Each director is elected for a three-year term and until his successor is elected or until his or her earlier resignation, removal from office or death. All of the directors of the Holding Company were initially elected to the Board of Directors in 1996.

           The executive officers of the Holding Company are identified below:

           Name                  Position
           ----                  --------

           William R. Faulk      President and Chief Executive Officer
           Beth B. Knight        Secretary and Treasurer

           The Association. The Board of Directors of the Association currently consists of nine directors, divided into three classes. One class of directors is elected each year. Each director serves for a three-year term. The Board of Directors met twelve times during 1995 for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

           The following table presents certain information with respect to the present directors of the Association and the executive officers of the
 Association:

                                                       Year of
                               Position(s) with     Commencement     Term
Name                     Age    the Association    of directorship  expires
----------------------   ---  -------------------  ---------------  -------
Finis E. St. John, IV     39  Director, Chairman         1985         1999
William R. Faulk          35  Director, President        1996         1997
Joseph S. Franey          56  Director                   1985         1997
Phillip W. Freeman        45  Director                   1992         1998
Maxie T. Hudson           63  Director                   1980         1999
Eston E. Jones            77  Director                   1976         1999
W. Daniel Keel            61  Director                   1970         1999
Ronald P. Martin          52  Director                   1988         1998
Wells R. Turner           53  Director                   1986         1998

     Presented below is certain information concerning the directors of the Association, including their principal occupations for the past five years:

 Finis E. St. John, IV. Mr. St. John is a partner in St. John & St. John, L.L.P., a law firm located in Cullman. Mr. St. John is also an executive officer of Cullman Environmental, Inc., a waste service concern serving Cullman, Alabama.

 Mr. William R. Faulk. Mr. Faulk has a BS in economics and an MBA in finance, both from the University of Alabama at Birmingham. He is a graduate of the Stonier School of Banking. He joined

 First Federal in 1986 and served in a variety of positions before becoming President and Chief Executive Officer in 1994.

 Joseph S. Franey.  Mr. Franey is a retired trucking company executive.

 Phillip W. Freeman. Dr. Phillip Freeman is a physician practicing with Cullman Internal Medicine Incorporated. Dr. Freeman is a member of the Cullman Area Chamber of Commerce.

 Maxie T. Hudson. Mr. Hudson is the immediate past President of the Association. Prior to joining the Association, Mr. Hudson was employed as an accountant.

 Eston E. Jones. Mr. Jones was the President of the Association prior to Mr. Hudson. Mr. Jones currently serves on the Loan Committee of the Board of Directors.

 W. Daniel Keel. Mr. Keel is a retired insurance and real estate executive. Mr. Keel currently serves on the Loan Committee of the Board of Directors.

 Ronald P. Martin. Mr. Martin is a Certified Public Accountant in private practice. Mr. Martin has worked in both public and private accounting during his career. Prior to entering private practice, Mr. Martin was Chief Financial Officer of a regional construction company.

 Wells R. Turner. Mr. Turner is a pharmacist and real estate developer. Mr. Turner currently operates two retail pharmacological sales businesses in Cullman, Alabama. Mr. Turner is a member of the Board of Directors of Hospice of Cullman County.

     After the Conversion, each director and executive officer will continue to serve the Holding Company and the Association.

 Shares to be Purchased by Management Pursuant to Subscription Rights

     The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of the Association and their Associates and persons with whom they are acting in concert:


                                               Percent of total
           Name              Total shares(2)     offering (1)     Aggregate purchase price(2)
--------------------------  -----------------  ----------------  -----------------------------
William R. Faulk                 29,150             3.38%                 $  291,500
Joseph S. Franey                 29,150             3.38                     291,500
Phillip W. Freeman               20,000             2.33                     200,000
Maxie T. Hudson                  10,000             1.16                     100,000
Eston E. Jones                   29,150             3.38                     291,500
W. Daniel Keel                   29,150             3.38                     291,500
Ronald P. Martin                 29,150             3.38                     291,500
Finis E. St. John, IV            29,150             3.38                     291,500
Wells R. Turner                  29,150             3.38                     291,500
Beth B. Knight                   29,150             3.38                     291,500
Raymond A. Williams              29,150             3.38                     291,500

All directors and executive
officers and their
Associates as a group           292,350            33.91%                 $2,923,500


(1) Assumes that 860,000 Common Shares will be sold in connection with the Conversion at $10.00 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchase by directors and executive officers. See "- Pricing and Number of Shares to be Sold."


(2) Amounts under "Total Shares" and "Aggregate purchase price" may increase in the event that more than 860,000 Common Shares are sold in connection with the Conversion.

     All purchases by executive officers and directors of the Association are being made for investment purposes only and with no present intent to resell.

 Committees of Directors

     The Board of Directors of the Association has a Loan Committee and an Asset Liability Management Committee. The full Board of Directors serves as a nominating committee.

     The members of the Loan Committee are Messrs. Jones and Keel. The Loan Committee reviews and approves all real estate loans made by the Association. The Loan Committee reviews and approves all loans not secured by real estate made by the Association in an amount greater than $20,000. All loans made by the Association in amounts in excess of $250,000 are reviewed and approved by the full Board of Directors.

     The Asset Liability Management Committee is comprised of Messrs. Martin and Faulk and Ms. Knight. The function of the Asset Liability Management Committee is to review the interest rate risk of the Association and to report and recommend action to the full Board of Directors with regard thereto. The Asset Liability Management Committee met four times during 1995.

 Compensation

     Each director of the Association currently receives a fee of $750 per meeting of the full Board of Directors attended. In addition, each member of the Loan Committee receives $450 per month.

     During the fiscal year ended September 30, 1995, no executive officer of the Association received annual compensation in an amount equal to or greater than $100,000. The following table presents certain information regarding the annual compensation received by Mr. Faulk during such period:

 Summary Compensation Table

                                           Annual Compensation
                                           -------------------

     Name and Principal Position         Salary    Bonus    Other
     ---------------------------         ------    -----    -----
     William R. Faulk,                   $52,333   $3,000   $3,808
     President

 Executive Officers of Association Who Are Not Directors

      Presented below is certain information regarding the executive officers of the Association who are not directors:

     Name                    Age         Position
     ----                    ---         --------

     Beth B. Knight           34         Vice President-Finance and Chief
                                         Financial Officer


     Raymond A. Williams      43         Vice President-Lending and Chief
                                         Lending Officer

 Beth B. Knight. Ms. Knight has a BS in accounting from the University of Alabama and she is a Certified Public Accountant. She joined the Association in 1992 and has served in her current capacity since joining the Association.

 Raymond A. Williams. Mr. Williams worked for a major commercial bank for 15 years prior to joining the Association in 1995 as chief lending officer.

 Stock Benefit Plans

     Profit Sharing Plan. The Association currently maintains a defined contribution profit sharing plan (the "Profit Sharing Plan") to provide employees eligible to participate in the Profit Sharing Plan the opportunity to establish tax-favored savings plans. The Profit Sharing Plan is a qualified plan under Section 401(k) of the Code. William R. Faulk and Finis E. St. John IV, as President and Chairman of the Association, respectively, are the co-trustees under the Profit Sharing Plan.

     All employees who are age 20 1/2 or older are eligible to participate in the Profit Sharing Plan. An employee may elect to contribute a portion of his or her compensation, up to a maximum of 15%, to his or her account under the Profit Sharing Plan. Any such contribution defers the amount of compensation so contributed, and the participating employee is not taxed on that compensation, if at all, until he or she withdraws such amount from the Profit Sharing Plan. A participant may not make any other contributions to the Profit Sharing Plan.

     The Association may, in its sole discretion, elect to match contributions made by employees. In addition, the Association may, in its sole discretion, elect in any year to make a designated qualified nonelective contribution to the Profit Sharing Plan for the benefit of "Nonhighly Compensated Employees" (as defined in the Profit Sharing Plan). The Association may also, in its sole discretion, make nonelective contributions to the Profit Sharing Plan for the benefit of all participants. The allocation of any such nonelective contributions is in proportion to each participant's compensation for the plan year in which such contributions are made. A participant is eligible to receive an allocation of a nonelective contribution by the Association if that participant is employed by the Association at the end of the plan year in which such contribution is made and if that participant had completed at least 501 hours of service with the Association during that plan year, except that these requirements do not apply to any employee whose employment with the Association terminates during such plan year by reason of death, disability or retirement at the normal retirement age or later.

     Employee Stock Ownership Plan. The Holding Company has established the ESOP for the benefit of employees of the Holding Company and its subsidiaries, including the Association, who are age 20 1/2 or older and who have completed at least one year of service with the Holding Company and its subsidiaries. ESOP participants must have completed 1,000 hours of service during a plan year in order to receive an allocation of common shares for that plan year. The Board of Directors of the Holding Company believes that the ESOP will be in the best interests of the Holding Company and its shareholders.

     The ESOP trust intends to borrow funds from the Holding Company with which to acquire up to 8.0% of the Common Shares sold in the Conversion. Such loan will be secured by the Common Shares purchased with the proceeds , will be repaid by the ESOP over a period of ten years and will bear interest at the prime rate of interest. The primary source of repayment will be contributions made to the ESOP by the Association. Common Shares purchased with such loan proceeds will be held in a suspense account for allocation among ESOP participants as the loan is repaid. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued common shares. If the ESOP purchases authorized but unissued common shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

     The Holding Company, or a committee appointed by the Board of Directors of the Holding Company will administer the ESOP. The common shares and other ESOP funds will be held by a trustee selected and appointed by the Holding Company (the "ESOP Trustee"). The ESOP Trustee will vote all common shares of the Holding Company held in the ESOP that are allocated to the accounts of ESOP participants in accordance with the instructions of such participants. Common shares held by the ESOP that are not directed by participants or which are not allocated to participants' accounts will be voted by the ESOP Trustee in the same proportion with the vote of participants with respect to allocated shares.

     Contributions will be made to the ESOP by the Association based upon the understanding that the ESOP will be a tax-qualified plan under the Code. Although no assurances can be given, the Holding Company expects a favorable result when the ESOP is submitted to the Internal Revenue Service for a determination in respect of such tax qualification.

     Stock Option Plan. After the completion of the Conversion, the Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to approval by the shareholders of the Holding Company. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of the Holding Company and its subsidiaries by facilitating their purchase of a stock interest in the Holding Company.

     Options granted under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code (an "ISO") or may not be ISOs ("Non-qualified Options"). The option exercise price will be determined by the Stock Option Committee at the time of grant. However, the exercise price for an ISO or for any option must not be less than 100% of the fair market value of the shares on the date of the grant if the Stock Option Plan is implemented by the Holding Company during the first year following the completion of the Conversion. No stock option will be exercisable after the expiration of ten years from the date that it is granted. However, in the case of an ISO granted to an employee who owns more than 10% of the Holding Company's outstanding common shares at the time an ISO is granted under the Stock Option Plan, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant and the ISO may not be exercisable after the expiration of five years from the date of grant.

     A director who is not a director at the time the Stock Option Plan is adopted but is later elected may also be granted options pursuant to the Stock Option Plan on or after the date of his or her election. The Stock Option Committee may grant options under the Stock Option Plan to the officers and employees of the Holding Company and the Association at such times as they deem most beneficial to the Holding Company on the basis of the individual participant's responsibility, tenure and future potential.

     An option recipient cannot transfer or assign an option other than by will, in accordance with the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction. "Termination for cause," as defined in the Stock Option Plan, will result in the annulment of any outstanding options.

     The Holding Company will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, the Holding Company will receive payment of cash, common shares of the Holding Company or a combination of cash and common shares from option recipients in exchange for shares issued.

     A number of shares equal to 10% of the Common Shares sold in the Offering is expected to be acquired by the Stock Option Plan from authorized but unissued common shares of the Holding Company (the Holding Company may, however, determine to acquire Common Shares in open market purchases to fund some or all of the shares subject to the Stock Option Plan), which shares thereafter may be acquired upon the exercise of options to be granted to certain directors, officers and employees of the Holding Company and its subsidiaries from time to time under the Stock Option Plan. No determination has been made regarding the recipients of awards under the Stock Option Plan or the number of shares to be awarded to individual recipients. In accordance with OTS regulations, the following restrictions will apply if the Stock Option Plan is implemented by the Holding Company during the first year following the completion of the Conversion: (i) the Stock Option Plan must be approved by the shareholders of the Holding Company at the first annual or a special meeting of shareholders, in either case to be held no sooner than six months after the completion of the Conversion; (ii) awards to directors who are not full-time employees of the Holding Company or the Association may not exceed 5% per person and 30% in the aggregate of the total number of shares reserved for issuance under the plan; (iii) awards to directors or other persons who are full-time employees of the Holding Company or the Association may not exceed 25% per person; and (iv) options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date the Stock Option Plan is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant.

     The Board of Directors of the Holding Company intends to create a "grantor trust" to acquire the common shares to be awarded under the Stock Option Plan. For corporate law purposes, such shares shall be deemed to be issued and outstanding when acquired by the trust. Common shares held by the trust will be voted by the trustees of the Stock Option Plan who are expected to be directors of the Association. Dividends or distributions payable with respect to shares held by the trust shall be allocated to the participants' accounts under the Stock Option Plan. When a participant in the Stock Option Plan acquires shares pursuant to the exercise of options, such shares and amounts equal to accrued dividends and distributions thereon, shall be released from the trust to the participant and the exercise price paid by the participant with respect to the options shall be remitted to the Holding Company.

     The Stock Option Plan will be administered by a committee comprised of directors of the Holding Company (the "Stock Option Committee"). Persons eligible for awards under the Stock Option Plan will consist of directors, officers and key employees of the Holding Company or the Association who hold positions with significant responsibilities or whose performance or potential contribution in the judgment of the Stock Option Committee, will contribute to the future success of the Holding Company or the Association. The Stock Option Committee will consider the position, duties and responsibilities of the officers and key employees of the Holding Company and the Association, the value of their services to the Holding Company and the Association and any other factors the Stock Option Committee may deem relevant.

     Management Recognition Plan. After the completion of the Conversion, the Association intends to adopt the MRP. The purpose of the MRP is to provide directors, officers and certain key employees of the Association with an ownership interest in the Association in a manner designed to compensate such directors, officers and key employees for services to the Association. The Association expects to contribute sufficient funds to enable the MRP to purchase up to 4% of the Common Shares sold in the Offering. Such shares may be purchased in the market following the Conversion or may be purchased from the authorized but unissued shares of the Holding Company.

     The Board of Directors of the Holding Company intends to create a "grantor trust" to acquire the common shares to be awarded under the MRP. For corporate law purposes, such shares shall be deemed to be issued and outstanding when acquired by the trust. Common shares held by the trust will be voted by the trustees of the MRP who are expected to be directors of the Association. Dividends or distributions payable with respect to shares held by the trust shall be allocated to the participants' accounts under the MRP. When a participant in the MRP earns shares pursuant to his or her vesting schedule, such shares and amounts equal to accrued dividends and distributions thereon, shall be released from the trust to the participant.

     The MRP will be administered by a committee comprised of directors of the Association (the "MRP Committee"). In selecting the officers and employees and directors to whom awards will be granted and the number of shares covered by such awards, the MRP Committee will consider the position, duties and responsibilities of such officers and employees or directors, the value of their services to the Association and any other factors the MRP Committee may deem relevant. Compensation expense in the amount of the fair market value of the MRP shares will be recognized as the shares are earned. In addition, a director who is not a director at the time the MRP is approved but is later elected may also be granted common shares pursuant to such formula on or after the date of his or her election.

     No determination has been made regarding recipients of MRP awards or the number of shares to be awarded to individual recipients. In accordance with OTS regulations, the following restrictions will apply if the MRP is implemented during the first year following the completion of the Conversion:
 (i) the MRP must be approved by the shareholders of the Holding Company at the first annual or a special meeting of shareholders, in either case to be held no sooner than six months after the completion of the Conversion; (ii) awards to directors who are not full-time employees of the Holding Company or the Association may not exceed 5% per person and 30% in the aggregate of the total number of shares reserved for issuance under the plan; (iii) awards to directors or other persons who are full-time employees of the Holding Company or the Association may not exceed 25% per person; and (iv) MRP shares will be earned and nonforfeitable at the rate of one-fifth per year on each of the first five anniversaries of the award, subject to acceleration only in the event of the death or disability of a participant.

 Employment Agreements

     The Association intends to enter into employment agreements with William R. Faulk, President of the Association and Ms. Beth B. Knight, Vice-President-Finance and Chief Financial Officer of the Association (the "Employment Agreements"). The Association currently has no employment agreements with any of its officers. The Employment Agreements will become effective upon the completion of the Conversion and will each provide for a term of three years, renewing at the end of each year at the option of the Association, with salary in any year to be not less that the first year of the term and with performance and salary review to be undertaken by the Board of Directors not less often than annually. The initial salary of Mr. Faulk and Ms. Knight under the Employment Agreements shall be $78,750 and $49,875, respectively. The Employment Agreements will also provide for the inclusion of Mr. Faulk and Ms. Knight in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible.

     Each Employment Agreement will be terminable by the Association at any time. In the event of termination by the Association for "just cause," as defined in the Employment Agreement, Mr. Faulk and/or Ms. Knight will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by the Association other than for just cause, Mr. Faulk and/or Ms. Knight will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which Mr. Faulk and/or Ms. Knight becomes employed full-time by another employer.

     Each Employment Agreement also will contain provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment of the employee for any reason other than just cause, retirement or termination at the end of the term of the agreement, or (2) a constructive termination resulting from change in the capacity or circumstances in which the employee is employed or a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without the employee's written consent. In the event of any such occurrence, the employee will be entitled to payment of an amount equal to (a) the amount of compensation to which he would be entitled for the remainder of the term of the Employment Agreement, plus (b) the difference between (i) three times the employee's average annual compensation for the three taxable years immediately preceding the termination of employment less (ii) the amount paid to the employee as compensation for the remainder of the employment term. In addition, the employee will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which the employee may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 28OG(b)(3) of the Code. "Change of Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of the Association or the Holding Company, the control of the election of a majority of the directors of the Association or the Holding Company or the exercise of a controlling influence over the management or policies of the Association or the Holding Company.

 Certain Transactions with the Association

           In accordance with the OTS regulations, the Association makes loans to executive officers and directors of the Association in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors comply with such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to all directors and executive officers of the Association and their related interests totaled $689,788 at June 30, 1996. Any future transactions between the Holding Company and the Association or any other affiliate of the Holding Company will be on terms no less favorable than could be approved by a majority of the directors of the Holding Company including the majority of disinterested directors.

      Finis E. St. John, IV, Chairman of the Association and of the Holding Company, serves as general counsel to the Association. The Association expects to continue to engage Mr. St. John in such capacity in the future.


                                   REGULATION

 General

     As a federally chartered savings and loan association, the Association is subject to regulation, examination and oversight by the OTS. Because the Association's deposits are insured by the FDIC, the Association also is subject to general oversight by the FDIC. The Association must file periodic reports with the OTS and the FDIC concerning its activities and financial condition. Examinations are conducted periodically by federal regulators to determine whether the Association is in compliance with various regulatory requirements and is operating in a safe and sound manner. The Association is a member of the FHLB of Atlanta.

     The Holding Company will be a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, the Holding Company will be subject to regulation, examination and oversight by the OTS and will be required to submit periodic reports thereto. Because the Holding Company is a corporation organized under Delaware law, the Holding Company is also subject to the provisions of the Delaware General Corporation Law applicable to Delaware corporations generally.

     The United States Congress recently enacted legislation to recapitalize the SAIF. See "- Federal Deposit Insurance Corporation -- Assessments." The legislation provides for the merger of the BIF with the SAIF, with such merger being conditioned on the prior elimination of the thrift charter. The Association may subsequently be regulated under federal law in the same fashion as banks. As a result, the Association may become subject to additional regulation, examination and oversight by the FDIC. In addition, the Holding Company might become a bank holding company, subject to examination, regulation and oversight by the Board of Governors of the Federal Reserve ("FRB"), including greater activity and capital requirements than imposed on it by the OTS.

 Office of Thrift Supervision

     General. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all federally chartered savings and loan associations and all other savings and loan associations the deposits of which are insured by the FDIC. The OTS issues regulations governing the operation of savings and loan associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. The OTS also may initiate enforcement actions against savings and loan associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings and loan association.

     Regulatory Capital Requirements. The Association is required by OTS regulations to meet certain minimum capital requirements. For information regarding the Association's regulatory capital at June 30, 1996 and at September 30, 1996, and pro forma regulatory capital after giving effect to the Conversion, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Capital Resources; - Liquidity;" "REGULATORY CAPITAL COMPLIANCE" and "RECENT DEVELOPMENTS."

     Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital of 3.0% of adjusted total assets and risk-based capital of 8.0% of risk-weighted assets (assets, including certain off-balance sheet items, are weighted at percentage levels ranging from 0% to 100% depending on the relative risk).

     The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

     The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and the Association qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset/Liability Management."

     The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings and loan associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. The OTS has defined these capital levels as follows: (i) well-capitalized associations must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and core capital of at least 5%; (ii) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8% core risk-based capital (consisting only of items that qualify for inclusion in core capital) of 4%, and core capital of 4% (except for associations receiving the highest examination rating, in which case the level is 3%) but are not well-capitalized; (iii) undercapitalized associations are those that do not meet regulatory limits, but that are not significantly undercapitalized; (iv) significantly undercapitalized associations have total risk-based capital of less than 6%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of less than 3% or core capital of less than 3%; and (v) critically undercapitalized associations are those with core capital of less than 2% of total assets. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. An undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Undercapitalized associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The Association's capital at June 30, 1996, meets the standards for a well-capitalized institution.

     Federal law prohibits a savings and loan association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (i) an amount equal to 5% of the association's total assets at the time the association became undercapitalized, or (ii) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

     Liquidity. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 5% of its net withdrawable savings deposits plus borrowings payable in one year or less. Federal regulations also require each member institution to maintain an average daily balance of short-term liquid assets of not less than 1% of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of the Association at June 30, 1996, was approximately 33.3%, which exceeded the 5% liquidity requirement by approximately $16 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Capital Resources; and - Liquidity."

     Qualified Thrift Lender Test. Savings and loan associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments. Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The QTL test requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL test under certain circumstances. If a savings and loan association fails to meet the QTL Test, the association and its holding company will be subject to certain operating restrictions. A savings and loan association that fails to meet the QTL Test will not be eligible for new FHLB advances. See "- Federal Home Loan Banks." At June 30, 1996, the Association had QTL investments in excess of 80% of its total portfolio assets.

     Lending Limit. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower or group of related borrowers to an amount equal to 15% of the association's unimpaired capital, which is defined for this purpose as total capital for regulatory purposes. At June 30, 1996, the Association's lending limit was $972,000. A savings association may loan to one borrower an additional amount not to exceed 10% of the association's unimpaired capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Notwithstanding the level of unimpaired capital and surplus, a savings association may lend up to $500,000 to any one borrower or group of related borrowers. See "THE BUSINESS OF THE ASSOCIATION - Lending Activities -- Loan Originations."

     Transactions with Insiders and Affiliates. Loans to insiders are also subject to Section 22(g) and (h) of the Federal Reserve Act ("FRA"), which place restrictions on loans to executive officers, directors and principal shareholders and their related interests. Generally, such loans must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's unimpaired capital and surplus or 200% of unimpaired capital and surplus for eligible adequately capitalized institutions with less than $100 million in assets. See "- Lending Limit." Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public. Loans to executive officers are subject to additional limits. The Association was in compliance with such restrictions at June 30, 1996. See "MANAGEMENT - Certain Transactions with the Association."

     Savings associations must comply with Sections 23A and 23B of the FRA, pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings and loan association. The Holding Company will be an affiliate of the Association. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings and loan association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. The Association was in compliance with these requirements and restrictions at June 30, 1996.

     Limitations on Capital Distributions. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, according to ratings of associations based on their capital level and supervisory condition. Capital distributions for purposes of such regulation include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

     The first rating category is Tier 1, consisting of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of their net income, current year-to-date, plus 50% of the amount by which the lesser of such association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. The second category, Tier 2, consists of associations that, before and after the proposed capital distribution, meet their current minimum, but not fully phased-in capital requirement. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association.

     The Association meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision. The Association will also be prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the Association would be reduced below the amount required to be maintained for the liquidation account established in connection with the Conversion. In addition, as a subsidiary of the Holding Company, the Association will also be required to give the OTS 30 day's notice prior to declaring any dividend on its stock. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     In December 1994, the OTS issued a proposal to amend the capital distributions limits. Under that proposal, associations not owned by a holding company with a CAMEL examination rating of 1 or

 2 could make a capital distribution without notice to the OTS, if they remain adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better, would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distributions would be permitted if it caused the association to become undercapitalized or worse.

     Holding Company Regulation. After the Conversion, the Holding Company will be a savings and loan holding company within the meaning of the HOLA. As such, the Holding Company will register with the OTS and will be subject to OTS regulations, examination, supervision and reporting requirements. Congress is considering legislation which may require that the Holding Company become a bank holding company regulated by the FRB. Bank holding companies with more than $150 million in assets are subject to capital requirements similar to those imposed on the Association and have more extensive interstate acquisition authority than savings and loan holding companies. They are also subject to more restrictive activity and investment limits than savings and loan holding companies. No assurances can be given that such legislation will be enacted, and the Holding Company cannot be certain of the legislation's impact on its future operations until it is enacted.

     The HOLA generally prohibits a savings and loan holding company from controlling any other savings and loan association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without such savings and loan association being deemed to be controlled by such holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

     The Holding Company will be a unitary savings and loan holding company. Under current law, there are generally no restrictions on the activities of unitary savings and loan holding companies and such companies are the only financial institution holding companies which may engage in commercial, securities and insurance activities without limitation. The broad latitude under current law is restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings and loan association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting
 (i) payment of dividends by the savings and loan association; (ii) transactions between the savings and loan association and its affiliates; and (iii) any activities of the savings and loan association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings and loan association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings and loan association subsidiary of a holding company fails to meet the QTL Test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At June 30, 1996, the Association met the QTL Test. See "- Qualified Thrift Lender Test."

     If the Holding Company were to acquire control of another savings institution, other than through a merger or other business combination with the Association, the Holding Company would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings and loan association meets the QTL Test, the activities of the Holding Company and any of its subsidiaries (other than the Association or other subsidiary savings and loan associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution;
 (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by federal regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies, and which have been approved by the OTS prior to being engaged in by a multiple holding company.

     The OTS may approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings and loan associations in more than one state, only if the multiple savings and loan holding company involved controls a savings and loan association that operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings and loan associations in more than one state in the case of certain emergency thrift acquisitions.

     No subsidiary savings and loan association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first, gives the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without the giving of such notice shall be invalid.

 Federal Deposit Insurance Corporation

     Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The reserves of the SAIF are currently below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures while the reserves of the BIF met the level required by law in May, 1995. Thrifts are generally prohibited from converting from one insurance fund to the other until the SAIF meets its designated reserve level, except with the prior approval of the FDIC in certain limited cases, and provided certain fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during such period and as long as certain other conditions are met.

     The Association is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including the Association, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

     Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

     Both the SAIF and the BIF are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved the required reserve rate, and, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium paid by savings institutions.

     The deposits of the Association are currently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers the deposits of state and national banks and certain state savings banks, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved the required reserve rate, and, as discussed below, during the past year the FDIC reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium paid by savings institutions.

     On November 4, 1995, the FDIC approved a final rule regarding deposit insurance premiums. That rule reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996.

       Banking legislation was enacted September 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The FDIC Board of Directors met October 8,1996 and approved a rule that, except for the possible impact of certain exemptions for de novo and "weak" institutions, established the special assessment necessary to recapitalize the SAIF at 65.7 basis points of SAIF assessable deposits held by affected institutions as of March 31, 1995. The legislation provides that all SAIF member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate is sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. It is anticipated that after recapitalization of the SAIF, premiums paid by SAIF-insured institutions will be reduced to match those currently being assessed by BIF-insured commercial banks. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

       Based upon its level of SAIF deposits as of March 31, 1995, the Association will pay a special assessment of approximately $370,000, or $237,000 net of related tax benefits. Accordingly, an accrual for that amount was provided in the quarter ended September 30, 1996.

 FRB Reserve Requirements

     FRB regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $52.0 million in such accounts (subject to an exemption of $4.3 million) and of 10% of net transaction accounts over $52.0 million. At June 30, 1996, the Association was in compliance with the FRB's reserve requirements.

 Federal Home Loan Banks

     The FHLBs provide credit to their members in the form of advances. See "THE BUSINESS OF THE ASSOCIATION - Deposits and Borrowings." The Association is a member of the FHLB of Atlanta and must maintain an investment in the capital stock of the FHLB of Atlanta in an amount equal to the greater of 1% of the aggregate outstanding principal amount of the Association's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, and 5% of its advances from the FHLB. The Association is in compliance with this requirement with an investment in stock of the FHLB of Atlanta of $429,800 at June 30, 1996.

     FHLB advances to members such as the Association who meet the QTL Test are generally limited to the lower of (i) 25% of the member's assets and (ii) 20 times the member's investment in FHLB stock. The granting of advances is subject also to the FHLB's collateral and credit underwriting guidelines. Upon the origination or renewal of a loan or advance, the FHLB of Atlanta is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

     Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The FHLB of Atlanta reviews and accepts proposals for subsidies under that program twice a year. The Association has not participated in such program.

                                    TAXATION

 Federal Taxation

     The Holding Company is subject to the federal tax laws that apply to corporations generally. With certain exceptions, the Association is also subject to the federal tax laws and regulations which apply to corporations generally.

     One such exception is related to special bad debt reserve deductions that have in the past been available to thrift institutions such as the Association. Under Section 593 of the Code, thrift institutions meeting certain definitional tests primarily relating to their assets and the nature of their business, have been permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. Under Section 593, for purposes of the bad debt reserve deduction, loans were categorized as "qualifying real property loans," which generally included loans secured by improved real estate, and "nonqualifying loans," which included all other types of loans.
 The amount of the bad debt reserve deduction for "nonqualifying loans" was computed using an amount based on the Association's actual loss experience (the "experience method"). A thrift institution could elect annually to compute its allowable addition to its bad debt reserves for qualifying loans under either the experience method or based on a percentage equal to 8.0% of the institution's taxable income (the "percentage of taxable income method").

     The Association used the percentage of taxable income method for its fiscal year ending September 30, 1995 and was allowed a bad-debt reduction of $54,000. The Association has accumulated $1.8 million in its tax bad debt reserves as of September 30, 1995.

     The prior availability of the percentage of taxable income method permitted qualifying thrift institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The Small Business Job Protection Act of 1995 eliminates the lower effective federal income tax rate for thrift institutions such as the Association.

     In August, 1996 Congress enacted, and the President signed into law, the Small Business Job Protection Act. Under the Small Business Job Protection Act, Section 593 of the Code and the percentage of taxable income method are repealed and the Association will hereafter be permitted to use only the experience method of computing additions to its bad debt reserve. In addition, the Association will be required to recapture (i.e., take into income) over a six-year period the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, under the legislation, such recapture requirements would be suspended for each of two successive taxable years beginning January 1, 1996, in which the Association originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Association during its six taxable years preceding 1996. The Association is expected to recapture approximately $32,000 of its tax bad debt reserves. The recapture will not have an effect on the Association's financial statements because the related tax expense has previously been accrued.

     In addition to the regular income tax, the Association is subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments and tax preference items), less any available exemption. Such tax preference items include (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable based on actual experience and
 (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

     If the Association distributes cash or property to its stockholders, and the distribution is treated as being from its accumulated bad debt reserves, the distribution will cause the Association to have additional taxable income. A distribution is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,
 (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

     The tax returns of the Association have been closed by statute or audited through 1992. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Association.

 State Taxation

     The State of Alabama imposes a 6.0% excise tax on the earnings of financial institutions such as the Association. The 6.0% excise tax also would apply to the Holding Company. In addition to the excise taxes, the State of Alabama imposes an annual state franchise tax for domestic and foreign corporations. A domestic corporation, including a federally chartered stock savings bank domiciled in Alabama, is assessed a domestic franchise tax of approximately 1.0% based on the par value of its common stock. Foreign corporations, such as the Holding Company which is incorporated in Delaware, are assessed a foreign franchise tax of 0.3% based on a total of capital (as determined by statute) deemed to be employed in the state of Alabama. The foreign corporation's investment in the capital of an Alabama corporation is excluded from the taxable base. The Holding Company will also be subject to the Delaware franchise tax.


                                 THE CONVERSION

     THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

 General

     On June 10, 1996, the Board of Directors of the Association unanimously adopted the Plan pursuant to which the Association will be converted from a federal mutual savings and loan association to a federal stock savings and loan association. The Plan was amended on September 16, 1996.

     The Plan provides generally that the Holding Company and the Association will offer Common Shares for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members. The Holding Company may offer the Common Shares not subscribed for in the Subscription Offering in a Community Offering to certain members of the general public. See "- Community Offering." The Association and the Holding Company have the right in their sole discretion to accept or reject, in whole in or part, any orders to purchase shares of the Common Shares received in the Community Offering.

     The aggregate price of the shares of Common Shares to be issued in the Conversion within the Valuation Range, currently estimated to be between $7,310,000 and $9,890,000, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Shares of the Association. All shares of Common Shares to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the

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


 completion of the Syndicated Community Offering. The appraisal has been performed by Ferguson & Co., an independent consulting firm experienced in the valuation and appraisal of savings institutions. See "- Pricing and Number of Common Shares to be Sold" for more information as to the determination of the estimated pro forma market value of the Common Shares.

     The following is a brief summary of all material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at each branch of the Association and at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and 1475 Peachtree Street, N.E., Atlanta, Georgia
 30348.  See "ADDITIONAL INFORMATION."

 Reasons for the Conversion

     As a mutual institution, the Association does not have shareholders and has no authority to issue capital stock. The Board of Directors of the Association believes that the ability to issue and sell stock will provide additional capital for investment, increase the Association's operational flexibility and enable the Association to operate in the form used by commercial banks, most business corporations and an increasing number of thrift institutions. The formation of the Holding Company will provide greater flexibility than the Association would have alone for growth and diversification of business activities. The Conversion also will enable the Association to utilize stock-related incentive programs, which the Board of Directors believes will benefit the Association and its shareholders by enabling it to attract and retain well-qualified directors, management and staff.

     In adopting the Plan, the Board of Directors of the Association determined that the Association will derive substantial benefits from the Conversion and that the Conversion is in the best interests of the Association and its members. The net proceeds from the sale of shares of stock will increase the Association's regulatory capital and thereby enable further growth, with the result that additional funds will be available for lending and other investment purposes.

     The Conversion will also give members of the Association, at their option, the opportunity to become shareholders of the Holding Company. No member of the Association will be obligated to subscribe or not to subscribe for Common Shares by voting on the Plan, nor will any member's savings account be converted into Common Shares by such vote.

 Principal Effects of the Conversion

     Continuity. During and after completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. The Association will continue to be subject to regulation by the OTS and FDIC.

     Voting Rights. Savings account holders who are members of the Association in its mutual form will have no voting rights in the Association as converted and will not participate, therefore, in the election of directors or otherwise control the Association's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders, and voting rights in the Association will be held exclusively by the Holding Company. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

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

     Effect on Savings Accounts and Loans. Savings accounts in the Association, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in the Association, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.

     Tax Consequences. The consummation of the Conversion is expressly conditioned on receipt by the Association of a private letter ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Association intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Bayh, Connaughton & Malone, P.C., to the following effect: (1) The Conversion constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Association in its mutual form or in its stock form as a result of the Conversion; (2) No gain or loss will be recognized by the Association upon the receipt of money from the Holding Company in exchange for the capital stock of the Association, as converted;
 (3) The basis of the assets of the Association will be the same immediately after the Conversion as the basis in the Association's hands immediately prior to the Conversion; (4) The holding period of the assets of the Association after the Conversion will include the period during which the assets were held by the Association before the Conversion; (5) No gain or loss will be recognized by the deposit account holders of the Association upon the constructive issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts of equal dollar amount in the Association immediately after the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Association, as described below; (6) The basis of the deposit accounts in the Association held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion; (7) The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero and the basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will be zero (assuming that at distribution such rights have no ascertainable fair market value); (8) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the issuance to them of nontransferable subscription rights to purchase Common Shares (assuming that at issuance such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of their exercise of such nontransferable subscription rights; (9) The basis of the Common Shares to its shareholders will be the actual purchase price ($10.00) thereof (assuming that subscription rights of such shareholder, if any, have no ascertainable fair market value) and the holding period of such shares will commence on the day after the date of the purchase; (10) Immediately, after the Conversion, the Association in its stock form will succeed to and take into account the tax attributes of the Association in its mutual form immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits; and (11) The Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the Association in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion.

     The Association has also received the opinion of Miller, Hamilton, Snider & Odom, L.L.C., that no gain or loss will be recognized by the Association as a result of the Conversion for purposes of Alabama tax law. Miller, Hamilton, Snider & Odom, L.L.C. is counsel for the Agent in the offering,

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

 however, as Alabama counsel experienced in tax matters, the firm has been retained by the Association, with the consent of the Agent, for the limited purpose of giving the Alabama tax opinion.

     The Association has received an opinion from Ferguson & Co. to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

     Liquidation Account. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Association at the time of liquidation.

     In the event of a complete liquidation of the Association in its stock form after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Association. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Association above that amount. Such assets would be distributed to the shareholders of the Association.

     For the purpose of granting a limited priority claim to the assets of the Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Association after the Conversion, the Association will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Association as of June 30, 1996. The function of the Liquidation Account is to establish a priority on liquidation, and the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Association.

     The Liquidation Account shall be maintained by the Association subsequent to Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their savings accounts in the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each savings account held, have a related inchoate interest in a portion of the Liquidation Account (referred to herein as the "subaccount balance").

     The initial subaccount balance for a savings account held by an Eligible Account Holder and/or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction of which the numerator is the amount of the Qualifying Deposit in the related savings account and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. Such initial subaccount balance shall not be increased but shall be subject to downward adjustment as provided below.

     If the deposit balance in any savings account of an Eligible Account Holder or Supplemental Eligible Account Holder to which the subaccount relates at the close of business on the last day of any fiscal year of the Association subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date is less than the lesser of (i) the deposit balance in such savings account at the close of business on the last day of the fiscal year of the Association subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or
 (ii) the amount of the Qualifying Deposit in such savings account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such savings account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related savings account. If any such savings account is closed, the related subaccount balance shall be reduced to zero. The subaccount of an account holder will be maintained for so long as the account holder maintains an account with the same Social Security or taxpayer identification number.

     In the event of a complete liquidation of the Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then-current adjusted subaccount balances for savings accounts then held before any liquidation distribution may be made to shareholders of the Association. A merger, consolidation, sale of bulk assets or similar combination or transaction with another institution insured by the Federal Deposit Insurance Corporation would not be considered to be a complete liquidation for these purposes. In such transactions, the Liquidation Account would be assumed by the surviving institution.

     Common Shares. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. Upon the completion of the Conversion, funds transferred from accounts held at the Association and used to purchase Common Shares will no longer be insured by the FDIC or any other government agency. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

 Subscription Offering

     The Subscription Offering will expire on the Subscription Expiration Date (12:00 noon, Central Time, on ________, 1996) unless extended. Subscription rights not exercised before the Subscription Expiration Date will be void, whether or not the Association has been able to locate each person entitled to such subscription rights.

     Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for Common Shares must represent to the Association that he or she is purchasing the Common Shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the Common Shares. The Association will not honor stock orders known by it to involve the transfer of subscription rights or to contain false or misleading information. Any person who attempts to transfer his or her subscription rights may be subject to penalties and sanctions, including loss of the subscription rights.

     The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "- Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Association at the Special Meeting.

     The preference categories and purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

     (a) Subscription Rights of Eligible Account Holders. Eligible Account Holders shall have the following rights to subscribe for and purchase Common
 Shares:

     (i) Each Eligible Account Holder shall receive, without payment, nontransferable Subscription Rights to purchase Common Shares in an amount equal to the greater of (a) $150,000 or (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date.

     (ii) In the event of an oversubscription for Common Shares by Eligible Account Holders, Common Shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of Common Shares sufficient to make his or her total allocation equal to 100 shares or the total amount of his or her subscription, whichever is less. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, in proportion to the amounts of their respective aggregate Qualifying Deposits, as compared to the total aggregate Qualifying Deposits of all subscribing Eligible Account Holders, in each case on the Eligibility Record Date.

     (iii) Subscription Rights to purchase Common Shares received by Officers and directors of the Association and any Associate thereof, based on increased deposits of such person in the Association in the one year period preceding the Eligibility Record Date shall be subordinate to the Subscription Rights of all other Eligible Account Holders.

       (b) Subscription Rights of the ESOP. The ESOP shall receive, without payment, nontransferable Subscription Rights to purchase up to 10% of the Common Shares issued in the Conversion. Subscription rights of the ESOP shall be subordinated to the Subscription Rights received by Eligible Account Holders pursuant to paragraph (a) above, provided that Common Shares, if any, sold in excess of the high end of the valuation range may be first sold to the ESOP. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

       (c) Subscription Rights of Supplemental Eligible Account Holders. Supplemental Eligible Account Holders shall have the following rights to subscribe for and purchase Common Shares:

       (i) Each Supplemental Eligible Account Holder shall receive, without payment, nontransferable Subscription Rights to purchase Common Shares in an amount equal to the greater of (a) $150,000 or (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of the Common Shares to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date.

      (ii) Subscription Rights of Supplemental Eligible Account Holders shall be subordinate to the Subscription Rights received by the Eligible Account Holders and by the ESOP pursuant to paragraphs (a) and (b) above.

     (iii) Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with paragraph (a) above shall reduce to the extent thereof, the Subscription Rights to be distributed to such Eligible Account Holder pursuant to this paragraph (c).

      (iv) In the event of an oversubscription for Common Shares from Supplemental Eligible Account Holders, Common Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Common Shares sufficient to make his or her total allocation (including the number of Common Shares, if any, allocated in accordance with paragraph (a) above) equal to 100 Common Shares or the total amount of his or her subscription, whichever is less. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, in proportion to the amounts of their respective aggregate Qualifying Deposits as compared to the total aggregate Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date.

       (d) Subscription Rights of Other Members. Other Members shall have the following rights to subscribe for and purchase Common Shares:

       (i) Each Other Member shall receive, without payment, nontransferable Subscription Rights to purchase Common Shares in an amount equal to $150,000.

      (ii) Subscription Rights of Other Members shall be subordinate to the Subscription Rights of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Sections 5(a), 5(b) and 5(c) of the Plan.

     (iii) In the event of an oversubscription for Common Shares of Other Members, the Common Shares available shall be allocated among subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Shares equal to 100 shares or the number of shares subscribed for by the Other Member, whichever is less. The shares remaining thereafter will be allocated among subscribing Other Members whose subscriptions remain unsatisfied on an equitable basis as determined by the Board of Directors.

 Community Offering

     Common Shares may be offered in the Community Offering to the extent such shares remain available after the satisfaction of all subscriptions received in the Subscription Offering. The Community Offering, if any, is expected to begin immediately after the Subscription Expiration Date, but may commence at any time after the beginning of the Subscription Offering.

     The Community Offering, if one is held, may be terminated at any time, but shall terminate not later than 12:00 noon, Central Time, __________, 1996, unless extended with the consent of the OTS.

     If subscriptions are received in the Subscription Offering for up to 731,000 Common Shares, Common Shares may not be available in the Community Offering. In the event shares are available for the Community Offering, each person may purchase up to 15,000 Common Shares, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 30,000 of the Common Shares sold in connection with the Conversion. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Association, subject to the following:

       (i) Preference will be given to natural persons who are residents of Cullman County, Alabama, the county in which the main office of the Association is located;

      (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

     (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Association to accept or reject such purchases in whole or in part.

     The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of an Order Form, maintains a bona fide residence within Cullman County, Alabama.

 Persons in Nonqualified States or Foreign Countries

     The Association and the Holding Company will make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Eligible Account Holders, Supplemental Eligible Account Holders and Other Members reside. However, no person will be offered or sold any Common Shares if such person resides in a foreign country or in a jurisdiction of the United States with respect to which: (a) a small number of persons otherwise eligible to subscribe for Common Shares reside in such foreign country or jurisdiction,
 (b) the granting of Subscription Rights or the offer or sale of Common Shares to such person would require the Holding Company or the Association or their employees to register under the securities laws of such foreign country or jurisdiction, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such foreign country or jurisdiction, or (c) the Association determines such registration or qualification would be impracticable or burdensome for reasons of cost or otherwise.

 Plan of Distribution

     The offering of the Common Shares is made only pursuant to this Prospectus, copies of which are available at the office of the Association. Officers and directors of the Association will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the

 Holding Company or the Association unless such information is also set forth in this Prospectus, nor will they render investment advice.

     To assist the Holding Company and the Association in marketing the Common Shares, the Association has retained the services of the Agent, a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers ("NASD"). The Agent will assist the Association in (1) training and educating the Association's employees regarding the mechanics and regulatory requirements of the conversion process; (2) conducting information meetings for subscribers and other potential purchasers; (3) keeping records of all stock subscriptions; and (4) obtaining proxies from the Association's members with respect to the Special Meeting. For providing these services, the Association has agreed to pay the Agent a marketing fee of 2.0% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Brokers (as defined below), if any, and shares purchased by the ESOP and directors, officers, and employees (and members of their immediate families) of the Association. The Agent is not obligated to purchase any Common Shares. It is anticipated that the Agent will act as a market maker in the Common Shares following the Conversion.

     The Association has also agreed to reimburse the Agent for its out-of-pocket expenses and legal fees and disbursements in an amount not to exceed $40,000 without the Association's consent. The Association and the Holding Company have also agreed to indemnify the Agent, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933 (the "Act").

 Selected Dealers

     If Common Shares remain available after the Subscription Offering, the Agent may enter into an agreement with certain dealers (the "Selected Dealers") to assist in the sale of shares in the Community Offering. If Selected Dealers are used, the Agent shall receive commissions of no more than 5.5% of the aggregate purchase price of the Common Shares sold in the Community Offering and will pay to the Selected Dealers a portion of the 5.5% commissions pursuant to selected dealer agreements. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders in the Association as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Association believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, the Agent will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Association. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Association from Selected Dealers, funds will earn interest at the passbook rate.

 Limitations on Purchases of Common Shares

     The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. No person may purchase fewer than 25 Common Shares in the Conversion, to the extent such shares are available.

     Officers and directors of the Association and the Holding Company, and Associates thereof, may not purchase in the aggregate more than 34% of the Common Shares issued in the Conversion. An "Associate" of any person means (a) any corporation or organization (other than the Association, the Holding Company or a majority-owned subsidiary of the Association or the Holding Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that such term shall not include the ESOP, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or Officer of the Association or the Holding Company, or any of their subsidiaries.


     No person may purchase Common Shares with an aggregate purchase price of more than $150,000 (or 15,000 shares at $10.00 per share) in the Subscription Offering or in the Community Offering. Purchases of Common Shares in the Conversion by any person, when aggregated with purchases by any Associate of that person, or a group of persons Acting in Concert, shall not exceed $300,000 of the Common Shares (or 30,000 shares at $10.00 per share), except that the ESOP may purchase up to 10% of the total Common Shares to be issued in the Conversion. Shares purchased by the ESOP and attributable to a person shall not be aggregated with shares purchased directly by or otherwise attributable to such person. Directors of the Holding Company and the Association shall not be deemed to be Associates or a group Acting in Concert with other directors solely as a result of membership on the Board of Directors of the Holding Company or the Association or any of their subsidiaries. For purposes of the Conversion, "Acting in Concert" means (a) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     Subject to any required regulatory approval and applicable laws and regulations, the Holding Company and the Association may increase or decrease any of the purchase limitation amounts at any time. If such amount is increased after commencement of the Subscription Offering, any person who subscribed for the maximum number of Common Shares shall be permitted to purchase an additional number of shares up to the then maximum number of shares permitted to be subscribed for by such person, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation amount is decreased after commencement of the Subscription Offering, the orders of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     The Subscription Rights granted under the Plan are nontransferable. Each Subscription Right may be exercised only by the person to whom issued and only for such person's own account. The Association and the Holding Company shall have the right to take such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions set forth herein, in the Plan and the Order Form, including, without limitation, the right to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Shares believed to violate or circumvent the Plan.

     Purchases of Common Shares in the Offering are also subject to the change in control regulations which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION - Federal Law and Regulation."

     After the Conversion, Common Shares, except for shares purchased by affiliates of the Association, will be freely transferable, subject to OTS regulations.

 Procedure for Purchasing Shares in Subscription and Community Offerings

     Subscriptions for Common Shares in the Subscription Offering and orders for Common Shares in the Community Offering may be made only by completing and submitting an Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Association, by mail or in person, prior to the Subscription Expiration Date (12:00 noon, Central Time, on ________, 1996), a properly executed and completed Order Form, together with full payment of the subscription price of $10.00 for each Common Share for which subscription is made. Any person who desires to purchase Common Shares in the Community Offering, if one is held, must do so by delivering to the Association, by mail or in person, prior to the termination of the Community offering which shall be not later than 12:00 noon, Central Time, on ________, 1996, a properly executed and completed Order Form, together with full payment of the subscription price of $10.00 for each Common Share for which order is made. Any Order Form which is not received by the Association prior to the expiration of the Subscription Expiration Date or the termination date of the Community Offering, as applicable, or for which full payment has not been received by the Association prior to such time, will not be accepted. Subscription rights not exercised before the Subscription Expiration Date will be void, whether or not the Association has been able to locate each person entitled to such subscription rights. The Holding Company may, but will not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form.

     An executed Order Form, once received by the Holding Company, may not be modified, amended or rescinded without the consent of the Holding Company, unless the Community Offering, if any, is not completed within 45 days after the Subscription Expiration Date, in which case persons who have subscribed for Common Shares in the Subscription Offering or ordered Common Shares in the Community Offering will receive written notice that they have a right to affirm, increase, decrease or rescind their subscriptions or orders at any time prior to 20 days before the end of the extension period. Any person who does not affirmatively elect to continue his subscription or order or elects to rescind his subscription or order during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription or order during any such extension will have the appropriate portion of his funds promptly refunded with interest.

     Payment for all Common Shares subscribed for in the Subscription Offering and the Community Offering, if any, must be received in full by the Association or the Holding Company, together with properly completed and executed Order Forms, on or prior to the expiration date

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

 specified on the Order Form, unless such date is extended by the Holding Company and the Association. Payment for all Common Shares may be made (i) in cash (delivered in person), (ii) by check or money order, or (iii) if the subscriber has a savings account in the Association (including a certificate of deposit), the subscriber may authorize the Association to charge the subscriber's savings account for the purchase amount. The Association may also elect to receive payment by wire transfer. The Association shall pay interest at the passbook rate on all amounts paid in cash or by check or money order to purchase Common Shares from the date payment is received until the Conversion is completed or terminated.

     If a person authorizes the Association to charge his or her savings account, the funds will remain in the person's savings account and will continue to earn interest, but may not be used by such person until all Common Shares have been sold or the Conversion is terminated, whichever is earlier. The withdrawal will be given effect concurrently with Conversion and to the extent necessary to satisfy the subscription at a price equal to the purchase price of $10.00 per share. The Association will allow persons to purchase Common Shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement and in such event, the remaining balance will earn interest at the passbook rate. The waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Common Shares under the Plan.

     The ESOP may subscribe for shares by submitting an Order Form, together with evidence of a loan commitment from the Holding Company or an unrelated financial institution for the purchase of the Common Shares, during the Subscription Offering and by making payment for the Common Shares on the date of the closing of the Conversion.

     The Association shall not knowingly loan funds or otherwise extend credit to any person for the purpose of purchasing Common Shares.

     In order to utilize funds in an IRA maintained at the Association, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. This cannot be done through the mail. Persons who are interested in utilizing IRAs at the Association to subscribe for Common Shares should contact the Conversion Information Center at the offices of the Association at (205) 737-8916 for instructions and assistance.

     Subscriptions and orders will not be filled by the Association until subscriptions and orders have been received in the Offering for up to 731,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Association for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. If subscriptions and orders are received for at least 731,000 Common Shares, subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions or orders have been accepted. The funds on deposit with the Association for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

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

 Pricing and Number of Common Shares to be Sold

     The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Association. Ferguson & Co., a firm which evaluates and appraises financial institutions, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association as converted. Ferguson & Co. will receive a fee of $30,000 for its appraisal and any updates. Such amount includes out-of-pocket expenses.

     Ferguson & Co. was selected by the Board of Directors of the Association because Ferguson & Co. has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Association and Ferguson & Co. have no relationships which would affect Ferguson & Co.'s independence.

     The appraisal was prepared by Ferguson & Co. in reliance upon the information contained herein. Ferguson & Co. also considered the following factors, among others: the present and projected operating results and financial condition of the Association and the economic and demographic conditions in the Association's existing market area; certain historical financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Association's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

     The Pro Forma Value of the Association, as converted, determined by Ferguson & Co., is $8,600,000 as of October 18, 1996. The Valuation Range established in accordance with the Plan is $7,310,000 to $9,890,000, which, based upon a per share offering price of $10.00, will result in the sale of between 731,000 and 989,000 Common Shares. The total number of Common
 Shares sold in the Conversion will be determined in the discretion of the Board of Directors, based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA."

     In the event that Ferguson & Co. determines at the close of the Conversion that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum of the Valuation Range, the Holding Company will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors consistent with the Valuation Range. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

     The appraisal by Ferguson & Co. is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Shares or voting to approve the Conversion. In preparing the valuation, Ferguson & Co. has relied upon and assumed the accuracy and completeness of the audited financial statements and statistical information provided by the Association. Ferguson & Co. did not independently verify the financial statements and other information provided by the Association, nor did Ferguson & Co. value independently the assets or liabilities of the Association. The valuation considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at the Conversion purchase price.

     A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30348; and at the offices of the Association.

 Restrictions on Repurchase of Common Shares

     OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS has recently indicated, however, that it would permit repurchases beginning after six months following the completion of the Conversion. In addition, after such a repurchase, the Association's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Association or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the MRP from purchasing Common Shares during the first year following Conversion.

 Restrictions on Transfer of Common Shares by Directors and Officers

     Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving notice of the restriction on transfer. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Holding Company's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

     Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Association, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Association.

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

 Interpretation and Amendment of the Plan

     To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Association will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Association at any time with the concurrence of the OTS. If the Association determines, upon advice of counsel and after consultation with the OTS, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions.

 Conditions and Termination

     The completion of the Conversion requires the approval of the Plan by the voting members of the Association at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Association will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors in its sole discretion at any time before the Special Meeting and at any time thereafter with the approval of the OTS.


                         RESTRICTIONS ON ACQUISITION OF
                    THE HOLDING COMPANY AND THE ASSOCIATION

 General

     Federal law and regulations, Delaware law, the Certificate of Incorporation and Bylaws of the Holding Company, and certain employee benefit plans to be adopted by the Holding Company and the Association contain certain provisions which may deter or prohibit a change of control of the Holding Company and the Association. Such provisions are intended to encourage any acquirer to negotiate the terms of an acquisition with the Board of Directors of the Holding Company, thereby reducing the vulnerability of the Holding Company to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

     Anti-takeover devices and provisions may, however, have the effect of discouraging sudden and other hostile takeover attempts which are not approved by the Board of Directors, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which certain shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate by virtue of such devices and provisions. Such provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office. The following is a summary of certain provisions of such laws, regulations and documents.

 Federal Law and Regulation

     Federal Deposit Insurance Act. The FDIA provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured savings and loan, association or holding company unless 60 days' prior written notice has been given to the OTS, and the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversiom

     Change in Control of Converted Associations. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Association without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person shall be deemed to have acquired beneficial ownership of more than 10% of the equity securities of the Holding Company or the Association if the person holds any combination of stock and revocable and/or irrevocable proxies of the Holding Company under circumstances that give rise to a conclusive control determination or rebuttable control determination under the Control Regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of the Holding Company enabling the acquirer (a) to elect one-third or more of the directors, (b) to cause the Holding Company or the Association's shareholders to approve the acquisition or corporate reorganization of the Holding Company, or (c) to exert a controlling influence on a material aspect of the business operations of the Holding Company or the Association, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

     Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to the Holding Company or the Association, or any underwriter or selling group acting on behalf of the Holding Company or the Association, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Association by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company or the Association if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of the capital stock of the Holding Company or the Association by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have the beneficial ownership in the aggregate of more than 25% of any class of equity security of the Holding Company or the Association.

     Holding Company Restrictions. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings and loan association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings and loan association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof which is not a subsidiary.

     Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without such savings and loan association being deemed to be controlled by the Holding Company. Except with the prior approval of the Director of the OTS, no director or officer of the savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

 Delaware Law

     The Delaware General Corporation Law contains a statute designed to provide Delaware corporations with additional protection against hostile takeovers.
 Section 203 of the Delaware General Corporation Law, among other things, prohibits the Holding Company from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of the Holding Company's outstanding voting-stock (an "interested stockholder") during the three-year period following the date such person became an interested stockholder. This restriction does not apply if: (1) before such person became an interested stockholder, the Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Holding Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding certain shares owned by insiders of the corporation; or (3) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

 Provisions of the Holding Company's Certificate of Incorporation and Bylaws

     Directors. Certain provisions in the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors of the Holding Company. The Certificate of Incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Holding Company's Board.

     The Certificate of Incorporation also provides that the size of the Board of Directors shall range between five and ten directors, with the exact number of directors to be fixed from time to time in accordance with the Bylaws of the Holding Company.

     The Certificate of Incorporation provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a two-thirds vote of the directors then in office. Finally, the Certificate of Incorporation and the Bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

     The Certificate of Incorporation provides that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors.

     Restrictions on Call of Special Meetings. The Certificate of Incorporation provides that a special meeting of shareholders may be called only by the Chairman of the Holding Company or pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company. Shareholders are not authorized to call a special meeting.

     No Cumulative Voting. The Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Certificate of Incorporation authorizes 100,000 shares of preferred stock, $0.01 par value per share. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized, without shareholder approval, to fix the designation, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. The special rights, including voting and conversion rights, could adversely effect the voting power of common shareholders. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company not approved by the Board of Directors, it may be possible for the Board of Directors to authorize the issuance of a series of a preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understanding for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Holding Company and its shareholders.

     Limitations on 10% Shareholders. The Certificate of Incorporation provides that for a period of five years from the Conversion: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company without the prior approval of the Board of Directors (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders.

     Evaluation of Offers. The Certificate of Incorporation provides that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's shareholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, the Association and the shareholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and the Association's present and future account holders, borrowers, employees and suppliers; the effect on the communities in which the Holding Company and the Association operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a bank holding company and of the Association or future savings association subsidiaries to fulfill the objectives of a stock savings bank under applicable statutes and regulations. The Certificate of Incorporation also authorizes the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Certificate of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

     Procedures for Certain Business Combinations. The Certificate of Incorporation requires that certain business combinations between the Holding Company and a 10% or greater shareholder, if not approved by the Board of Directors of the Holding Company, must be either approved (i) by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) by a majority of the outstanding shares entitled to vote unaffiliated with such 10% or greater shareholder.

     Amendments to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by a two-thirds vote of the Holding Company's Board of Directors and also by a majority of the shares of the Holding Company voting at a shareholders meeting; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to calling of special shareholder meetings; shareholder nominations and proposals; the number, classification, and removal of directors; acquisition of capital stock; approval for certain business combinations; criteria for evaluating certain offers; directors' liability and indemnification; amendment of the Bylaws; and amendments to provisions of the Certificate of Incorporation relating to the foregoing).

     The Bylaws may be amended only by a two-thirds vote of the Board of Directors of the Holding Company or by the vote of at least 80% of the outstanding voting shares of the Holding Company.

     Purpose and Effects of the Anti-Takeover Provisions of the Holding Company's Certificate of Incorporation and Bylaws. The Holding Company's Board of Directors believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Association and the Holding Company and its shareholders. In the judgment of the Board of Directors, the Holding Company's Board of Directors will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of the Holding Company and its shareholders. The Board of Directors believes that these provisions will encourage potential acquirers to negotiate directly with the Board of Directors of the Holding Company and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transactions at prices reflecting the true value of the Holding Company and which is in the best interests of all shareholders.

     Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for the Holding Company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining shareholders of the benefits of certain protective provisions of the 1934 Act, if the number of beneficial owners becomes less than the 300 required for continued registration under the 1934 Act.

     Despite the belief of the Holding Company's Board of Directors in the benefits to shareholders of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the Board of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

     The Holding Company's Certificate of Incorporation also provides that there will be no cumulative voting by stockholders for the election of the Holding Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so chose, elect all directors of the Holding Company to be selected at that meeting, thus precluding minority stockholder representation on the Holding Company's Board of Directors.

 Employee Benefit Plans

     The Stock Option Plan, the ESOP and the MRP also may be deemed to have certain anti-takeover effects. The ESOP may become the owner of a sufficient percentage of the total outstanding common shares of the Holding Company that the decision whether to tender the shares held by the ESOP to a potential acquirer may prevent a takeover. In addition the acquisition by the directors and executive officers of the Holding Company of common shares of the Holding Company upon grants under the MRP or upon the exercise of options granted under the Stock Option Plan will have the effect of giving the directors and executive officers greater influence in votes on proposed takeover attempts and proxy contests. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT Stock Benefit Plans -- Employee Stock Ownership Plan; -- Stock Option Plan; and -- Management Recognition Plan."

                        DESCRIPTION OF AUTHORIZED SHARES

 General

     The Certificate of Incorporation of the Holding Company authorizes the issuance of 3,000,000 common shares, par value $0.01 per share, and 100,000 preferred shares, par value $0.01 per share. The Holding Company currently expects to issue 860,000 Common Shares at the midpoint of the Valuation Range and no shares of preferred stock in the Conversion. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. The Common Shares will represent nonwithdrawable capital and will not be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

     The Common Shares will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental agency.

     The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Certificate of Incorporation.

 Liquidation Rights

     In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Association. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account."

 Voting Rights

     Except as may otherwise be required by law or by the Certificate of Incorporation of the Holding Company, each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION - Provisions of the Holding Company's Certificate of Incorporation and Bylaws."

 Dividends

     The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions and to the preferential dividend rights of any outstanding preferred shares. See "DIVIDEND POLICY," "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

 Preemptive Rights

 After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

 Restrictions on Alienability

     See "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION" for information regarding regulatory restrictions on acquiring Common Shares.


                           REGISTRATION REQUIREMENTS

     The Holding Company will register its Common Shares pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") upon the completion of the Conversion. The proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply to the Holding Company. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.


                                 LEGAL MATTERS

     Certain legal matters pertaining to the Common Shares and the federal tax consequences of the Conversion will be passed upon for the Holding Company and the Association by Bayh, Connaughton & Malone, P.C., Washington, D.C. Certain legal matters are being passed upon for the Agent by Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, and such firm is providing an opinion to the Association regarding the tax consequences of the Conversion under Alabama law.


                                    EXPERTS

     Ferguson & Co. has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Association as converted and to the use of its name and statements with respect to it appearing herein.

     The audited financial statements as of September 30, 1995 and 1994, and for each of the years in the two-year period ended September 30, 1995 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included upon the authority of said firm as experts in giving such reports.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Shares. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates.

     The Association has filed an Application for Conversion (the "Application") with the OTS. This document omits certain information contained in the Application. The Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30348.

                        First Federal Savings and Loan
                            Association of Cullman


            Financial Statements as of September 30, 1995 and 1994
                                 Together With
                               Auditors' Report

                         FIRST FEDERAL SAVINGS AND LOAN

                             ASSOCIATION OF CULLMAN

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                  Page
                                                                                                                  ----
Report of Independent Public Accountants                                                                           F-1

Statements of Financial Condition as of September 30, 1995 and 1994 and                                            F-2
    Unaudited Statement of Financial Condition as of June 30, 1996

Statements of Income for the Years Ended September 30, 1995 and 1994 and
    Unaudited Statements of Income for the Nine Months Ended June 30, 1996 and 1995                                F-3

Statements of Equity for the Years Ended September 30, 1995 and 1994 and
    Unaudited Statements of Equity for the Nine Months Ended June 30, 1996 and 1995                                F-4

Statements of Cash Flows for the Years Ended September 30, 1995 and 1994 and                                       F-5
    Unaudited Statements of Cash Flows for the Nine Months Ended June 30,
    1996 and 1995

Notes to Financial Statements                                                                                      F-6

All schedules are omitted because the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements of the Company have not been included since it will not engage in material transactions until after the Conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses, or contingent liabilities.

                                       F

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To First Federal Savings and Loan Association of Cullman:

We have audited the accompanying statements of financial condition of FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN (a federally chartered association) as of September 30, 1995 and 1994, and the related statements of income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Cullman as of September 30, 1995 and 1994, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective October 1, 1994, the Association changed its method of accounting for investment and mortgage-backed securities.




Birmingham, Alabama                            Arthur Andersen LLP
July 18, 1996

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN

                       STATEMENTS OF FINANCIAL CONDITION

                                    ASSETS

                                                                                 June 30,     September 30,  September 30,
                                                                                   1996           1995           1994
                                                                              --------------  -------------  -------------
                                                                               (Unaudited)
CASH AND DUE FROM BANKS                                                       $   373,261      $   471,425      $   705,003

INTEREST BEARING DEPOSITS IN BANKS                                              4,464,332        5,636,672        2,279,000

INVESTMENT SECURITIES AVAILABLE-FOR-SALE, at fair value                         4,147,055        2,608,814                0

MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE, at fair value                    6,213,484        2,243,430                0

INVESTMENT SECURITIES HELD-TO-MATURITY, fair value of $5,207,429,
    $8,141,165, and $12,990,989, respectively                                   5,251,476        8,193,122       13,180,710

MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY, fair value of $2,749,113,
    $3,178,942, and $5,400,596, respectively                                    2,749,049        3,208,648        5,676,248

LOANS RECEIVABLE, net                                                          39,869,009       38,570,233       39,954,414

ACCRUED INTEREST RECEIVABLE                                                       431,256          383,981          345,468

PREMISES AND EQUIPMENT, net                                                       621,699          600,988          787,519

INCOME TAXES RECEIVABLE                                                           179,910                0          165,197

FORECLOSED REAL ESTATE                                                             27,601            5,444          286,815

OTHER ASSETS                                                                       53,142          103,427          148,063
                                                                              -----------      -----------      -----------
              Total assets                                                    $64,381,274      $62,026,184      $63,528,437
                                                                              ===========      ===========      ===========




                                                  LIABILITIES AND EQUITY
DEPOSITS                                                                     $58,277,887       $56,007,970      $58,227,772

INCOME TAXES PAYABLE                                                                   0            63,505                0

ACCRUED INTEREST PAYABLE                                                         111,881           113,278           48,016

ACCRUED EXPENSES AND OTHER LIABILITIES                                           138,860           235,844          257,504
                                                                             -----------       -----------      -----------
              Total liabilities                                               58,528,628        56,420,597       58,533,292
                                                                             -----------       -----------      -----------

COMMITMENTS AND CONTINGENCIES

RETAINED EARNINGS, substantially restricted                                    6,069,950         5,650,521        5,028,971

UNREALIZED DEPRECIATION ON CERTAIN MARKETABLE EQUITY SECURITIES                        0                 0          (33,826)

UNREALIZED LOSS ON AVAILABLE-FOR-SALE SECURITIES, net of
 deferred taxes
                                                                                (217,304)          (44,934)               0
                                                                             -----------       -----------      -----------
              Total equity                                                     5,852,646         5,605,587        4,995,145
                                                                             -----------       -----------      -----------
              Total liabilities and equity                                   $64,381,274       $62,026,184      $63,528,437
                                                                             ===========       ===========      ===========

        The accompanying notes are an integral part of these statements.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN

                             STATEMENTS OF INCOME

                                                                     For the Nine Months               For the Year
                                                                       Ended June 30,              Ended September 30,
                                                               ----------------------------    --------------------------
                                                                    1996            1995           1995            1994
                                                                ------------    ------------   ------------    ------------
                                                                         (Unaudited)

INTEREST INCOME:
    Interest and fees on loans                                     $2,509,826     $2,376,181     $3,222,506      $3,044,167
    Interest and dividends on investment securities                   439,941        570,759        740,396         533,116
    Interest on mortgage-backed and related securities

                                                                      341,911        233,950        305,470         310,920
    Other interest income                                             174,308         63,731        130,907          98,954
                                                                  ------------    ------------   ------------    ------------
              Total interest income                                 3,465,986      3,244,621      4,399,279       3,987,157
                                                                  ------------    ------------   ------------    ------------
INTEREST EXPENSE--DEPOSITS                                          1,936,152      1,668,472      2,300,245       1,982,803
                                                                  ------------    ------------   ------------    ------------
              Net interest income before provision
                 for loan losses                                    1,529,834      1,576,149      2,099,034       2,004,354


PROVISION FOR LOAN LOSSES                                                   0              0              0          35,000
                                                                  ------------    ------------   ------------    ------------
              Net interest income after provision for
                 loan losses                                        1,529,834      1,576,149      2,099,034       1,969,354
                                                                  ------------    ------------   ------------    ------------
NONINTEREST INCOME:

    Service charges on deposit accounts                               179,499        131,786        198,193         138,149
    Income (loss) from real estate operations, net                        837         85,048         50,815        (122,443)
    Gain on sale of premises and equipment                              1,500              0         73,702             772
    Gain on sale of securities, net                                         0              0              0             854
    Other                                                                 855          2,726          6,040            (480)
              Total noninterest income                                182,691        219,560        328,750          16,852
NONINTEREST EXPENSE:

    Compensation and benefits                                         549,712        576,354        758,415         824,909
    Occupancy and equipment                                           136,812        137,740        189,158         206,222
    SAIF deposit insurance premium                                     96,513         99,584        131,666         133,744
    Data processing                                                    89,085         87,065        114,486         119,952
    Professional fees                                                  37,022         62,522         76,358          87,552
    Other                                                             160,503        162,010        225,895         237,366
                                                                  ------------    ------------   ------------    ------------
              Total noninterest expense                             1,069,647      1,125,275      1,495,978       1,609,745
                                                                  ------------    ------------   ------------    ------------
              Income before income taxes                              642,878        670,434        931,806         376,461

INCOME TAX EXPENSE                                                    223,449        207,834        310,256          97,732
                                                                  ------------    ------------   ------------    ------------
              Net income                                          $   419,429    $   462,600    $   621,550     $   278,729
                                                                  ============    ============   ============    ============

        The accompanying notes are an integral part of these statements.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN

                              STATEMENTS OF EQUITY

                                                                                              Unrealized
                                                                        Unrealized             Loss on
                                                                      Depreciation         Available for
                                                                        on Certain         Sale Securities,
                                                      Retained          Marketable         Net of Deferred
                                                      Earnings       Equity Securities          Taxes               Total
                                                    ------------   ---------------------  ------------------    ------------
BALANCE, September 30, 1993                          $4,750,242       $          0        $            0         $4,750,242

    Net income                                          278,729                  0                    0             278,729
    Net unrealized depreciation on certain
       marketable equity securities                           0            (33,826)                   0             (33,826)
                                                     ----------         ----------           ----------          ----------
BALANCE, September 30, 1994                           5,028,971            (33,826)                   0           4,995,145

    Net income                                          621,550                  0                    0             621,550
    Adoption of SFAS No. 115                                  0             33,826             (121,784)            (87,958)
    Change in net unrealized loss on
       securities available-for-sale                          0                  0               76,850              76,850
                                                     ----------         ----------           ----------          ----------
BALANCE, September 30, 1995                           5,650,521                  0              (44,934)          5,605,587

    Net income (unaudited)                              419,429                  0                    0             419,429
    Change in net unrealized loss on securities
       available-for-sale (unaudited)                         0                  0             (172,370)           (172,370)
                                                     ----------         ----------           ----------          ----------
BALANCE, June 30, 1996 (unaudited)                   $6,069,950        $         0            $(217,304)         $5,852,646
                                                     ==========         ==========           ==========          ==========


        The accompanying notes are an integral part of these statements.

                                      F-4
                                      ---

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN

                            STATEMENTS OF CASH FLOWS



                                                                             For the Nine Months          For the Year Ended
                                                                                Ended June 30,               September 30,
                                                                           --------------------------  ------------------------
                                                                                1996         1995          1995          1994
                                                                           ------------  ------------  ------------- -----------
                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                            $    419,429  $    462,600   $   621,550   $  278,729
    Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation                                                         61,792        61,259        81,679       80,492
           Amortization and accretion on securities                            (58,615)      (54,901)      (73,200)      (9,921)
           Amortization of net deferred loan origination fees                  (25,871)      (23,002)      (30,669)     (30,048)
           Provision (benefit) for deferred income taxes                         6,619        49,736        66,314       56,271
           Provision for write-down of foreclosed real estate                        0             0             0      120,000
           Gain on sale of foreclosed real estate, net                          (1,405)      (75,761)      (43,040)     (17,284)

           Gain on sale of premises and equipment, net                          (1,500)            0       (73,702)        (772)
           Gain on sale of securities, net                                           0             0             0         (854)
           Change in assets and liabilities:
              Increase (decrease) in income taxes receivable/payable          (148,310)      169,176       188,288       (7,289)
              Increase in accrued interest receivable                          (47,275)      (32,760)      (38,513)     (37,535)
              Decrease (increase) in other assets                               50,285        39,427        44,636      (25,642)
              Increase (decrease) in accrued interest payable                   (1,397)       29,608        65,262       (9,548)
              Increase (decrease) in accrued expenses and other liabilities    (96,984)      (41,658)      (21,660)      33,013
                                                                             ---------     ---------     ---------    ----------
                 Total adjustments                                            (262,661)      121,124       165,395      150,883
                                                                             ---------     ---------     ---------    ----------
                 Net cash provided by operating activities                     156,768       583,724       786,945      429,612
                                                                             ---------     ---------     ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from maturities/calls of investment securities
       available-for-sale                                                    1,000,000             0             0            0
    Proceeds from maturities/calls of investment securities
       held-to-maturity                                                      2,950,000     4,750,000     6,550,000    4,639,500
    Purchases of investment securities available-for-sale                   (2,576,581)      (65,387)     (597,769)           0
    Purchases of investment securities held-to-maturity                              0    (3,236,991)   (3,448,595)  (8,344,197)
    Net loan repayments (originations)                                      (1,311,676)    1,009,059     1,409,406    1,863,694
    Proceeds from sales of investment securities                                     0             0             0    1,533,077
    Proceeds from maturities of mortgage-backed securities
       available-for-sale                                                      353,100        95,019       498,922            0
    Proceeds from maturities of mortgage-backed securities held to
       maturity                                                                443,072       303,414       126,578    1,464,279
    Purchases of mortgage-backed securities available-for-sale              (4,492,120)            0      (490,000)  (2,773,344)
    Capital expenditures                                                       (82,503)            0       (23,512)     (88,224)
    Proceeds from sale of foreclosed real estate                                18,019        80,761       329,855      372,117
    Proceeds from sale of fixed assets                                           1,500       120,792       202,066       17,750
                                                                             ---------     ---------     ---------    ---------
                 Net cash provided by (used in) investing activities        (3,697,189)    3,056,667     4,556,951   (1,315,348)
CASH FLOWS FROM FINANCING ACTIVITIES:

    Increase (decrease) in deposits                                          2,269,917    (1,832,427)   (2,219,802)     140,852
                                                                             ---------     ---------     ---------    ---------
                 Net cash provided by (used in) financing activities         2,269,917    (1,832,427)   (2,219,802)     140,852

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (1,270,504)    1,807,964     3,124,094     (744,884)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               6,108,097     2,984,003     2,984,003    3,728,887
                                                                             ---------     ---------     ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $4,837,593   $ 4,791,967   $ 6,108,097   $2,984,003
                                                                             =========     =========     =========    =========
SUPPLEMENTAL DISCLOSURES:
    Cash paid for:
       Interest on deposits                                                 $1,937,549   $ 1,638,864   $ 2,234,983   $1,989,406
       Income taxes                                                            356,734           838        57,800      106,285
    Transfers from loans to real estate acquired through foreclosure            27,600             0         5,444      359,834
                                                                             =========     =========     =========   ==========
CHANGE IN UNREALIZED NET LOSS ON SECURITIES AVAILABLE FOR SALE, net

    of deferred taxes                                                       $  172,370   $    23,831   $    44,934   $       0

CHANGE IN UNREALIZED DEPRECIATION ON CERTAIN
  MARKETABLE EQUITY SECURITIES                                                       0             0       (33,826)      33,826


        The accompanying notes are an integral part of these statements.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN


                          NOTES TO FINANCIAL STATEMENTS

                           SEPTEMBER 30, 1995 AND 1994

                          AND FOR THE YEARS THEN ENDED

              (Information at June 30, 1996 and for the Nine Months
                   Ended June 30, 1996 and 1995 is Unaudited)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of Business

      First Federal Savings and Loan Association of Cullman (the "Association") is a mutual savings and loan association which was organized in 1905. Its principal business consists of accepting deposits and residential mortgage loan originations in its primary market area of Cullman County, Alabama. The Association is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

      Unaudited Interim Financial Statements

      In the opinion of management, the unaudited statement of financial condition as of June 30, 1996 and the unaudited statements of income and cash flows for the nine-month periods ended June 30, 1996 and 1995 reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

      Basis of Financial Statement Presentation

      The accounting principles and reporting policies of the Association, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the thrift industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

      Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties, evaluates the overall portfolio characteristics and delinquencies and monitors economic conditions.

A substantial portion of the Association's loans are secured by real estate in its primary market area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of a portion of the carrying amount of foreclosed real estate are susceptible to changes in economic conditions in the Association's primary market areas.

Cash and Cash Equivalents

For purposes of the statements of cash flows and presentation of the statements of financial condition, the Association considers cash, due from banks and interest bearing deposits in banks as cash and cash equivalents.

Investment and Mortgage-Backed Securities

Securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. The Association has the positive intent and ability to hold these securities to maturity. Available-for-sale securities are carried at fair value and include all debt and equity securities not classified as held-to-maturity or trading. Trading securities are those held principally for the purpose of selling in the near future and are carried at fair value. The Association does not currently have any trading securities.

Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of retained earnings. Realized gains and losses for securities classified as either available-for-sale or held-to-maturity are reported in earnings based on the adjusted cost of the specific security sold.

Effective October 1, 1994, the Association adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the time of adoption, the Association recognized a net reduction of equity of $87,958, representing the unrealized loss on investment and mortgage-backed securities. Prior to adoption of SFAS 115, all investment securities were stated at cost, adjusted for amortization of premiums and accretion of discounts, similar to the held-to-maturity category under the provisions of SFAS 115. Securities to be held for indefinite periods of time would have been reported as held for sale and carried at the lower of cost or fair value prior to the implementation of SFAS 115. Additionally, certain marketable equity securities were previously carried at the lower of cost or market with unrealized losses shown as a reduction of equity.

Loans Receivable

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

The Association ceases accrual of interest on substantially all loans when payment on a loan is in excess of 90 days past due. An allowance is established by a charge to interest income equal to all interest previously accrued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is in accordance with the terms of the loan agreement; in which case the loan is returned to accrual status.

The allowance for loan losses is increased by charges to income and decreased by loan charge-offs, net of recoveries. The allowance for loan losses is maintained at a level which management considers adequate to absorb losses inherent in the loan portfolio at each reporting date. Management's estimation of this amount includes a review of all loans for which full collectibility is not reasonably assured and considers, among other factors, prior years' loss experience, economic conditions, distribution of portfolio loans by risk class, and the estimated value of the underlying collateral. Though management believes the allowance for loan losses to be adequate, ultimate losses may vary from their estimates. However, estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in periods in which they become known. In addition, various regulatory agencies, as an integral part of their examination process periodically review the Association's allowance for losses on loans and the carrying value of foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

The Association adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures, as of October 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at each loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The Association had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional provision to the allowance for loan losses was required as of October 1, 1995. Based on the Association's loan portfolio composition, which primarily consists of one-to-four family residential mortgages and consumer installment loans, which are exempt from SFAS No. 114 when evaluated collectively for impairment as is done by the Association, the Association had no loans designated as impaired under the provisions of SFAS No. 114 at October 1, 1995.

Loan Origination Fees and Related Costs

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan over the remaining period to contractual maturity.

Loan Servicing Income

Loan servicing income represents fees earned in connection with the servicing of real estate mortgage loans for investors. Such income is recognized concurrent with the receipt of the related mortgage payments and is based generally on the outstanding principal balances of the loans serviced.

Gains on Sales of Loan

Gains or losses on sales of mortgages are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold. Such gains and losses are adjusted by the amount of excess servicing fees recorded.

Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Costs to maintain or hold the property are expensed and amounts incurred to improve the property, to the extent that fair value is not exceeded, are capitalized. Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its fair value less the estimated costs to sell.

Premises and Equipment


Land is carried at cost. Buildings, leasehold improvements, and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line and accelerated methods over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the life of the lease. The estimated useful lives of furniture, fixtures, and equipment range from 5 to 15 years and for building and improvements range from 5 to 33 years.


Income Taxes

The Association accounts for income taxes through the use of the asset and liability method for accounting for deferred income taxes. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

Pending Accounting Standards

In December 1991, the Financial Accounting Standards Board ("FASB") issued SFAS No. 107, Disclosures About Fair Values of Financial Instruments. This standard requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition. Adoption of this standard is required by the Association for fiscal years ending after December 31, 1995. The Association will adopt the provisions of this standard as of September 30, 1996.

In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Standard requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the review for recoverability, based on undiscounted expected future cash flows, indicates that impairment exists, the loss should be measured based on the fair value of the asset. The Association will adopt the provisions of the Standard on October 1, 1996 and anticipates that the impact will not be significant.

In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, an amendment to SFAS No. 65. This Standard amends certain provisions of SFAS No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. This Standard applies prospectively for fiscal years beginning after December 15, 1995 to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before adoption of this Standard. Management will adopt the provisions of this Standard on October 1, 1996. Based on the Association's current operating activities, management does not believe that the adoption of this Standard will have a material impact on the Association's financial condition or results of operations.

In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.

The Association will adopt the provisions of the Standard on January 1, 1997. Based on the Association's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Association's financial condition or results of operations.

2.  INVESTMENT AND MORTGAGE-BACKED SECURITIES

    Details of securities are as follows:

                                                                              June 30, 1996
                                                        ---------------------------------------------------------
                                                                          Gross           Gross
                                                          Amortized     Unrealized     Unrealized     Estimated
                                                             Cost         Gains          Losses       Fair Value
                                                        -------------- ------------   ------------  -------------
                                                                               (Unaudited)
       Available-for-sale:
           U.S. Treasury and federal agencies             $ 2,022,591   $        0     $ (54,861)    $ 1,967,730
           Mutual funds                                     1,764,127            0       (14,602)      1,749,525
           Federal Home Loan Bank stock                       429,800            0             0         429,800
                                                         ------------- ------------   ------------  -------------
           Investment securities                            4,216,518            0       (69,463)      4,147,055
           Mortgage-backed securities                       6,488,950            0      (275,466)      6,213,484
                                                         ------------- ------------   ------------  -------------
                     Total                                $10,705,468   $        0     $(344,929)    $10,360,539
                                                         ============= ============   ============  =============

       Held-to-maturity:
           U.S. Treasury and federal agencies             $ 5,091,576   $        0     $ (53,606)    $ 5,037,970
           Obligations of state and political
              subdivisions                                    159,900        9,559             0         169,459
                                                         ------------- ------------   ------------  -------------
           Investment securities                            5,251,476        9,559       (53,606)      5,207,429
           Mortgage-backed securities                       2,749,049           64             0       2,749,113
                                                         ------------- ------------   ------------  -------------
                     Total                                $ 8,000,525   $    9,623     $ (53,606)    $ 7,956,542
                                                         ============= ============   ============  =============

                                                                           September 30, 1995
                                                        ---------------------------------------------------------
                                                                          Gross           Gross
                                                          Amortized     Unrealized     Unrealized     Estimated
                                                             Cost         Gains          Losses       Fair Value
                                                        -------------- ------------   ------------  -------------
                                                                               (Unaudited)
       Available-for-sale:
           U.S. Treasury and federal agencies             $   501,963      $   617      $       0     $  502,580
           Mutual funds                                     1,689,141            0        (12,707)     1,676,434
           Federal Home Loan Bank stock                       429,800            0              0        429,800
                                                         ------------- ------------   ------------  -------------
           Investment securities                            2,620,904          617        (12,707)     2,608,814
           Mortgage-backed securities                       2,302,174            0        (58,744)     2,243,430
                                                         ------------- ------------   ------------  -------------
                     Total                                $ 4,923,078      $   617      $ (71,451)   $ 4,852,244
                                                         ============= ============   ============  =============

       Held-to-maturity:
           U.S. Treasury and federal agencies             $ 8,033,308      $25,280      $ (90,254)   $ 7,968,334
           Obligations of state and political
              subdivisions                                    159,814       13,017              0        172,831
                                                         ------------- ------------   ------------  -------------
           Investment securities                            8,193,122       38,297        (90,254)     8,141,165
           Mortgage-backed securities                       3,208,648       16,072        (45,778)     3,178,942
                                                         ------------- ------------   ------------  -------------
                     Total                                $11,401,770      $54,369      $(136,032)   $11,320,107
                                                         ============= ============   ============  =============




                                                                                    September 30, 1994
                                                              --------------------------------------------------------------
                                                                                 Gross           Gross
                                                                Amortized      Unrealized      Unrealized         Estimated
                                                                  Cost           Gains           Losses           Fair Value
                                                              ------------      -------         ---------        ------------
U.S. Treasury and federal agencies                            $ 11,034,148      $ 1,168         $(200,060)       $ 10,835,256
Obligations of state and political
    subdivisions                                                   159,698        9,171                 0             168,869
Mutual funds                                                     1,590,890            0                 0           1,590,890
Unrealized depreciation on certain
    marketable equity securities                                   (33,826)           0                 0             (33,826)
Federal Home Loans Bank stock                                      429,800            0                 0             429,800
                                                              ------------      -------         ----------       ------------
Investment Securities                                           13,180,710       10,339          (200,060)         12,990,989
Mortgage-backed securities                                       5,676,248        8,144          (283,796)          5,400,596
                                                              ------------      -------         ----------       ------------
           Total                                              $ 18,856,958      $18,483         $(483,856)       $ 18,391,585
                                                              ============      =======         ==========       ============


The amortized cost and estimated fair value of securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations:


                                                                                    June 30, 1996
                                                            -------------------------------------------------------------
                                                                  Available for Sale              Held-to-Maturity
                                                            ------------------------------  -----------------------------
                                                               Amortized                        Amortized
                                                                 Cost         Fair Value         Cost         Fair Value
                                                            --------------  --------------  ---------------  ------------
                                                                                      (Unaudited)
Due in one year or less                                        $         0     $         0     $3,754,486      $3,746,498
Due after one year through five years                            1,260,690       1,232,030      1,496,990       1,460,931
Due after five years through ten years                             761,901         735,700              0               0
Due after ten years                                              2,193,927       2,179,325              0               0
                                                            --------------  --------------    -----------     -----------
                                                                 4,216,518       4,147,055      5,251,476       5,207,429
Mortgage-backed securities                                       6,488,950       6,213,484      2,749,049       2,749,113
                                                            --------------  --------------    -----------     -----------
           Total                                               $10,705,468     $10,360,539     $8,000,525      $7,956,542
                                                            ==============  ==============    ===========     ===========

                                                                                September 30, 1995
                                                           --------------------------------------------------------------
                                                                Available for Sale               Held-to-Maturity
                                                           -------------------------------  -----------------------------
                                                             Amortized                       Amortized
                                                               Cost         Fair Value         Cost          Fair Value
                                                          ----------------  --------------  ---------------  ------------
Due in one year or less                                   $           0    $           0    $  2,747,450     $  2,755,905
Due after one year through five years                           501,963          502,580       5,445,672        5,385,260
Due after five years through ten years                                0                0               0                0
Due after ten years                                           2,118,941        2,106,234               0                0
                                                          -------------    -------------    ------------     ------------
                                                              2,620,904        2,608,814       8,193,122        8,141,165
Mortgage-backed securities                                    2,302,174        2,243,430       3,208,648        3,178,942
                                                          -------------    -------------    ------------     ------------
           Total                                             $4,923,078       $4,852,244     $11,401,770      $11,320,107
                                                          =============    =============    ============     ============

      All mortgage-backed securities were issued by either U.S. government agencies (Government National Mortgage Association) or government-sponsored enterprises (Federal Home Loan Mortgage Corporation or Freddie Mac). The mutual funds are backed primarily by Federal Home Loan Mortgage Association mortgage-backed securities and private issuer mortgage-backed securities.

      There were no sales of securities during the year ended September 30, 1995 and the interim period ended June 30, 1996. Proceeds from sales of securities during fiscal 1994, prior to adoption of SFAS No. 115, were $1,533,077 with gross gains of $854 on those sales.

  3.  LOANS RECEIVABLE, NET

      Loans receivable are summarized as follows:

                                                                      June 30,       September 30,      September 30,
                                                                        1996              1995              1994
                                                                    -----------      -------------      -------------
                                                                    (Unaudited)
       Mortgage loans:
           Principal balances:
              Secured by 1-4 family residences                       $23,804,276      $23,230,366        $24,123,939
              Secured by nonresidential properties                     8,670,198        8,180,276          9,463,817
              Secured by multifamily properties                        4,105,323        4,187,709          3,540,035
              Construction loans                                         755,035          624,000            400,110
                                                                     -----------      -----------        -----------
                                                                      37,334,832       36,222,351         37,527,901
              Less:
                  Undisbursed portion of mortgage loans                 (246,191)        (265,804)           (91,435)
                  Net deferred loan origination fees                    (154,950)        (121,257)          (100,624)
                                                                      ----------       ----------        -----------
                     Total mortgage loans                             36,933,691       35,835,290         37,335,842
       Commercial loans                                                1,157,402          378,126             70,877
       Consumer loans:
           Principal balances:
              Loans secured by automobiles                             1,230,415        1,050,545          1,252,061
              Loans secured by savings accounts                          595,526          534,017            346,526
              Other                                                      563,572        1,395,893          1,581,316
                                                                     -----------      -----------        -----------
                     Total consumer loans                              2,389,513        2,980,455          3,179,903
                                                                     -----------      -----------        -----------
                     Total loans                                      40,480,606       39,193,871         40,586,622
              Less allowance for loan losses                             611,597          623,638            632,208
                                                                     -----------      -----------        -----------
       Loans receivable, net                                         $39,869,009      $38,570,233        $39,954,414
                                                                     ===========      ===========        ===========

    In the ordinary course of business, the Bank makes loans to officers, directors, employees, and other related parties of the Bank. These loans are made on substantially the same terms as those prevailing for comparable transactions with others. Such loans do not involve more than normal risk of collectibility nor do they present other unfavorable features. The amounts of such related party loans and commitments at September 30, 1995 and June 30, 1996 were $689,000 and $912,000, respectively. During the interim period ended June 30, 1996, new loans totaled $376,000 and repayments were $153,000.

    Activity in the allowance for loan losses is summarized as follows:


                                                   For the Nine Months          For the Years Ended
                                                      Ended June 30,                September 30
                                                --------------------------   --------------------------
                                                    1996          1995           1995          1994
                                                ------------  ------------   ------------  ------------
                                                      (Unaudited)

Balance at beginning of year                      $623,638      $632,208       $632,208      $756,628
Provision charged to income                              0             0              0        35,000
Charge-offs                                        (20,141)       (4,252)       (17,170)     (175,460)
Recoveries                                           8,100         8,404          8,600        16,040
                                                ------------  ------------   ------------  ------------
             Balance at end of year               $611,597      $636,360       $623,638      $632,208
                                                ============  ============   ============  ============


    The Association had loans on nonaccrual status of approximately $49,000 at September 30, 1995. Interest income foregone on these nonaccrual loans was not significant for fiscal year 1995. The Association had loans on nonaccrual status of approximately $34,000 at June 30, 1996 (unaudited). Interest income foregone on these nonaccrual loans was not significant for the nine months ended June 30, 1996 (unaudited).

4.  LOAN SERVICING

    The Association originates and services mortgage loans for Freddie Mac. Mortgage loans serviced for Freddie Mac are not included in the accompanying statements of financial condition. Unpaid principal balances of serviced loans totaled $750,391 at June 30, 1996 (unaudited), $900,246 at
    September 30, 1995, and $240,474 at September 30, 1994.

5.  ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable at September 30, 1995 is summarized as follows:

                                                              June 30,            September 30,       September 30,
                                                                1996                  1995                1994
                                                            ------------           ------------       -------------
                                                            (Unaudited)
                Investment securities                         $105,482               $ 97,352            $120,556
                Mortgage-backed securities                      48,542                 28,965              29,563
                Loans receivable                               277,232                257,664             195,349
                                                            ------------           ------------       -------------
                              Total                           $431,256               $383,981            $345,468
                                                            ============           ============       =============

6.  FORECLOSED REAL ESTATE

    Activity in the allowance for losses on foreclosed real estate is summarized as follows:

                                                              June 30,            September 30,       September 30,
                                                                1996                  1995                1994
                                                            ------------           ------------       -------------
                                                            (Unaudited)
                Balance at beginning of year                     $0                  $214,609            $ 94,609
                Provision charged to income                       0                         0             120,000
                Charge-offs                                       0                  (214,609)                  0
                                                            ------------           ------------       -------------
                       Balance at end of year                    $0                  $      0            $214,609
                                                            ============           ============       =============

7.  PREMISES AND EQUIPMENT

    A summary of premises and equipment is as follows:

                                                                 June 30,        September 30,     September 30,
                                                                   1996              1995              1994
                                                             ---------------    ---------------   ---------------
                                                               (Unaudited)
       Land                                                    $  163,082         $  163,081        $  201,082
       Buildings and improvements                                 751,408            727,144           864,202
       Leasehold improvements                                      30,166             30,166            21,854
       Furniture, fixtures, and equipment                         726,324            682,904           680,488
                                                             ---------------    ---------------   ---------------
                                                                1,670,980          1,603,295         1,767,626
       Less accumulated depreciation and amortization           1,049,281          1,002,307           980,107
                                                             ---------------    ---------------   ---------------
                Net premises and equipment                     $  621,699         $  600,988        $  787,519
                                                             ===============    ===============   ===============


8.  DEPOSITS

    Deposits are summarized as follows:

                                             June 30, 1996                   September 30, 1995            September 30, 1994
                                 ----------------------------------- ----------------------------------- -----------------------
                                   Weighted                           Weighted
                                    Average                            Average
                                     Rate       Amount     Percent      Rate       Amount      Percent     Amount      Percent
                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                              (Unaudited)
Demand and NOW accounts,
  including noninterest-
  bearing deposits of $113,594
  in 1996 and $90,205 in 1995         2.40%  $11,670,291      20.0%       2.43%   $11,721,404     20.9%  $13,848,994      23.8%
Money market accounts                 3.15     1,300,033       2.2        3.15      1,339,759      2.4     1,365,561       2.3
Passbook savings                      2.84     8,373,587      14.4        3.10      7,471,270     13.3     8,626,621      14.8
                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                              21,343,911      36.6                 20,532,433     36.6    23,841,176      40.9
Certificates of deposit, rates
  from 3.15% to 6.41% in 1996
  and 5.12% to 6.78% in 1995          5.60    36,933,975      63.4        5.62    35,475,537      63.4    34,386,596      59.1
                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                 Total                4.51%  $58,277,886     100.0%       4.56%  $56,007,970     100.0%  $58,227,772     100.0%
                                 =========== =========== =========== =========== =========== =========== =========== ===========


    The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $5,815,582 at June 30, 1996 (unaudited) and $4,910,558 at September 30, 1995. Deposits in excess of $100,000 are not federally insured.

    Scheduled maturities of certificates of deposit are as follows:

              Years Ending           Weighted
              September 30         Average Rate           Amount
              ============         ============        =============
                  1996                  5.47%           $26,185,400
                  1997                  5.91              6,112,602
                  1998                  5.96              1,667,904
                  1999                  6.91              1,456,683
                  2000                  6.69                 52,948
                                                       -------------
                                                        $35,475,537
                                                       =============

    Interest expense on deposits are summarized as follows:

                                      June 30,           June 30,          September 30,        September 30,
                                        1996               1995                1995                 1994
                                   --------------     --------------      --------------       --------------
                                              (Unaudited)
    NOW accounts                     $  199,621         $  208,163          $  286,845           $  316,846
    Money market accounts                22,237             27,648              37,731               37,444
    Passbook savings                    143,230            166,224             229,105              228,676
    Certificates of deposit           1,572,635          1,269,300           1,754,606            1,401,551
    Withdrawal penalties                 (1,571)            (2,863)             (8,042)              (1,714)
                                   --------------     --------------      --------------       --------------
             Total                   $1,936,152         $1,668,472          $2,300,245           $1,982,803
                                   ==============     ==============      ==============       ==============

    The Association has pledged U.S. government and government agency obligations totaling $1,120,000 at June 30, 1996 (unaudited) and September 30, 1995 as collateral against certain large deposits.

  9.  INCOME TAXES

      The provisions for income taxes for the periods indicated are as follows:

                                                                 For the Nine                For the Years
                                                                 Months Ended                    Ended
                                                                   June 30,                  September 30,
                                                          ---------------------------- ----------------------------
                                                              1996           1995          1995          1994
                                                          -------------- ------------- -------------- -------------
                                                                  (Unaudited)
                Current:
                    Federal                                   $189,305       $137,566      $212,262      $30,535
                    State                                       27,525         20,532        31,680       10,926
                                                          -------------- ------------- -------------- -------------
                                                               216,830        158,098       243,942       41,461
                Deferred:
                    Federal                                      5,732         48,631        64,841       53,934
                    State                                          887          1,105         1,473        2,337
                                                          -------------- ------------- -------------- -------------
                                                                 6,619         49,736        66,314       56,271
                                                          -------------- ------------- -------------- -------------
                              Total                           $223,449       $207,834      $310,256      $97,732
                                                          ============== ============= ============== =============

      The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows:

                                                               For the Nine Months              For the Years Ended
                                                                 Ended June 30,                     September 30,
                                                           ------------------------------ -------------------------------
                                                               1996             1995            1995             1994
                                                           -------------- --------------- ---------------- --------------
                                                                   (Unaudited)
       Expected income tax expense at statutory
           federal tax rate                                  $218,579         $227,948        $316,814         $127,997
       Increase (decrease) resulting from:
           State income tax, net of federal benefit
                                                               17,670           14,280          21,882            8,754
           Tax-exempt interest income                         (12,000)         (24,000)        (28,000)         (38,419)
           Other, net                                            (800)         (10,394)           (440)            (600)
                                                           -------------- --------------- ---------------- --------------
                                                             $223,449         $207,834        $310,256        $  97,732
                                                           ============== =============== ================ ==============
       Effective rate                                              35%              31%             33%              26%
                                                           ============== =============== ================ ==============

      Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax asset relate to the following:

                                                                    June 30,          September 30,        September 30,
                                                                      1996                1995                 1994
                                                                  -------------- ----------------------- -------------------
                                                                   (Unaudited)
       Deferred loan fees, net                                       $  12,499           $  16,665            $  20,831
       Allowance for loan losses for financial reporting
                                                                       226,291             230,746              233,917
       Unrealized loss on securities available for sale                127,624              25,900                    0
       Unrealized depreciation on certain marketable
           equity securities                                                 0                   0               13,531
       Other                                                            22,316              25,205               12,004
                                                                  -------------- ----------------------- -------------------
       Deferred tax asset                                              388,730             298,516              280,283
       Allowance for loan losses for the tax reserve in
           excess of base year                                         (45,852)            (32,130)             (12,044)
        Depreciation                                                   (53,443)            (50,049)             (44,251)
        Other                                                          (40,788)            (62,795)             (16,501)
                                                                  -------------- ----------------------- -------------------
       Deferred tax liability                                         (140,083)           (144,974)             (72,796)
                                                                  -------------- ----------------------- -------------------
       Net deferred tax asset                                         $248,647            $153,542             $207,487
                                                                  ============== ======================= ===================

      Thrift institutions, in determining taxable income, have historically been allowed special bad debt deductions based on specified experience formulae or on a percentage of taxable income before such deductions. The bad debt deduction based on the latter has been gradually reduced to 8%. On August 2, 1996, Congress passed the Small Business Job Protection Act that, will among other things, repeal the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture can be deferred for up to two years if the thrift satisfies a residential loan portfolio test. The Bank is expected to recapture approximately $32,000 of its tax bad debt reserves into taxable income over six years as a result of this new law. The recapture will not have any effect on the Association's financial statements because the related tax expense has already been accrued.

      Because of such repeal, thrifts such as the Association may only use the same tax bad debt reserve that is allowed for banks. Accordingly, a thrift with assets of $500 million or less may only add to its tax bad debt reserves based upon its moving six-year average experience of actual loan losses (i.e., the experience method). A thrift with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method). The Association expects to continue to use the reserve method.

      The portion of a thrift's tax bad debt reserve that is not recaptured under this new law is only subject to recapture at a later date under similar circumstances. These include stock repurchases redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be allowed if the thrift converted to a commercial bank charter or was acquired by a bank. The Association does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves.

10.   EQUITY

      Under regulations promulgated by the Association's primary regulator, the Office of Thrift Supervision ("OTS"), the Association is required to maintain capital sufficient to meet three requirements, as defined: (1) a tangible capital requirement equal to 1.5% of adjusted total assets; (2) a core capital (leverage) requirement of 3% of adjusted total assets, though it is anticipated that most institutions will be required by regulators to maintain capital of an additional 100 to 200 basis points; and (3) a risk-based capital requirement equal to 8% of risk-weighted assets, which were approximately $32,705,865 at September 30, 1995. Under the risk-based capital regulations, assets and off-balance sheet commitments are assigned a credit-risk weighting based upon their relative risk ranging from 0% for assets backed by the full faith and credit of the United States government or that pose no credit risk to the Association to 100% for such assets as commercial loans and delinquent or repossessed assets.

      The following is a reconciliation of the Association's equity under generally accepted accounting principles ("GAAP") to the Association's tangible, leverage, and risk-based capital available to meet its regulatory requirements:

                                                                                           June 30,         September 30,
                                                                                             1996               1995
                                                                                         --------------   -----------------
                                                                                          (Unaudited)
       Total equity, per financial statements                                              $5,852,646          $5,605,587
       Unrealized losses on available-for-sale securities allowed
           to be added back                                                                   217,304              44,934
       Intangible assets required to be deducted                                                    0                   0
                                                                                         --------------   -----------------
       Tangible capital                                                                     6,069,950           5,650,521
       Required deductions                                                                          0                   0
                                                                                         --------------   -----------------
       Core capital                                                                         6,069,950           5,650,521
       General allowance for loan losses*                                                     410,000             410,000
                                                                                         --------------   -----------------
       Risk-based capital                                                                  $6,479,950          $6,060,521
                                                                                         ==============   =================

               *Limited to a maximum of 1.25% of gross risk weighted assets

      The Association was in compliance with all capital requirements, as set forth in the following table:

                                                                    June 30, 1996                 September 30, 1995
                                                            ------------------------------ --------------------------------
                                                                Amount        Percentage        Amount         Percentage
                                                            -------------- --------------- ---------------- ---------------
                                                                     (Unaudited)
       Tangible capital, as defined                             $6,069,950       9.43%          $5,650,521        9.11%
       Required minimum                                            965,719       1.50              930,393        1.50
                                                            -------------- --------------- --------------- ----------------
                     Excess                                     $5,104,231       7.93%          $4,720,128        7.61%
                                                            ============== =============== =============== ================
       Core capital, as defined                                 $6,069,950       9.43%          $5,650,521        9.11%
       Required minimum                                          1,931,438       3.00            1,860,786        3.00
                                                            -------------- --------------- --------------- ----------------
                     Excess                                     $4,138,512       6.43%          $3,789,735        6.11%
                                                            ============== =============== =============== ================
       Risk-based capital                                       $6,479,950      19.30%          $6,060,521       18.53%
       Required minimum                                          2,686,000       8.00%           2,616,469        8.00
                                                            -------------- --------------- --------------- ----------------
                     Excess                                     $3,793,950      11.30%          $3,444,052       10.53%
                                                            ============== =============== =============== ================

      Core and risk-based capital elements continue to be under study by the OTS. Management continues to monitor these and contemplated regulatory changes and believes that the Association will continue to exceed its regulatory minimums.

      Effective December 1992, the capital standards under the Federal Deposit Insurance Corporation Improvement Act became effective. These regulations established capital standards in five categories ranging from "critically undercapitalized" to "well capitalized" and defined "well capitalized" as at least 5% for leverage capital and at least 10% for risk-based capital. Institutions with a leverage capital less than 4% or risk-based capital less than 8% are considered "undercapitalized" and are subject to increasingly stringent prompt corrective action measures.

11.   COMMITMENTS AND CONTINGENCIES

      Lease Commitment

      The Association leases property utilized as a branch office under a long-term lease expiring March 31, 2000, at an annual rental of $15,409 plus taxes and maintenance. The Association has three 5-year options to renew with rentals adjusted to the consumer price index. Rent expense under this lease totaled $15,661 for the year ended September 30, 1995.

      At September 30, 1995, projected minimum lease payments for years ending September 30 are as follows:

                                          1996                                   $15,409
                                          1997                                    15,409
                                          1998                                    15,409
                                          1999                                    15,409
                                          2000                                     7,705
                                                                                --------
                                                        Total                    $69,341
                                                                                ========

      Financial Instruments With Off-Balance-Sheet Risk

      The Association does not engage in transactions involving options, standby letters of credit, financial guarantees, interest-rate swaps, and forward and future contracts. Further, the Association does not routinely issue loan commitments and had none outstanding at September 30, 1995.

      Significant Group Concentrations of Credit Risk

      The majority of the Association's business activity is with customers located in Cullman County and surrounding areas. While this area is heavily involved in agribusiness activities, there is significant diversified industry with no heavy concentration in any one industry.

      FDIC Assessment



      The deposits of the Association are currently insured by the Savings Association Insurance Fund ("SAIF"). Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers the deposits of state and national banks and certain state savings banks, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved the required reserve rate, and, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium paid by savings institutions.

      On November 4, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule will reduce deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current level (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996.

      Banking legislation was enacted subsequent to June 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The rule later adopted by the FDIC Board of Directors states that, except for the possible impact of certain exemptions for de novo and "weak" institutions, the special assessment necessary to recapitalize the SAIF will be 65.7 basis points of SAIF assessable deposits held by effected institutions as of March 31, 1995. The legislation provides that all SAIF member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate is sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. It is anticipated that after recapitalization of the SAIF, premiums paid by SAIF-insured institutions will be reduced to match those currently being assessed BIF-insured commercial banks. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

      The Association, based upon it's level of SAIF deposits as of March 31, 1995, will pay approximately $370,000, $237,000 net of related tax benefits. The assessment will be recognized by a charge to income in the quarter ended September 30, 1996.

      Litigation

      The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Company.

12.   PROFIT SHARING PLAN

      The Association maintains a defined contribution profit-sharing plan covering all full-time employees who meet certain eligibility requirements. Contributions to the Plan are at the discretion of the Board of Directors and are determined on a calendar-year basis. For the plan year ended December 31, 1995 management made a contribution of approximately $20,000, of which $15,000 had been accrued at September 30, 1995. For the year ended December 31, 1994 management made a contribution of $40,076 of which $30,057 had been accrued at September 30, 1994. For the nine months ended June 30, 1996, management had accrued approximately $17,000.

13.   STOCK CONVERSION

      On June 10, 1996, the Board of Directors approved a plan (the "Stock Conversion Plan") to convert the Association from the mutual form of organization to the stock form of organization. A newly formed corporation will become the holding company of the Association and would offer and issue shares of stock to members of the Association, certain benefit plans of the Association, and the public in a subscription and community offering.

      The Stock Conversion Plan provides for the issuance of shares of capital stock at a price which conforms to an independently apprised pro forma market value of the Association. The estimated net proceeds to be received from the offering will be based upon the appraisal to be performed.

      The costs associated with the Offering are expected to be deducted from the proceeds of the sale of stock. In the event the conversion is not consummated, all conversion costs incurred will be charged against current earnings. Conversion cost incurred through June 30, 1996 totaled $17,500 (unaudited) and none at September 30, 1995. These deferred conversion costs are included in "Other Assets" in the accompanying consolidated statements of financial condition.

      In connection with the Offering, the Association will establish a liquidation account in an amount equal to its regulatory capital as of the latest practicable date prior to consummation of the Offering.

      The Company's ability to pay dividends will be largely dependent upon dividends to the Company from the Association. Pursuant to OTS regulations, the Association will not be permitted to pay dividends on its capital stock or repurchase shares of its stock if its stockholders' equity would be reduced below the amount required for the liquidation account or if stockholders' equity would be reduced below the amount required by the OTS.

      Pursuant to OTS regulations, an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions require prior regulatory approval.Consummation of the offering is contingent upon regulatory approval.

      Consummation of the offering is contingent upon regulatory approval.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Holding Company, the Association or Trident Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer to solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any has been no change in the affairs of the Holding Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.


                             ---------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ..........................................................  1
Selected Financial Information
  and Other Data ............................................................  7
Recent Developments .........................................................  9
Risk Factors ................................................................ 14
Southern Community Bancshares, Inc........................................... 19
First Federal Savings and Loan Association of Cullman ....................... 19
Use of Proceeds ............................................................. 20
Market for the Common Shares ................................................ 21
Dividend Policy ............................................................. 21
Regulatory Capital Compliance ............................................... 23
Capitalization .............................................................. 24
Pro Forma Data .............................................................. 25
Management's Discussion and Analysis of Financial
  Condition and Results of Operations ....................................... 28
The Business of the Holding Company ......................................... 44
The Business of the Association ............................................. 44
Management .................................................................. 61
Regulation .................................................................. 69
Taxation .................................................................... 78
The Conversion .............................................................. 80
Restrictions on Acquisition of the Holding Company
  and the Association ....................................................... 94
Description of Authorized Shares ............................................100
Registration Requirements ...................................................101
Legal Matters ...............................................................101
Experts .....................................................................101
Additional Information ......................................................101
Index to Financial Statements ...............................................103


                             ---------------------


     Until __________________, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================




                              SOUTHERN COMMUNITY
                               BANCSHARES, INC.


                             (Holding Company for
                           FIRST FEDERAL SAVINGS AND
                         LOAN ASSOCIATION OF CULLMAN)





                             Up to 989,000 Shares

                                 Common Stock




                                --------------
                                  PROSPECTUS
                                --------------








                           TRIDENT SECURITIES, INC.

                            ________________, 1996


================================================================================

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers of First Federal Savings and Loan Association of Cullman

  As a federal savings and loan association, First Federal Savings and Loan Association of Cullman (the "Association") is subject to federal regulations which provide that any person against whom any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review (an "Action"), is brought by reason of the fact that such person is or was a director, officer or employee of the Association shall be indemnified by the Association for the following:

  (i) Reasonable costs and expenses, including reasonable attorney's fees actually paid or incurred by such person in connection with proceedings related to the defense or settlement of an Action:

  (ii) Any amount for which such person becomes liable by reason of any judgment in an Action; and

  (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any Action to enforce his rights under this section if the person attains a final judgment in favor of such person in such Action.

  Such indemnification shall be made to such officer, director or employee only if the following requirements are met:

  (i) The Association shall make the indemnification in connection with any Action which results in a final judgment on the merits in favor of such director, officer or employee; and

  (ii) The Association shall make the indemnification in case of (A) settlement of any Action, (B) final judgment against such director, officer, or employee, or (C) final judgment in favor of such director, officer or employee other than on the merits, only if a majority of the directors of the Association that such director, officer or employee was acting in good faith within what he or she reasonably believed under the circumstances was the scope of his or her employment or authority and for a purpose which he or she reasonably believed under the circumstances was in the best interest of the Association.

  The Association may authorize payment of reasonable costs and expenses, including reasonable attorney's fees arising from the defense or settlement of any Action, to any director, officer or employee if a majority of the directors of the Association conclude that such person may become entitled to indemnification. The directors of the Association may impose conditions on such payment, and, before making an advance payment, the Association shall obtain an agreement from such person that the Association will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

  The Association intends to obtain a directors' and officers' liability policy providing for insurance of directors and officers for liability incurred in connection with performance of their duties as directors and officers. Such policy will not, however, provide insurance for losses resulting from willful or criminal misconduct.

  Indemnification of Directors and Officers of First Federal Savings and Loan Association of Cullman

  Article XVI of the Southern Community Bancshares, Inc., Certificate of Incorporation provides for the indemnification of officers and directors as follows:

  Article XVI.  Indemnification:  The Corporation shall, to the fullest extent
                ---------------
permitted by the provisions of Section 145 of the General Corporate Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


Item 25.   Other Expenses of Issuance and Distribution


                                                                        Amount

*         Legal Fees and Expenses ..................................... $100,000
*         Printing, Postage and Mailing ................................. 60,000
*         Appraisal and Business Plan Fees and Expense .................. 30,000
*         Accounting Fees and Expenses .................................. 95,000
*         Blue Sky Filing Fees and Expenses
          (including counsel fees) ...................................... 10,000
          Conversion Agent and Proxy Solicitation Fees ................... 7,000
**        Marketing Agent Fees and Expenses ............................ 114,240
*         Marketing Agent Counsel Fees .................................. 30,000
*         Filing Fees (NASD, OTS and SEC) ............................... 25,000
          Stock transfer agent & certificates ............................ 7,500
*         Other Expenses ................................................ 42,260
                                                                          ------

*         Total ....................................................... $521,000
                                                                        ========

-----------------------
*         Estimated

** Southern Community Bancshares, Inc. has retained Trident Securities, Inc. ("Trident Securities") to assist in the sale of common stock on a best efforts basis in the Offerings. Trident Securities will receive payments for fees and expenses of approximately $114,240, including estimated expenses of $10,000.

Item 26.   Recent Sales of Unregistered Securities

      Not Applicable.


Item 27.   Exhibits:

      The exhibits filed as part of this registration statement are as follows:

1.1 Engagement Letter between the Association Savings and Loan Association of Cullman and Trident Securities, Inc.*

1.2 Form of Agency Agreement among Southern Community Bancshares, Inc., the Association Savings and Loan Association of Cullman and Trident Securities, Inc.*

2     Plan of Conversion*

3.1   Certificate of Incorporation of Southern Community Bancshares, Inc.*

3.2   Bylaws of Southern Community Bancshares, Inc.*

3.3   Charter of First Federal Savings and Loan Association of Cullman*

3.4   Bylaws of First Federal Savings and Loan Association of Cullman*

4     Form of Common Stock Certificate of Southern Community Bancshares, Inc.*

5 Opinion of Bayh, Connaughton & Malone, P.C., regarding legality of securities being registered*

8.1   Federal Tax Opinion of Bayh, Connaughton & Malone, P.C.*

8.2   State Tax Opinion of Miller, Hamilton, Snider & Odom, L.L.C.*

8.3   Opinion of Ferguson & Co., LLC, with respect to Subscription Rights*

10.1  Proposed Stock Option Plan and Incentive Plan*

10.2  Proposed Management Recognition Plan and Trust Agreement*

10.3  Proposed Employment Agreement for William R. Faulk and Beth B. Knight*

10.4  Proposed Employee Stock Ownership Plan*

23.1  Consent of Bayh, Connaughton & Malone, P.C.*

23.2  Consent of Arthur Andersen LLP

23.3  Consent of Ferguson & Co., L.L.P.

23.4  Consent of Miller, Hamilton, Snider & Odom, L.L.C.*

24    Power of Attorney (set forth on signature page)*

27.1  EDGAR Financial Data Schedule*

99.1 Appraisal Agreement between First Federal Savings and Loan Association of Cullman and Ferguson & Co., L.L.P.*

99.2  Appraisal Update of Ferguson & Co., L.L.P.

      Appraisal Report of Ferguson & Co., L.L.P.*

99.3  Proxy Statement

99.4  Marketing Materials

99.5  Order and Acknowledgment Form*

---------------------
*    Previously filed

Item 28.       Undertakings

  The undersigned Registrant hereby undertakes to:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cullman, State of Alabama, on November 12, 1996.

                          Southern Community Bancshares, Inc.



                          By: *
                              --------------------------------------------------
                              William R. Faulk
                              President and Chief Executive Officer and Director (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.


Name                           Title                          Date

*                              Vice President-                November 12, 1996
-----------------------        Chief Financial Officer

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

*                              Director                       November 12, 1996
-----------------------

* By:   /s/ Andrew C. Lynch
        -------------------
        (Power of Attorney, signed September 20, 1996)

As Filed with the Securities and Exchange Commission on November 12, 1996
                                                      Registration No. 333-12373

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549



                         ----------------------------



                                   EXHIBITS
                                      TO
                       PRE-EFFECTIVE AMENDMENT NO. 3 TO
                            REGISTRATION STATEMENT
                                      ON
                                   FORM SB-2




                         ----------------------------





                      Southern Community Bancshares, Inc.
                               Cullman, Alabama

                                 EXHIBIT INDEX

1.1 Engagement Letter between the Association Savings and Loan Association of Cullman and Trident Securities, Inc.*

1.2 Form of Agency Agreement among Southern Community Bancshares, Inc., the Association Savings and Loan Association of Cullman and Trident Securities, Inc.*

2     Plan of Conversion *

3.1   Certificate of Incorporation of Southern Community Bancshares, Inc.*

3.2   Bylaws of Southern Community Bancshares, Inc.*

3.3   Charter of First Federal Savings and Loan Association of Cullman *

3.4   Bylaws of First Federal Savings and Loan Association of Cullman *

4     Form of Common Stock Certificate of Southern Community Bancshares, Inc.*

5 Opinion of Bayh, Connaughton & Malone, P.C., regarding legality of securities being registered *

8.1   Federal Tax Opinion of Bayh, Connaughton & Malone, P.C. *

8.2   State Tax Opinion of Miller, Hamilton, Snider & Odom, L.L.C. *

8.3   Opinion of Ferguson & Co., L.L.C., with respect to Subscription Rights *

10.1  Proposed Stock Option Plan and Incentive Plan and Trust Agreement *

10.2  Proposed Management Recognition Plan and Trust Agreement *

10.3  Proposed Employment Agreement for William R. Faulk and Beth B. Knight

10.4  Proposed Employee Stock Ownership Plan *

23.1  Consent of Bayh, Connaughton & Malone, P.C.*

23.2  Consent of Arthur Andersen LLP

23.3  Consent of Ferguson & Co., L.L.P.

23.4  Consent of Miller, Hamilton, Snider & Odom, L.L.C.*

24    Power of Attorney (set forth on signature page)*

27.1  EDGAR Financial Data Schedule *

99.1 Appraisal Agreement between First Federal Savings and Loan Association of Cullman and Ferguson & Co., L.L.P.*

99.2  Appraisal Update of Ferguson & Co., L.L.P.

      Appraisal Report of Ferguson & Co., L.L.P.*

99.3  Proxy Statement

99.4  Marketing Materials

99.5  Order and Acknowledgment Form*


--------------------
*    Previously filed